Exhibit 10.1

Execution Version

This CREDIT AGREEMENT is entered into as of February 9, 2012 among the following: (i) prior to the Merger (defined below), JLL Crown Merger Sub, Inc., a Delaware corporation (“Newco” or the “Initial Borrower”), as the initial borrower, and after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower (the “Borrower”); (ii) ADPI Holdings, Inc, a Delaware corporation (“Holdings”), as a Credit Party (as hereinafter defined); (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) KeyBank National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender (as hereinafter defined), and LC Issuer (as hereinafter defined); (v) KeyBank National Association, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers (in such capacity, the “Arrangers”); (vi) KeyBank, CITCS and NXT as Joint Bookrunners, and (vii) CIT Healthcare and NXT, as co-syndication agents (the “Syndication Agents”).

PRELIMINARY STATEMENTS:

(1) Pursuant to the Merger Agreement, dated as of November 4, 2011 (the “Merger Agreement”), by and among Newco, JLL Crown Holdings, LLC, a Delaware limited liability company, and American Dental Partners, Inc., a Delaware corporation (the “Target”), Newco will merge with and into the Target, with the Target surviving such merger (the “Merger”).

(2) The Borrower has requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrower to (a) finance the Consideration payable in connection with the Merger and the fees and expenses incurred in connection therewith), (b) repay the Target’s obligations under the Existing Credit Agreement (as hereinafter defined) and certain other indebtedness permitted in accordance with the Merger Documentation, (c) finance capital expenditures and (d) provide working capital and funds for other general corporate purposes.

(3) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrower the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction or series of related transactions resulting in (i) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of any Person, or any line of business or division of any Person, (ii) the acquisition or ownership by the Borrower or any Subsidiary of in excess of 50% of the Equity Interests of any Person such that such Person becomes a Subsidiary, or (iii) the acquisition by the Borrower or any Subsidiary of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Acquisition Documentation” means, collectively, the Merger Documentation and all Permitted Acquisition Documentation.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender at such time and that agrees to provide any portion of any Incremental Facility in accordance with Section 2.16.

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period; provided further that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Adjusted Eurodollar Rate be less than 1.50% per annum.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated as of the Closing Date between the Borrower and the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. The term “control” shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms

“controlling” and “controlled” have meanings correlative thereto. Notwithstanding the foregoing, no Affiliated Dental Practice, and neither the Administrative Agent nor any Lender (other than an Affiliated Lender) shall in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Affiliated Dental Practice” means each professional corporation or other dental group with which the Borrower or any Subsidiary of the Borrower has entered into a Management Service Agreement.

“Affiliated Lender” has the meaning provided in Section 11.06(g).

“Agent Advances” has the meaning provided in Section 9.13.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Terrorism Law” means the Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means 50.00 basis points.

“Applicable Percentage” means with respect to any Lender holding Revolving Commitments, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Revolving Loan Margin” means (i) 475.00 basis points for Revolving Loans that are Base Rate Loans, and (ii) 575.00 basis points for Revolving Loans that are Eurodollar Loans.

“Applicable Term Loan Margin” means (i) 475.00 basis points for Term Loans that are Base Rate Loans, and (ii) 575.00 basis points for Term Loans that are Eurodollar Loans.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the non-ordinary course sale, lease (which results in the permanent disposition of the subject property), transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale specifically excludes, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.06; (ii) the making of any Investment that is permitted to be made, and is made, pursuant to Section 7.05; (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Borrower; (iv) the lease, assignment, sub-lease, license or sub-license of any real property (other than a Sale and Leaseback Transaction), (v) the unwinding of any Hedge Agreement, (vi) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law, (vii) the actual or constructive loss of any property or the use thereof resulting from any Event of Loss, and (viii) any disposition of Cash Equivalents.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Auction” has the meaning provided in Section 11.06(h).

“Authorized Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Chief Accounting Officer, the Vice President – Planning and Investment or the Treasurer, or such other Person as is authorized in writing by Holdings or the Borrower to act on behalf of such Person and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Available Amount” means, as of any date of determination, an amount equal to (a) $3.75 million, plus (b) the aggregate Excess Cash Flow for all fiscal years for which financial statements have been required to be delivered pursuant to Section 6.01(a) (excluding, for the avoidance of doubt, the fiscal year ending December 31, 2011); provided, however, that with respect to the fiscal year ended December 31, 2012, such aggregate Excess Cash Flow for such fiscal year shall include the Excess Cash Flow determined for the period commencing on April 1, 2012 and ending on December 31, 2012, plus (c) the aggregate amount of Net Cash Proceeds received by the Borrower from the issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) or cash capital contributions to the Borrower (other than Specified Equity Contributions), minus (d) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.13(c)(iv) (which amount shall not include, for the avoidance of doubt, any amounts declined by Lenders pursuant to Section 2.13(c)(vii)), minus (e) the sum of all prior Investments made pursuant to clause (ii) of Section 7.05(m), Restricted Payments made pursuant to clause (B) of Section 7.06(f), Restricted Payments made pursuant to clause (iii) of Section 7.06(i) and Capital Expenditures made pursuant to clause (a) of Section 7.08.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest publicly quoted from time to time by The Wall Street Journal as the U.S. “Prime Rate”; (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a one-month Interest Period as announced on such day (or, if such day is not a Business Day as defined in clause (ii) of the definition of “Business Day”) the immediately preceding day that would be a Business Day as defined in clause (ii) of the definition of “Business Day”) plus 1.00%; provided however that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Base Rate for Term Loans be less than 2.50% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each LC Issuer and the Swing Line Lender, each Designated Hedge Creditor and each Cash Management Bank, and the respective successors and assigns of each of the foregoing.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Buyer Affiliate Dental Practice” has the meaning provided in Section 7.05(u).

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other Consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, (a) any expenditure (whether paid in cash or accrued as liabilities) for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations, but excluding (i) expenditures made with Net Cash Proceeds in connection with the reinvestment thereof pursuant to Section 2.13(c)(v), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) Permitted Acquisitions or any other Investment permitted hereunder, (iv) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings (or any Parent Entity) after the Closing Date, (vi) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings and its Subsidiaries) and for which neither Holdings and its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any Consideration or obligation to such third party or any other Person (whether before, during or after such period), (vii) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired and (viii) without duplication of clause (ii) above, the purchase price of equipment purchased during such period to the extent the Consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Captive Insurance Subsidiary” means each Subsidiary listed on Schedule 4 hereto.

“Carry-Back Amount” has the meaning provided in Section 7.08.

“Cash Collateralize” means to deposit in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for Obligations relating to Letters of Credit or obligations of Lenders to fund participations in respect of such Obligations, as applicable, cash, Cash Equivalents or deposit account balances, in each case, in an amount equal to 105% of such Obligations or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means the occurrence and continuance of any Event of Default under Section 8.01(a), (c) (solely to the extent arising from a breach of Article VII), (e), (g), or (i) (provided that with respect to a default in the due performance or observance of any term, covenant or agreement contained in Section 7.07, such default shall have continued for at least two consecutive fiscal quarters).

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any bank organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by,

any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“Cash Interest Expense” means with respect to the Borrower and its Subsidiaries for any Testing Period, Consolidated Interest Expense for such period, minus, in each case, to the extent included in Consolidated Interest Expense for such period and without duplication (a) pay in kind or other non-cash interest expense, including as a result of the effects of purchase accounting; (b) any debt discounts, one-time financing fees or the amortization thereof, including without limitation, such fees paid in connection with the Transactions, any amendment, consent or waiver to Loan Documents, any Indebtedness not otherwise prohibited under this Agreement, or any amendment to such Indebtedness (in each case, to the extent included in Consolidated Interest Expense for such period); (c) fees in respect of Hedge Agreements for interest rates; (d) non-cash interest expense attributable to the movement of mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133; and (e) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates. Notwithstanding the foregoing, for any amount of Consolidated Interest Expense that represents an accrual for cash payments in any future period, such amount shall be included as Cash Interest Expense for such period when paid.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” means any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) at any time after it enters into a Cash Management Agreement, becomes a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, credit and debit cards, purchase card, electronic funds transfer, deposit and other accounts and merchant services.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower or any Guarantor from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by the Borrower or any Guarantor in connection with such Event of Loss.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means the occurrence of any of the following events:

(a) prior to a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act of 1933 (a “Public Offering”):

(i) the Sponsor and, the management of Borrower and, without duplication, the Equity Investors and, in each case, their respective Affiliates (collectively, the “Permitted Holders”) shall cease to have the power to vote or direct the voting of, directly or indirectly, a majority of the total outstanding interests of Holdings entitled to vote in the election of the board of directors of Holdings;

(ii) the Permitted Holders shall fail to beneficially own Equity Interests of Holdings representing a majority of the outstanding Equity Interests in Holdings; or

(iii) (A) the Sponsor and its Controlled Investment Affiliates shall cease to have the power to vote or direct the voting of, directly or indirectly, a majority of the total outstanding interests of Holdings entitled to vote in the election of the board of directors of Holdings and (B) the Sponsor or its Controlled Investment Affiliates shall cease to be the managing member of Holdings under the terms of the limited liability company agreement of Holdings;

(b) following a Public Offering:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than the Permitted Holders or any successor holding or parent company, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of more than 35% of Equity Interests of Holdings entitled to vote in the election of the board of directors of Holdings; and

(ii) the aggregate of such voting power represented by such person or group exceeds the percentage of the aggregate voting power relating to the election of the board of directors of Holdings represented by Equity Interests of Holdings then beneficially owned by the Permitted Holders;

(c) during any period of 12 consecutive months, a majority of the seats (other than vacant seats) of the board of directors of Holdings shall not be occupied by Persons who were (x) members of the board of directors of Holdings on the Closing Date (after giving effect to the Transactions) or (y) nominated by one or more Permitted Holders or Persons nominated by Permitted Holders;

(d) Holdings shall cease to own and control, directly or indirectly, 100% of the Equity Interests of Borrower; or

(e) any “change of control” or similar event shall occur under any other Material Indebtedness of Holdings and/or its Subsidiaries.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or LC Issuer (or, for purposes of Section 3.03, by any lending office of such Lender or by such Lender’s or LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that requests, rules, regulations, guidelines or directives enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued but only to the extent such requests, rules, regulations, guidelines or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers, including, without limitation, for purposes of Section 3.01.

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are, Extended Revolving Credit Loans (of the same Extension Series), Incremental Revolving Loans, Term Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series) or Swing Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment (of the same Extension Series), an Incremental Revolving Credit Commitment, a Swing Line Commitment or an Incremental Term Loan Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means February 9, 2012.

“Closing Date Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments, is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on, the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, circumstance or development arising or resulting from any of the following, shall constitute, or shall constitute a basis for determining that there has occurred, a Closing Date Material Adverse Effect: (a) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions in the industries or markets in which the Target and its Subsidiaries operate; (d) political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) other than for purposes of any representation or warranty contained in Section 3.4(b) and Section 3.4(c) of the Merger Agreement and, to the extent related thereto, the condition in Section 7.2(a) of the Merger Agreement, the public announcement of the Merger Agreement or the consummation of the Merger (as defined therein) or other transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with dental groups, dental professionals or their patients, vendors, suppliers or employees; (g) changes in Laws (as defined in the Merger Agreement) or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case arising after the date of this Agreement, or that result from any action reasonably required to be taken to comply with any of the foregoing; (h) any action taken or failure to take action, in each case, that the Buyer (as defined in the Merger Agreement) has approved, consented to or requested in writing; (i) any fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement; (j) any (i) changes in the Target’s stock price or the trading volume of the Target’s stock, or (ii) failure by the Target to meet any public estimates or expectations of the Target’s revenue, earnings or other financial performance or results of operations for any period, or (iii) failure by the Target to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in each case described in any of the foregoing clauses (i), (ii) or (iii), the underlying cause of such changes or failures may be considered in determining whether there has been a Closing Date Material Adverse Effect, unless such changes or failures would otherwise be excepted from this definition); and (k) any legal proceedings arising out of or in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement; provided, however, that any change, event, circumstance or development referred to in clauses (a), (b), (c), (d), (e) and (g) may be taken into account in determining whether or not there has been a Closing Date Material Adverse Effect to the extent such change, event, circumstance or development has a disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Target and its Subsidiaries operate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether Real Property or personal property) covered by any Security Document.

“Collateral Assignment of Management Service Agreement” has the meaning provided in the Security Agreement.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Revolving Commitments and Term Commitments of such Lender.

“Commitment Fees” has the meaning provided in Section 2.11(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

“Communications” has the meaning provided in Section 9.16(a).

“Competitor” means any corporate competitor of the Borrower operating in the same line of business as the Borrower.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete.

“Consolidated Depreciation and Amortization Expense” means, for any Testing Period, all depreciation and amortization expenses of the Borrower and its Subsidiaries and amortization of capitalized software expenditures, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Testing Period, Consolidated Net Income for such period, plus (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income

(a) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense,

(b) any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made;

(c) (i) any extraordinary, unusual or non-recurring expenses, losses or charges relating to (1) the Transactions (including the Merger) and (2) Permitted Acquisitions (or any other acquisition not otherwise permitted under this Agreement that requires a waiver or consent of the Required Lenders and such waiver or consent has been obtained), Investments, recapitalizations, dispositions, issuances or repayments of Indebtedness, issuances of equity securities, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction) and (ii) any other extraordinary, unusual, or non-recurring expenses, losses or charges; provided, that with respect to any such extraordinary, unusual or non-recurring expenses, losses or charges referred to in this clause (c)(ii), Borrower shall deliver, together with the delivery of financial statements for such period required under Section 6.01(a) or (b) (as applicable), to the Administrative Agent, a certificate signed by an Authorized Officer of Borrower specifying and quantifying such expenses, losses or charges and provided further that, any such extraordinary, unusual, or non-recurring expenses, losses or charges referred to in this clause (c)(ii) shall not exceed $5.0 million in any Testing Period;

(d) integration expenses and other restructuring charges, accruals or reserves (including, without limiting the foregoing, retention costs, severance costs, systems establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs) not in excess of $5.0 million in the aggregate in any Testing Period; provided, that with respect to each integration expense or other restructuring charge, Borrower shall deliver, together with the delivery financial statements for such period required under Section 6.01(a) or (b) (as applicable), to the Administrative Agent, a certificate signed by an Authorized Officer of Borrower specifying and quantifying such expenses, charges, accruals or reserves;

(e) any losses incurred at “de novo” facilities; provided amounts added to Consolidated EBITDA pursuant to this subclause (e) (i) shall be limited to the amount of such losses incurred not later than 18 months from the opening date of such “de novo” facility and (ii) shall not exceed $2.5 million in the four consecutive fiscal quarter period ended on or before the date of measurement of such losses;

(f) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued pursuant to the Loan Documents;

(g) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income);

(h) any loss (including all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Authorized Officer of Borrower;

(i) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”; and

(j) to the extent not included above, certain adjustments of the type identified in that certain private Confidential Information Memorandum dated as of January 2012 and set forth on Schedule 5 hereto;

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income

(k) non-cash gains or income; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash disbursements attributable thereto are made;

(l) any extraordinary, unusual or non-recurring income or gains;

(m) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Authorized Officer of the Borrower; and

(n) any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”;

provided, that for the fiscal quarters ending December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, Consolidated EBITDA shall be deemed to be $12,681,000, $14,773,000, $13,260,000 and $12,801,000, respectively (in each case, subject to adjustment on a Pro Forma Basis to reflect transactions occurring after the Closing Date).

For the avoidance of doubt:

(ix) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and

(x) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Fixed Charges” means, for any Testing Period, for the Borrower and its Subsidiaries as determined on a consolidated basis and in accordance with GAAP, the sum, without duplication, of (i) Cash Interest Expense, (ii) Scheduled Repayments and any other amortization payments scheduled to be made in respect of any Loans of any other Class due during such period (as the same may be reduced from time to time pursuant to any voluntary or mandatory prepayments with respect thereto) and (iii) Management Fees paid in cash during such period, provided, that for purposes of calculating Consolidated Fixed Charges for the periods ending March 31, 2012, June 30, 2012, September 30, 2012, and December 31, 2012, the components thereof shall be determined on an annualized basis from the Closing Date through the date of determination.

“Consolidated Income Tax Expense” means, for any Testing Period, all provisions for taxes based on the net income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes), in each case, of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.

“Consolidated Interest Expense” means with respect to the Borrower and its Subsidiaries on a consolidated basis, for any Testing Period, interest expense in accordance with GAAP, adjusted, to the extent not included, to include (a) interest income; (b) interest expense attributable to Capital Leases; (c) gains and losses on hedging or other derivatives to hedge interest rate risk; (d) fees and costs related to letters of credit, bankers’ acceptance financing, surety bonds and similar financings, (e) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude (f) any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program.

“Consolidated Net Income” means for any Testing Period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (including deferred revenue but excluding, without duplication, (i) the current portion of any Total Funded Debt and (ii) the current portion of interest and (iii) the current portion of current and deferred income taxes), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“Control Agreement” has the meaning set forth in the Security Agreement.

“Controlled Investment Affiliate” means any fund or investment vehicle (i) organized by JLL for the purpose of making investments in one or more Persons, (ii) controlled by JLL and (iii) which has the same principal advisor or general partner as JLL.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Corrective Extension Amendment” has the meaning provided in Section 2.17(d).

“Credit Event” means the making of any Borrowing (but excluding any Conversion or Continuation) or any LC Issuance.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrower pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, (iv) any Additional Lender shall make loans and/or provide commitments under any Incremental Facility pursuant to Section 2.16, (v) any Extending Lender shall make loans and/or provide commitments under any Extended Term Loan Facility or any Extended Revolving Credit Facility (each an “Incremental Facility”) in accordance with Section 2.17 and (vi) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means Holdings, any Intermediate Holdco, the Borrower or any Subsidiary Guarantor.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any Subsidiary of any Indebtedness that is subject to the requirements of Section 2.13(c)(vi).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender holding Revolving Commitments that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination, that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a)(i) or Section 2.09(b)(i), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a)(i).

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Hedge Agreement” means any Hedge Agreement to which any Credit Party is a party and as to which a Lender or any of its Affiliates (or any Person that was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into) is a counterparty that, pursuant to a written instrument signed by the Borrower and acknowledged by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable Hedge Agreement was entered into) that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable Hedge Agreement was entered into).

“Designated Non-cash Consideration” means an amount, not in excess of $1.0 million in the aggregate for all transactions consummated under Section 7.02(j), equal to the fair market value of non-cash Consideration received by the Borrower or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an Authorized Officer of the Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business, as the case may be.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior 91 days after the Latest Maturity Date hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or as a result of a change of control or asset sale) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to 91 days after the Latest Maturity Date hereunder, (c) contains any repurchase obligation (other than as a result of a change of control or asset sale) that may come into effect prior to payment in full of all Obligations and (d) requires cash dividend payments prior to 91 days after the Latest Maturity Date hereunder; provided that if such Equity Interest is issued pursuant to any plan for the benefit of employees of Holdings (or any Parent Entity thereof), any Intermediate Holdco, the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof), any Intermediate Holdco, the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and provided further, that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being irrevocably paid in full.

“Disqualified Institution” means (i) any bank, financial institution or other institutional lender or investor that have been, in each case, separately identified in writing by the Initial Borrower or the Sponsor and acknowledged by the Administrative Agent prior to the Closing Date and (ii) those Persons who are identified in good faith in writing by the Borrower or Sponsor to the Administrative Agent (for further distribution to the Lenders) from time to time as being Competitors of the Borrower.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Credit Party” means Holdings, any Intermediate Holdco, the Borrower or any Subsidiary Guarantor.

“Domestic Subsidiary” means any Subsidiary of the Borrower (other than any FSHCO) organized under the laws of the United States, any State thereof, or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.

“Eligible Assignee” means (i) a Lender (or in the case of an assignment of Revolving Loans or Revolving Commitments, a Lender holding Revolving Loans or Revolving Commitments), (ii) an Affiliate of a Lender (or in the case of an assignment of Revolving Loans or Revolving Commitments, an Affiliate of a Lender holding Revolving Loans or Revolving Commitments), (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (B) in the case of assignments of Revolving Loans or Revolving Commitments, each LC Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Eligible Assignee (i) shall include Affiliated Lenders subject to the provisions of Section 11.06(g) and (ii) shall not include any Disqualified Institution.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment or health and safety (with respect to Hazardous Materials).

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety (as affected by occupational exposure to Hazardous Materials) or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Contribution” means the contribution of cash and/or rollover equity contributions in the form of common equity (or preferred equity that is reasonably acceptable to the Arrangers) to Newco (or any permitted assignee thereof) by the Equity Investors (indirectly through Holdings) made on the Closing Date as required pursuant to Section 4.01(r).

“Equity Documentation” means the LLC agreement of Holdings and all schedules, exhibits and annexes thereto and all side letters and arrangements affecting the terms thereof entered into in connection therewith, in each case, relating to the Equity Contribution.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Equity Investors” means the Sponsor and other investors arranged and/or designated by the Sponsor (which may include members of Target’s management), in each case, who make the contribution to the capital of Holdings (or any Parent Entity) on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the Borrower or any Subsidiary or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in a Material Adverse Effect; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) the cessation of operations at a facility of the Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to a Plan; (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (viii) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; or (ix) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Cash Flow” means with respect to the Borrower and its Subsidiaries on a consolidated basis, for any Testing Period, Consolidated EBITDA, minus, without duplication:

(a) Cash Interest Expense;

(b) Scheduled Repayments and any scheduled repayments in respect of the Loans of any other Class and the amount of any payments not prohibited by the Loan Documents on Indebtedness other than the Loans;

(c) (i) Capital Expenditures during such period that are paid in cash (other than Capital Expenditures made pursuant to Section 7.08(a) with that portion of the Available Amount referred to in clause (b) of the definition thereof) and (ii) the aggregate Consideration paid in cash during such period in respect of Permitted Acquisitions and other Investments permitted under the Loan Documents (other than Investments made pursuant to Section 7.05(m)(ii) with that portion of the Available Amount referred to in clause (b) of the definition thereof);

(d) taxes paid in cash during such period;

(e) an amount equal to any increase in Consolidated Working Capital;

(f) cash expenditures made in respect of swap agreements during such period to the extent (i) not reflected in the computation of Consolidated EBITDA or (ii) such payments do not increase Cash Interest Expense;

(g) permitted dividends or distributions or repurchases of equity interests paid in cash during such period and purchases or repayments of indebtedness (other than Restricted Payments made pursuant to Section 7.06(f)), in each case, as permitted by the Loan Documents;

(h) amounts paid in cash during such period on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA in a prior period and (B) reserves or accruals established in purchase accounting;

(i) any extraordinary, unusual or non-recurring expenses, losses or charges realized in cash for such period that were (x) added or (y) not deducted in calculating Consolidated EBITDA;

(j) the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA or were added to Consolidated EBITDA to the extent such items represented (A) a cash payment by Borrower or any of its Subsidiaries which had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) did not represent cash received by Borrower or any of its Subsidiaries, in each case, on a consolidated basis during such period;

(k) amounts paid by the Borrower or its Subsidiaries in cash during such Testing Period in respect of obligations under the Merger Agreement;

plus, without duplication:

(l) an amount equal to any decrease in Consolidated Working Capital;

(m) all amounts referred to in clauses (b), (c), and (g) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money indebtedness), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow pursuant to any of clauses (a) through (k) above;

(n) cash payments received in respect of swap agreements during such period to the extent (i) not included in the computation of Consolidated EBITDA or (ii) such payments do not reduce Cash Interest Expense;

(o) any extraordinary, unusual or nonrecurring gains realized in cash for such period that were (x) not added or (y) deducted in calculating Consolidated EBITDA;

(p) to the extent deducted in the computation of Consolidated EBITDA, or if such amount does not reduce Cash Interest Expense, cash interest income; and

(q) the aggregate amount of items that were deducted from or not added to Net Income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either such items (A) represented cash received by Borrower or any of its Subsidiaries which had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by Borrower or any of its Subsidiaries, in each case, on a consolidated basis during such period.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.13(c)(iv).

“Excess Cash Flow Sweep Date” has the meaning provided in Section 2.13(c)(iv).

“Excluded Subsidiary” shall mean (a) each Captive Insurance Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (c) any Foreign Subsidiary or FSHCO, (d) each Domestic Subsidiary that is prohibited by any applicable contractual obligation or requirement of law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and (f) any other Domestic Subsidiary with respect to which, in the sole judgment of the Administrative Agent, the cost or other consequences of providing a Guaranty of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.03(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of May 7, 2010 and as amended prior to the date hereof, among American Dental Partners, Inc., the lending institutions named therein, and Bank of America, N.A., as Administrative Agent, Letter of Credit Issuer and Swing Line Lender.

“Existing Term Loan Class” has the meaning provided in Section 2.17(a).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.17(a).

“Extended Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Extended Revolving Credit Loans of such Lender.

“Extended Revolving Credit Facility” means any revolving credit facility established pursuant to Section 2.17.

“Extended Revolving Credit Loans” means the loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loan Commitments” means commitments to make Extended Term Loans pursuant to any applicable Extension Amendment.

“Extended Term Loan Facility” means any term loan facility established pursuant to Section 2.17.

“Extended Term Loans” has the meaning provided in Section 2.17(a).

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning provided in Section 2.17(a).

“Extension Amendment” has the meaning provided in Section 2.17(a).

“Extension Notice” has the meaning provided in Section 2.17(a).

“Extension Offer” has the meaning provided in Section 2.17(a).

“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“FSHCO” shall mean any direct or indirect Domestic Subsidiary that has no material assets other than Equity Interests of one or more direct or indirect Foreign Subsidiaries.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Fixed Charge Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBITDA, less taxes actually paid in cash during such period less Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges provided, that for purposes of this definition, taxes actually paid in cash during for the periods ending March 31, 2012, June 30, 2012, September 30, 2012, and December 31, 2012, shall be determined on an annualized basis from the Closing Date through the date of determination.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to Section 1.03; provided that any lease that is recharacterized as a Capitalized Lease and any obligations that are recharacterized as a Capitalized Lease Obligation, in each case due to a change in GAAP after the Closing Date shall not be treated as a Capital Lease or Capitalized Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guarantors” means, collectively, Holdings, any Intermediate Holdco and the Subsidiary Guarantors.

“Guaranty” has the meaning provided in Section 4.01(c).

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement (iii) any Commodities Hedge Agreement and (iv) and other similar agreements entered into by Holdings or any Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Holdings or any of the Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” has the meaning provided in the first paragraph of this Agreement.

“Incremental Borrowing Notice” has the meaning provided in Section 2.16(a).

“Incremental Facility” has the meaning assigned to it in the definition of Credit Facility above.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Facility” means any revolving credit facility of a different Class than the Initial Revolving Credit Facility established pursuant to any Incremental Revolving Credit Commitment Assumption Agreement.

“Incremental Revolving Credit Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.02 and each such Lender’s Incremental Revolving Credit Commitment. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders (including, for the avoidance of doubt, any Additional Lender) to the Borrower pursuant to Section 2.03 and each such Lender’s Incremental Term Loan Commitment. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.16 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all bonds, notes, debentures and similar debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been reimbursed);

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed;

(vii) all Capitalized Lease Obligations of such Person;

(viii) all obligations of such Person with respect to asset securitization financing;

(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(x) all net obligations of such Person under Hedge Agreements;

(xi) all Disqualified Equity Interests of such Person;

(xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

(xiii) all Guaranty Obligations in respect of any of the foregoing of such Person; and

(xiv) all “earn outs” of such Person incurred in connection with a Permitted Acquisition or other similar Investment, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

provided, however, that (y) (1) trade payables (other than trade payables outstanding for more than 90 days after the date such trade payables were created), (2) deferred revenue and (3) taxes and other similar accrued expenses and (4) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, in each case arising in the ordinary course of business, shall not constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedge Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnification Agreement” means that certain indemnification agreement dated the Closing Date, by and among the JLL Crown Holdings, LLC, a Delaware limited liability company, Holdings, the Borrower and JLL.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Initial Term Loans” means the Term Loans made on the Closing Date.

“Insolvency Event” means, with respect to any Person:

(i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted or dismissed within 60 days after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v) any such proceeding of the type set forth in clause (iv) above is initiated by or consented to by such Person (a) to the extent such proceeding is initiated by or consented to by such Person or, (b) if initiated by a Person other than such Person, such proceeding remains undismissed for a period of 90 days;

(vi) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(vii) any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;

(viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three, six and to the extent agreed to by each relevant Lender, 9 or 12, months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (iv) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Intermediate Holdco” has the meaning provided in Section 7.10.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than, for the avoidance of doubt, deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors, in each case, made in the ordinary course of business) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account or certificate of deposit.

“IRS” means the Internal Revenue Service.

“JLL” has the meaning specified in the definition of “Sponsor”.

“Latest Maturity Date” means, with respect to any Indebtedness in respect of any Credit Facility, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is issued or incurred or such Equity Interest is issued.

“Landlord’s Agreement” means a landlord’s waiver, mortgagee’s waiver or bailee’s waiver, each in form and substance reasonably satisfactory to the Administrative Agent, and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“LC Commitment Amount” means $12.0 million.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means KeyBank National Association or any of its Affiliates, or such other Lender that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).

“LC Participation” has the meaning provided in Section 2.05(g)(i).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt minus unrestricted cash and Cash Equivalents of the Credit Parties not in excess of $10.0 million (in each case, solely to the extent such cash and Cash Equivalents are subject to a Control Agreement in favor of the Administrative Agent) to (ii) Consolidated EBITDA.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, the Administrative Agent Fee Letter and each Letter of Credit.

“Maintenance Capital Expenditures” means any Capital Expenditures by Borrower or any of its Subsidiaries that are made to maintain, repair, restore or refurbish in the ordinary course of business the condition or usefulness of property of Borrower or any of its Subsidiaries, or otherwise to support the continuation of such Person’s day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP, including, without limitation, Capital Expenditures in respect of electronic dental records or digital x-rays but excluding any Capital Expenditures which materially add to or significantly improve any such property.

“Management Agreement” means that certain management services agreement dated the Closing Date, by and among the Sponsor, Holdings and the Borrower, as the same may from time to time be amended, restated or otherwise modified.

“Management Fees” means any management, consulting, or similar fees paid by the Borrower or any Subsidiary pursuant to the Management Agreement.

“Management Service Agreement” means each service agreement relating to the affiliation with a professional corporation or other dental group to which the Borrower or any Subsidiary is a party.

“Management Service Agreement Termination Event” means, with respect to any Management Service Agreement, (i) the agreement of the parties to such Management Service Agreement to terminate such Management Service Agreement, (ii) the provision by the Provider or the Service Company of written notice to the other party thereto of the non-compliance or non-performance of its material duties or obligations under such Management Service Agreement, (iii) the provision by the Service Company of written notice to the Provider of its failure to pay when due any payment required to be made by the Provider under such Management Service Agreement or (iv) a court of competent jurisdiction or arbitrator or the arbitration panel, as applicable, makes a final determination that the Service Company has materially breached a fiduciary duty owed to Provider.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a circumstance or condition affecting the business, property, operations or financial condition of the Credit Parties, taken as a whole, that would, materially and adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent and Lenders under the Loan Documents.

“Material Indebtedness” means, as to the Borrower or any of its Subsidiaries, any particular Indebtedness of the same type referred to in the definition of the Total Funded Debt of the Borrower or such Subsidiary (including any Guaranty Obligations relating thereto) in excess of the aggregate principal amount of $15.0 million.

“Material Subsidiary” means any Subsidiary of the Borrower other than any Subsidiary that (i) individually does not generate revenues in excess of 5.0% of the aggregate revenue of the Borrower and its Subsidiaries on a consolidated basis and (ii) together with all other Subsidiaries that are not Material Subsidiaries, does not generate, in the aggregate, revenue in excess of 10.0% of the aggregate revenue of the Borrower and its Subsidiaries on a consolidated basis, determined for the period of four fiscal quarters most recently completed for which the Administrative Agent has (or should have) received financial statements pursuant to Section 6.01(a) or (b), as applicable.

“Maximum Rate” has the meaning provided in Section 11.23.

“Merger” has the meaning provided in the preliminary statements hereto.

“Merger Agreement” has the meaning provided in the preliminary statements hereto.

“Merger Documentation” means, collectively, the Merger Agreement and all schedules, exhibits and annexes thereto, in each case, as amended, supplemented or otherwise modified from time to time, and all agreements amending or otherwise modifying or affecting the terms thereof entered into on or after the date of the Merger Agreement and on or prior to the date hereof.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $250,000, with minimum increments thereafter of $50,000, (ii) with respect to any Eurodollar Loan, $500,000, with minimum increments thereafter of $250,000, and (iii) with respect to Swing Loans, $100,000, with minimum increments thereafter of $50,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a Mortgage, Deed of Trust or other instrument, substantially in the form of Exhibit H hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent,

executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified, with such modifications as may be required by the jurisdiction in which the Mortgaged Real Property is located.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 3 hereto, or interests therein, owned in fee by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds (including any cash received by any Credit Party upon the sale or other disposition of any Designated Non-cash Consideration) resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale or sale or disposition of Designated Non-cash Consideration, and other reasonable and customary fees and expenses incurred, and all federal, state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale or sale or disposition of Designated Non-cash Consideration, and the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale or sale or disposition of Designated Non-cash Consideration, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale or sale or disposition of Designated Non-cash Consideration, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i)(A) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (i)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and federal, state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii)(A) above) (x) associated with the assets that are the subject of such Event of Loss and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Event of Loss occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof; and (iii) any Debt Incurrence Prepayment Event, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred (for the avoidance of doubt, including, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such incurrence), and all federal, state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Debt Incurrence Prepayment Event, in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Newco” has the meaning provided in the first paragraph of this Agreement.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at 4900 Tiedeman Road, Brooklyn, Ohio 44144, Attention: Donna Boening (facsimile: (216) 370-6112), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document or otherwise relating to any Credit Facility (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code, and any treasury management or banking services or related product entered into with any Lender or any Affiliate of any Lender).

“Offer Loans” has the meaning provided in Section 11.06(h).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03(b)).

“Other Term Loans” has the meaning provided in Section 2.16(a).

“Participant” has the meaning provided in Section 11.06(b).

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Office” means the office of the Administrative Agent at 4900 Tiedeman Road, Brooklyn, Ohio 44144, Attention: Donna Boening (facsimile: (216) 370-6112), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001).

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition, if (a) immediately prior to signing of the applicable Permitted Acquisition Agreement, and after giving effect to such signing, no Default or Event of Default shall have occurred and be continuing or result therefrom; (b) immediately after giving effect to such Acquisition, on a Pro Forma Basis (i) Borrower shall be in compliance with the covenants set forth in Section 7.07 and (ii) the Leverage Ratio shall not be greater than 0.25:1.00 less than the Leverage Ratio required under Section 7.07(a) as of the end of the most recent fiscal quarter for which financial statements have been required to be delivered pursuant to Section 4.01(m) or Sections 6.01(a) or (b), as applicable; (c) any acquired or newly formed Subsidiary that is a Credit Party shall not be liable for any Indebtedness other than the Loans and Indebtedness not prohibited by Section 7.04; (d) except as otherwise provided in Section 6.09, any Person acquired in or formed in connection with such Acquisition shall be merged with a Credit Party or become a Credit Party upon consummation of such Acquisition; (e) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans shall not exceed the Total Revolving Commitment minus $5.0 million immediately after giving effect to the Acquisition; and (f) if such Person, division or line of business of a Person that is the target of any such Acquisition has EBITDA of greater than $5.0 million in the four consecutive fiscal quarter period ended on the most recently completed fiscal quarter of such target, the Borrower shall deliver to the Lenders a customary third party quality of earnings report in regard to such Person, division or line of business of a Person.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other similar agreement entered into by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Acquisition Documentation” means, collectively, each Permitted Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements (including without limitation all non competition agreements) affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.04(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated to the Obligations, the Refinancing Indebtedness shall be subordinated to the same extent (D) no Credit Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Refinancing Indebtedness and (E) if the Indebtedness being Refinanced is Indebtedness permitted by Section 7.04(b) or 7.04(g), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided further that a certificate of an Authorized Officer of the Borrower, as the case may be, delivered to the Administrative Agent at least ten Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 9.16(b).

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA, effect shall be given to any asset sale, any acquisition, investment, disposition, merger or consolidation, or any similar transaction and any restructurings of the business of Borrower or any of its Subsidiaries, including any cost savings attributable thereto, that are expected to have a continuing impact and are factually supportable, which adjustments Borrower determines are reasonable as set forth in a certificate signed by an Authorized Officer of Borrower, in each case, that occurred during the Reference Period; (b) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods. Notwithstanding the foregoing, any amounts added to Consolidated EBITDA pursuant to clause (a) resulting from cost savings that relate to any restructuring, other than with respect to any acquisition, investment, or merger, shall be limited to 10% of the applicable Consolidated EBITDA in the aggregate for any Reference Period.

“Pro Forma Entity” has the meaning provided in the definition of the term “Acquired EBITDA.”

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Provider” has the meaning given to such term in the applicable Management Service Agreement and shall include any similar term used in lieu thereof.

“Purchase Date” has the meaning provided in Section 2.04(c).

“Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Borrower by the Swing Line Lender and agreed to by the Borrower as being the interest rate applicable to such Swing Loan.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Period” has the meaning provided in the definition of “Pro Forma Basis.”

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remedial Action” means all actions any Environmental Law requires any Credit Party to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Initial Term Loans with the incurrence by any Credit Party of any long-term secured bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Initial Term Loans and having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to the Loan Documents relating to the interest rate for, or weighted average yield of, the Initial Term Loans.

“Required Lenders” means Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment (in each case, held by Lenders which are not Defaulting Lenders).

“Restricted Payment” means (i) any Capital Distribution and (ii) any amount paid by the Borrower or any of its Subsidiaries in prepayment, redemption, retirement or repurchase of any Subordinated Indebtedness, in each case, prior to its stated maturity.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitment. For the avoidance of doubt, “Revolving Commitment” shall also include any Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of any Class or tranche.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.16, extended pursuant to Section 2.17. For the avoidance of doubt, “Revolving Facility” shall also include any Credit Facility established pursuant to any Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of any Class.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means, as applicable, the earlier of (i) the fifth anniversary of the Closing Date (or with respect to any Incremental revolving Credit Commitment, the maturity date applicable thereof) or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02 and, for the avoidance of doubt, shall also include each Incremental Revolving Credit Loan, and each Extended Revolving Credit Loan.

“Rollover Amount” has the meaning provided in Section 7.08.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scheduled Repayment” has the meaning provided in Section 2.13(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b).

“Secured Creditors” has the meaning provided in the Security Agreement.

“Security Agreement” has the meaning provided in Section 4.01(d).

“Security Documents” means the Security Agreement, each Mortgage, each Landlord’s Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment of Management Services Agreement and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Seller Affiliate Dental Practice” has the meaning provided in Section 7.05(u).

“Service Company” has the meaning given to such term in the applicable Management Service Agreement.

“SPC” has the meaning provided in Section 11.06(f).

“Specified Equity Contributions” has the meaning provided in Section 7.07(c).

“Specified Merger Agreement Representations” means the representations made by Target with respect to Target and its subsidiaries in the Merger Agreement that are material to the interests of Lenders, but only to the extent that the Buyer (as defined in the Merger Agreement) has (or the Buyer’s applicable Affiliate has) the right to terminate its obligations under the Merger Agreement (or the right not to consummate the Merger pursuant to the Merger Agreement) as a result of the breach of such representation in the Merger Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 5.01 (only as it relates to the corporate existence of the Credit Parties), 5.02, 5.03 (excluding clause (ii) thereof), 5.06(b), 5.08, 5.16, 5.19 (to the extent required under Section 4.01(t), 5.23, and 5.24.

“Sponsor” means JLL Partners, Inc. (“JLL”) and any of its Controlled Investment Affiliates.

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established or which are not yet due and payable;

(ii) Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens created by this Agreement or the other Loan Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)(a) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect and (b) any exception on the title policies issued in connection with any Mortgaged Property;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC;

(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xi) Liens in favor of any Credit Party;

(xii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.05; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xvi) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Subsidiaries or (iii) relating to purchase orders and similar agreements entered into with customers of Holdings or any of its Subsidiaries in the ordinary course of business;

(xviii) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xx) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxi) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business; and

(xxiii) any Lien granted pursuant to a security agreement between the Borrower or any Subsidiary and a licensee of U.S. Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Subsidiary; provided that such Liens, in the aggregate, do not encumber any assets of the Borrower or any Subsidiary other than the assets securing such Liens in existence on the Closing Date.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been expressly subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Guaranty. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Swing Line Commitment” means $5.0 million.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means KeyBank National Association or any replacement or successor thereto.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be less than 15 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Syndication Agents” has the meaning provided in the first paragraph of this Agreement.

“Target” has the meaning provided in the Preliminary Statements of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, (i) the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 (provided that if the Total Term Loan Commitment is reduced as of the Closing Date pursuant to the proviso in the definition thereof, the Term Commitment of each Lender on the Closing Date shall be reduced pro rata) and (ii) any Incremental Term Loan Commitment of such Lender.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03, an Incremental Term Loan or an Extended Term Loan, as applicable.

“Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Term Loan Prepayment Premium” has the meaning specified in Section 2.13(f).

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means a single period consisting of the most recent four consecutive fiscal quarters of the Borrower for which financial statements have been required to be delivered pursuant to Section 4.01 (m) or Sections 6.01(a) or (b), as applicable (whether or not such quarters are all within the same fiscal year).

“Title Company” has the meaning specified in Section 6.10(c)(i).

“Title Policy” has the meaning specified in Section 6.10(c)(i).

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment.

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of Borrower and its Subsidiaries outstanding on such date on the consolidated balance sheet of Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting of (a) Indebtedness for borrowed money, (b) the principal component of all Capitalized Lease Obligations and (c) debt obligations evidenced by promissory notes or similar instruments.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Revolving Commitment is $36.0 million.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Term Loan Commitment is $205.0 million.

“Transaction Documents” means, collectively, the Loan Documents, the Merger Documentation, and the Equity Documentation, and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.02(g).

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Borrower wishes to amend any provisions of Article VII (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII (or the definitions applicable thereto) for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice. For the avoidance of doubt, no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which are entered into solely to effect the provisions of this Section 1.03.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof. Each Lender having an Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement or Extension Amendment to make Incremental Revolving Loans or Extended Revolving Credit Loans, as applicable, to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, exceeding such Lender’s Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans or Extended Revolving Credit Loans, as applicable.

Section 2.03 Term Loan. On the Closing Date, each Lender that has a Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.13(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will be made by such Lender in accordance with Section 2.07 hereof in the aggregate amount of its Term Commitment. Each Lender having an Incremental Term Loan Commitment or Extended Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement or Extension Amendment to make Incremental Term Loans or Extended Term Loans, as applicable to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Extended Term Loan Commitment, as applicable. Amounts repaid or prepaid in respect of Incremental Term Loans or Extended Term Loans may not be reborrowed.

Section 2.04 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(i) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.06, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Credit Commitment after any such Swing Loans were made. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(i) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05 Letters of Credit.

(a) LC Issuances. During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of the Borrower, any Subsidiary Guarantor or any Captive Insurance Subsidiary (it being understood that any reimbursement obligations in respect of any Letter of Credit issued for the account of a Captive Insurance Subsidiary shall constitute an Investment by the Borrower in such Captive Insurance Subsidiary in an amount equal to the amount of such reimbursement obligation), and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer, the Administrative Agent and the Borrower; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the

Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof or (v) the applicable LC Issuer has been notified in writing by the Administrative Agent that a Default or Event of Default exists (or any other applicable condition under Section 4.02 cannot be satisfied). Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof (except as otherwise permitted under Section 2.05(c)), or (z) 30 Business Days prior to the Revolving Facility Termination Date; provided that any Letter of Credit may extend beyond the date referred to in clause (z) above to the extent such Letter of Credit is Cash Collateralized or otherwise cash collateralized or back-stopped in a manner and in an amount reasonably satisfactory to the relevant LC Issuer.

(b) LC Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (local time at the Notice Office) at least two Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit within one Business day after such LC Issuer notifies the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 12:00 noon on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing, and such deemed Notice of Borrowing is not required to comply with the requirements specified in Section 2.06), (y) the Lenders shall make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section 2.05 to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g) LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility

Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

Section 2.06 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period, the Swing Loan Maturity Date (which shall be less than 30 days after the date of such Borrowing but at least five Business Days after the date of such Borrowing). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that at no time shall there be more than six Borrowings of Eurodollar Loans outstanding under this Agreement.

Section 2.07 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; (ii) all Initial Term Loans shall be made by the Lenders having Initial Term Commitments pro rata on the basis of their respective Initial Term Commitments and (iii) all Extended Term Loans shall be made by the Lenders having Extended Term Loan Commitments pro rata on the basis of their respective Extended Term Commitments.

(c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04). If the Borrower and such Lender shall each pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.08 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request. The entries in the Lender Register shall be conclusive, and the Borrower, the Administrative Agent, and each Lender shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error or actual notice to the contrary.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.09 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to the Quoted Rate applicable thereto.

(d) Default Interest. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), (i) the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan, and all fees or other amounts owed and other Obligations hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2.00% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at the Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

(f) Computations of Interest. All computations of interest on Eurodollar Rate Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that if any Conversion of Eurodollar Loans into Base Rate Loans shall be made on a day other than the last day of an Interest Period for such Eurodollar Loans, the Borrower shall compensate each Lender for any breakage costs, if applicable, in accordance with the provisions of Section 3.04 hereof.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to noon (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided, that for the purposes of this provision, the Revolving Commitment of any Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(b) LC Fees. (i) Standby Letters of Credit. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the LC Issuer), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(ii) Commercial Letters of Credit. The Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c) Fronting Fees. The Borrower agrees to pay quarterly in arrears directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by such LC Issuer, at a rate determined by such LC Issuer but in any case not in excess of 0.25% per annum, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Administrative Agent Fee Letter.

(f) Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) Voluntary Termination of the Total Revolving Commitment. Upon at least one Business Day’s prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c) Partial Reduction of Total Revolving Commitment. Upon at least one Business Day’s prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(c)(ii) or (iii), unless, substantially concurrently with such reduction, the Borrower makes such mandatory prepayment, and (iv) any partial reduction shall be in the amount of at least $1.0 million (or, if greater, in integral multiples of $500,000).

Section 2.13 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans of any Class owing by it, in whole or in part, without premium or penalty, except as specified in subparts (f) and (g) below, from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans of any Class, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) noon (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) noon (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $1.0 million (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, (B) in the case of any prepayment of a Base Rate Loan, $250,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii) in the case of any prepayment of Term Loans of any Class, such prepayment shall be applied in respect of the Term Loans of any Class as directed by the Borrower (and absent such direction, in direct order of maturity); provided that the Borrower may not designate that any Term Loans of any Class, other than the Initial Term Loans, be repaid unless such prepayment is accompanied by at least a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized).

(b) Scheduled Repayments of Initial Term Loans. On each of the dates set forth below, the Borrower shall repay the principal amount of the Initial Term Loans in the amount equal to the product of the percentage set forth opposite such date multiplied by the original principal amount of the Initial Term Loans, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Initial Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.13(a) and (c), a “Scheduled Repayment”):

Date	Percentage of original principal amount of Initial Term Loans to be repaid
March 31, 2012	0.375%
June 30, 2012	0.375%
September 30, 2012	0.375%
December 31, 2012	0.375%
March 31, 2013	0.375%
June 30, 2013	0.375%
September 30, 2013	0.375%
December 31, 2013	0.375%
March 31, 2014	0.75%
June 30, 2014	0.75%
September 30, 2014	0.75%
December 31, 2014	0.75%
March 31, 2015	0.75%
June 30, 2015	0.75%
September 30, 2015	0.75%
December 31, 2015	0.75%
March 31, 2016	1.125%
June 30, 2016	1.125%
September 30, 2016	1.125%
December 31, 2016	1.125%
March 31, 2017	1.125%
June 30, 2017	1.125%
September 30, 2017	1.125%
December 31, 2017	1.125%
Term Loan Maturity Date	All unpaid principal and interest

In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.13(a), 2.13(c) and 2.16(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Revolving Facility Termination Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, before noon on the Business Day following such date, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(iv) Excess Cash Flow. Within five days after the date on which the Borrower delivers or is required to deliver its audited consolidated financial statements pursuant to Section 6.01(a) for each fiscal year of the Borrower (such fifth day, the “Excess Cash Flow Sweep Date”), commencing with the fiscal year ended December 31, 2012, the Borrower shall prepay the principal of the Loans in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to (A) the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below based on the Leverage Ratio as of the end of such fiscal year, less (B) the aggregate amount of any Loans prepaid pursuant to Section 2.13(a) (including any prepayments of Revolving Loans, to the extent any Revolving Commitments have been permanently reduced pursuant to Section 2.12(c)) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided, that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.13(d) below, provided, however that in respect of the fiscal year of the Borrower ended December 31, 2012, the Excess Cash Flow Prepayment Amount shall be equal to (X) percentage of the Excess Cash Flow (determined for the period commencing on April 1, 2012 and ending on December 31, 2012) computed in accordance with the table set forth below based on the Leverage Ratio as of the end of such fiscal year, less (Y) the aggregate amount of any Loans prepaid pursuant to Section 2.13(a) (including any prepayments of Revolving Loans, to the extent any Revolving Commitments have been permanently reduced pursuant to Section 2.12(c)) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided, that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.13(d) below:

Leverage Ratio	Percentage of Excess Cash Flow
Greater than 2.50 to 1.00	50%

Less than or equal to 2.50 to 1.00	0%

(v) Certain Proceeds of Asset Sales and Events of Loss. If during any fiscal year of the Borrower, any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales or Events of Loss of at least $3.0 million, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale or Event of Loss shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.13(d) below; provided, that, so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom (both at the date of receipt of such Net Cash Proceeds and at the earlier of (1) the date the Borrower reinvests or (2) the date the Borrower commits to reinvest such Net Cash Proceeds pursuant to clause (C) below, (B) the Borrower notifies the Administrative Agent promptly following the receipt of such Net Cash Proceeds that the Borrower intends to reinvest or commits to reinvest all or a portion of such Net Cash Proceeds in assets used in the business of the Credit Parties and (C) the Borrower actually reinvests such Net Cash Proceeds within 360 days following the receipt thereof, no such prepayment shall be required in respect of the portion of such Net Cash Proceeds so reinvested; provided, further, that an amount equal to 50% of such Net Cash Proceeds received by any Credit Party from any Asset Sales in connection with any actual or threatened claim, dispute, lawsuit, arbitration or litigation or the settlement thereof, in each case relating to any Management Service Agreement, shall not be subject to such reinvestment rights. If at the end of the period specified above any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Loans, to the extent required above.

(vi) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the Net Cash Proceeds from any sale or issuance of any Indebtedness other than any Indebtedness permitted to be incurred pursuant to Section 7.04 (other than Indebtedness incurred under Section 7.04(t))after the Closing Date, the Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.13(d) below.

(vii) Lender Declined Prepayments. Notwithstanding any other provision of this Section 2.13(c), each Lender holding Term Loans shall have the right to reject its pro rata portion of any mandatory prepayment pursuant to clauses (iv), (v) or (vi) above, in which case, such amounts may be retained by the Borrower.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 2.13(c)(iv), (v) or (vi) above shall be applied as a mandatory prepayment of principal of first, to the outstanding Classes of Term Loans as the Borrower shall designate, with such amounts being applied ratably to the remaining Scheduled Repayments thereof; provided that the Borrower may not designate that any Term Loans other than the Initial Term Loans be repaid unless such prepayment is accompanied by a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full), second, after no Term Loans are outstanding, the outstanding Swing Loans, third, the outstanding Revolving Loans, without reduction of the Total Revolving Commitment and fourth, to Cash Collateralized the LC Outstandings to the extent required by Section 2.12(b).

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section 2.13, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f) Term Loan Prepayment Premium. In the case of any prepayment of the Initial Term Loans pursuant to Section 2.13(a), or amendment of the Loan Documents relating to the interest rate for, or weighted average yield of, the Initial Term Loans, in each case, made in connection with a Repricing Transaction, the Borrower shall pay at the time of such prepayment or amendment a prepayment premium (a “Term Loan Prepayment Premium”) in the amount of 1.0% of the amount of the Initial Term Loans prepaid or repriced.

(g) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Section 3.04 hereof.

Section 2.14 Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of any Class of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage with respect to any applicable Class of the amount of such prepayment, (ii) all payments and prepayments of any Class of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the applicable Class of Term Loans made by each Lender with a Term Commitment with respect to any applicable Class, pro rata on the basis of their respective Term Commitments with respect to each applicable Class and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.15 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(a)(iv); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(A) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(a)(iv).

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15(a)(iv).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer reasonably agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied (after giving effect to the reallocations described in Section 2.15(a)(iii)) that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied (after giving effect to the reallocations described in Section 2.15(a)(iii)) that it will have no Fronting Exposure after giving effect thereto.

Section 2.16 Increase in Commitments.

(a) The Borrower may request, on one or more occasions, by written notice (an “Incremental Borrowing Notice”) to the Administrative Agent (for further distribution to the Lenders) at any time after the Closing Date and prior the Latest Maturity Date, to incur one or more Incremental Term Loan Facilities or Incremental Revolving Credit Facilities (collectively, “Incremental Facilities”) or increase the aggregate amount of the Revolving Facility from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender or an Additional Lender (each of which shall be entitled to agree or decline to participate in its sole discretion) in an aggregate amount for all such requests not to exceed the sum of (w) $50.0 million, plus (x) the amount of all voluntary prepayments of the Term Loans pursuant to Section 2.13(a), plus (y) the amount of all reductions of Revolving Commitments pursuant to Section 2.12(c), plus (z) additional amounts so long as after giving effect to the incurrence of the Loans in respect of such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming the full amount thereof is drawn) and after giving effect to any Acquisition that may be consummated in connection therewith, the Leverage Ratio (calculated on a Pro Forma Basis) shall not be greater than 3.85 to 1.00; provided that (a) no commitment of any Lender may be increased without consent of such Lender, and the existing Lenders will be afforded the opportunity to provide all or part of such Incremental Facility, (b) no Default or Event of Default exists immediately before or after giving effect thereto, (c) Borrower shall be in compliance with the covenants set forth in Section 7.07, calculated on a Pro Forma Basis immediately before or after giving effect thereto, (d) after giving pro forma effect to such incurrence, the Leverage Ratio, calculated on a Pro Forma Basis, shall not be greater than 0.25 to 1.00 less than the Leverage Ratio then applicable pursuant to Section 7.07(a), (e) any Incremental Facility that is an increase in the aggregate amount of the Revolving Facility shall be on the same terms and pursuant to the same documentation as the existing Revolving Facility, (f) the yield applicable to any Incremental Facility that is an increase in the aggregate amount of the Revolving Facility shall be equal to the corresponding yield on the existing Revolving Facility (calculated for such Incremental Facility and existing Revolving Facility inclusive of any original issue discount and/or upfront fee percentage paid to all Lenders under the Revolving Facility, but exclusive of any arrangement, underwriting or similar fee), (g) the yield applicable to any Incremental Facility that is an additional term loan facility shall not be more than 0.50% higher than the yield on the corresponding existing facility (calculated for both such Incremental Facility and the corresponding existing facility inclusive of any “LIBOR Floor” (if applicable), original issue discount and/or upfront fees paid to all Lenders under such existing facility, but exclusive of any arrangement, underwriting or similar fee paid), unless the yield with respect to the existing facility is increased by an amount equal to or greater than the difference between the yield with respect to the Incremental Facility and the corresponding yield on such existing facility minus 0.50% (for purposes of determining the difference in “yield” as to such Incremental Facility and the corresponding existing facility, yield shall be calculated by adding the difference with respect to such Incremental Facility and such corresponding existing facility of each of the following: (i) Applicable Term Loan Margin, (ii) “LIBOR Floor”, which shall be equated to yield by taking the difference of (A) the “LIBOR Floor” of such facility and (B) the three-month Adjusted Eurodollar Rate as of a date ten business days prior to the closing of such Incremental Facility and (iii) original issue discount and/or upfront fees, which shall be equated to yield by dividing such original issue discount and/or upfront fee percentage (as of the date such facility was funded, in each case), by four (provided that for purposes of calculating the yield related to the original issue discount and/or upfront fee percentage of the Incremental Facilities, if the weighted average life to maturity of the Incremental Facility is shorter than four years, the actual weighted average life to maturity); provided, that the yield determined by summing clauses (i), (ii) and (iii) above shall be rounded (up or down, as the case may be) to the nearest 25 basis points (e.g., 0.25%, 0.50%, 0.75%, etc), (h) the maturity of any Incremental Facility that is an additional term loan facility or additional revolving facility shall not be earlier than the maturity date for such corresponding existing facility, (i) the weighted average life to maturity of any Incremental Facility that is an additional term loan facility shall not be shorter than that of the existing Term Loan facility, (j) all other terms of such Incremental Facility that is an additional term loan facility or additional revolving facility, if not consistent with the terms of the corresponding existing facility (A) shall be as mutually agreed upon between Borrower and the lenders providing such Incremental Facility and (B) shall not be more restrictive in any material respect than the terms of the corresponding existing facility unless Lenders under the corresponding existing facility also receive the benefit of such more restrictive terms (without any consent being required) and (k) Incremental Facilities shall be requested in minimum amounts of $5 million or a higher multiple of $1 million. Each Incremental Borrowing Notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested, (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than five Business Days nor more than 60 days after the date of Incremental Borrowing Notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments, if any, are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). The proceeds of each Incremental Facility may be used to finance working capital needs and for general corporate purposes. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments, if any, are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.

(b) The Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrower, each Incremental Term Lender and the Administrative Agent shall execute and deliver an Incremental Term Loan Assumption Agreement having terms and conditions consistent with the terms of this Section 2.16. The Incremental Term Loan Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents that are consistent with and as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16. The Borrower, each Incremental Revolving Credit Lender and the Administrative Agent shall execute and deliver an Incremental Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.16. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder, consistent with the provisions set forth in
Section 2.16(a). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, or otherwise to effect the provisions of this Section 2.16, notwithstanding any requirements of Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.16 unless the Administrative Agent shall have received customary legal opinions, board resolutions and other closing certificates and documentation to the extent reasonably requested.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 3.04 shall apply to any conversion of Eurodollar Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.13(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(e) This Section 2.16 shall supersede any provisions in Sections 2.14 or 11.12 to the contrary.

Section 2.17 Amend and Extend Transactions. (a) At any time after the Closing Date, the Borrower and any Lender may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any tranche of Revolving Credit Commitments outstanding hereunder pursuant to a previous Amend and Extend Transaction or any tranche of Incremental Revolving Credit Facility) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the term of this Section 2.17 or any tranche of Incremental Term Loans) (the “Existing Term Loan Class”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Credit Commitments and each tranche of Term Loans so extended, in each case as well as the original Revolving Credit Commitments and Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.17, “Extended Term Loans”; and any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to this Section 2.17, “Extended Revolving Credit

Commitments”); provided, that (i) the Borrower shall have offered to all Lenders under the applicable Credit Facility the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to any such Extension, (iii) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clauses (iv and (viii) and, in the case of Extended Term Loans, optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization) (which, subject to the following clauses (iv and (viii)), shall be determined by the Borrower and set forth in the applicable Extension Offer), the Extended Revolving Credit Commitments or Extended Term Loans shall have the same terms as the Class or Class of Revolving Credit Commitments or Term Loans that was the subject of the Extension Notice; provided that the Extension Offer and/or Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date then in effect, (iv) the final maturity date of any Extended Term Loans or Extended Revolving Credit Commitments shall be no earlier than the then Latest Maturity Date applicable to any other Term Loans or Revolving Credit Commitments, respectively, at the time of Extension, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension Offer (including any Extension Notice any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, and (viii) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, optional and mandatory prepayments and scheduled amortization (subject to the limitations set forth in clauses (iii) and (iv) of this Section 2.17) applicable to any Extended Term Loans or Extended Revolving Credit Commitments shall be determined by the Borrower and the lenders providing such Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In connection with any such Extension, the Borrower and the Administrative Agent, with the approval of the extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings, Swing Loans and Swing Loan Participations upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.17. Any Extension of the Revolving Credit Commitments shall require the consent of each LC Issuer and the Swing Line Lender to the extent that such Extension provides for issuance of Letters of Credit or the borrowing of Swing Loans at any time during such extended period.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.17, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 and (ii) any Extension Offer is required to be in a minimum amount of $5,000,000 in the case of Term Loans or $1,000,000 in the case of Revolving Credit Commitments, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments of any or all applicable tranches accept the applicable Extension Offer.

(c) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17.

(d) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Credit Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.17(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.17(a).

(e) This Section 2.17 shall supersede any provisions in Section 2.14 or 11.12 to the contrary.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as provided in paragraph (c) of this Section 3.01.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered as provided in paragraph (c) of this Section 3.01.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to the Borrower, shall be conclusive absent manifest error. Any such certificate shall include the certification of an officer of such Lender or LC Issuer that such costs are not being imposed on the Borrower disproportionately in comparison with other similarly situated borrowers. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered if the Lender does not provide notice of such request more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence or event giving rise to such increased costs or reductions (except that, if the Change in Law constituting the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Taxes.

(a) LC Issuer. For purposes of this Section 3.02, the term “Lender” includes any LC Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e) with notice to the respective Lenders as to the nature and amount of such set off.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.02, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.04 Breakage Compensation. The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender actually sustains in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.03(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.03(b). The written request of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed and delivered by the Borrower, Holdings, the Administrative Agent, each LC Issuer and each of the Lenders.

(b) Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least five Business Days in advance of the Closing Date.

(c) Guaranty. The Guarantors shall have duly executed and delivered a Guaranty of Payment (the “Guaranty”), substantially in the form attached hereto as Exhibit C-1.

(d) Security Agreement. The Credit Parties shall have duly executed and delivered a Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2, and shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (A) a Perfection Certificate and (B) each other Security Document that is required by this Agreement or the Security Agreement to be delivered as of the Closing Date.

(e) Corporate Resolutions and Approvals; Other Certifications. The Administrative Agent shall have received (A) certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party evidencing corporate approval of the Transactions, (B) secretary’s certificates reasonably acceptable to the Administrative Agent (including evidences of authority and incumbency).

(f) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(g) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties, (including opinions of local counsel for the Credit Parties in each jurisdiction in which any Credit Party is registered under the UCC), each of which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(h) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, the Liens and security interests in the Collateral of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(i) Evidence of Insurance. The Administrative Agent shall have received insurance certificates, with confirming endorsements, naming the Administrative Agent, on behalf of the Lenders, as loss payee or mortgagee, as their interest may appear, on all property damage policies and as an “additional insured” on all third party liability policies, except professional liability.

(j) Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(k) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received certified copies of the bylaws, partnership agreement, limited liability company agreement or other applicable governing documents, of each Credit Party, and a good standing certificate from the Secretary of State of the state of incorporation or formation, as the case may be, dated as of a recent date, listing and attaching all charter documents affecting each Credit Party and certifying as to the good standing of such Credit Party.

(l) [Reserved]

(m) Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Target for the 2008, 2009 and 2010 fiscal years and each fiscal year ending 90 days or more prior to the Closing Date, which financial statements will be audited in accordance with generally accepted accounting principles (it being understood that the Lead Arrangers have received audited financial statements for fiscal years ended 2008, 2009 and 2010), (b) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Target for each fiscal quarter (other than the fourth-fiscal quarter of any applicable fiscal year) ended after December 31, 2010 and 45 days or more prior to the Closing Date (it being understood that the Lead Arrangers have received such unaudited financial statements for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011) and (c) a pro forma consolidated balance sheet of Borrower, and related pro forma consolidated statements of income of Borrower, in each case, calculated using the most recent financial statements delivered pursuant the above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such trailing four fiscal quarter period (in the case of consolidated statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by an Authorized Officer of the Borrower.

(o) Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under the Existing Credit Agreement and any other Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Administrative Agent shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(p) Merger. An Authorized Officer of the Borrower shall have certified that the Merger shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Credit Facilities substantially in accordance with the Merger Agreement, and no provision thereof shall have been amended or waived in any respect that would be adverse to Lenders without the consent of the Lead Arrangers, which consent may not be unreasonably withheld or delayed, provided that Section 8.5 of the Merger Agreement has not been amended or waived in any respect without written consent of the Lead Arrangers.

(q) No Closing Date Material Adverse Effect. Since December 31, 2010, there has not been a Closing Date Material Adverse Effect.

(r) Minimum Cash Equity Contribution. Prior to or substantially concurrently with the funding of any Loans or the making of any Commitments on the Closing Date, the Equity Investors shall have made the Equity Contribution, which shall be in an amount at least equal to 50% of the sum of (a) the aggregate principal amount of the Loans funded on the Closing Date (excluding, for the avoidance of doubt, any Letters of Credit) and (b) the Equity Contribution.

(s) Leverage Ratio. The Administrative Agent shall have received as of the Closing Date a certificate executed by an Authorized Officer of the Borrower demonstrating that the Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the Transaction) does not exceed 3.85 to 1.00, which, for the avoidance of doubt, shall be calculated based on the relevant financial statements delivered under clause (m) of this Section 4.01.

(t) Accuracy of Specified Representations. An Authorized Officer of the Borrower shall have certified that the Specified Representations and the Specified Merger Agreement Representations shall be true and correct as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct as of the date when made or for the respective period, as the case may be.

(u) Know Your Customer Information. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act; provided that any requests for such information shall have been received by the Borrower at least five Business Days prior to the Closing Date.

Notwithstanding anything to the contrary in this Section 4.01, to the extent any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the Closing Date (other than (x) the pledge of certificated capital stock of Borrower and the Domestic Subsidiaries of Borrower required to be pledged pursuant to the terms of the Security Documents and (y) the grant and perfection of security interests in other assets required to be pledged pursuant to which a lien may be perfected upon closing solely by the filing of a financing statement under the Uniform Commercial Code) after the Borrower’s use of commercially reasonable efforts to do so on or prior to the date hereof, or without undue burden or expense, then the provision of any such Collateral or lien search shall not constitute a condition precedent to the availability of the Loans on the Closing Date, but instead shall be created and/or perfected after the Closing Date in accordance with the provisions of Section 6.13.

Without limiting the generality of the requirements of Section 6.13, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (ii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided however that this clause (b) shall not apply to Loans made on the Closing Date, the only representations related to the Borrower, the Target, the Guarantors and their respective Subsidiaries and businesses, the accuracy of which shall be a condition to the initial funding of the Loans on the Closing Date shall be the Specified Representations and the Specified Merger Agreement Representations.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, each of the Borrower and Holdings makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status. Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation, (ii) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except as would not reasonably be expected to have a material adverse consequence to the Credit Parties, taken as a whole,

(ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents or Liens otherwise permitted hereunder) upon any of the property or assets of such Credit Party pursuant to the terms of any contract , except as would not reasonably be expected to have a Material Adverse Effect or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents or where the failure to obtain such order, consent, approval, license, authorization, validation, filing recording, registration or exemption would not have a Material Adverse Effect.

Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened with respect to any Credit Party or any of their respective Subsidiaries (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans and LC Issuances shall be utilized to finance the Transactions, finance the Borrower’s working capital needs, for other general corporate purposes and to fund certain fees and expenses relating thereto, in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements; Financial Projections.

(a) The Borrower has furnished to the Administrative Agent and the Lenders (i) the audited consolidated balance sheets of the Target and its consolidated Subsidiaries for the fiscal year ended December 31, 2010 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Target and its consolidated Subsidiaries for the fiscal year of the Target then ended; and (ii) the interim consolidated balance sheet, and the related statements of income and of cash flows, of the Target and its Subsidiaries for the fiscal quarter ending September 30, 2011. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Target and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments. The Target and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant liability (whether accrued, absolute, contingent or otherwise) or liability for taxes, in each case, that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower and its Subsidiaries, taken as a whole.

(b) The financial projections of the Borrower and its Subsidiaries for the fiscal years 2012 through 2016 (the “Financial Projections”) were prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Borrower at the time made available to the Administrative Agent to be reasonable, it being understood and acknowledged by the Lenders that the Financial Projections are as to future events and are not to be viewed as facts and that the Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that any particular Financial Projections will be realized and that actual results during the period or period covered by the Financial Projections may differ significantly from the actual results and that such differences may be material.

Section 5.08 Solvency. The fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis. The present fair saleable value of the assets of Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries on their debts as they become absolute and matured. Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature. Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Borrower and its Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.08, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.09 No Material Adverse Change. Since the Closing Date there has been no Material Adverse Effect.

Section 5.10 Tax Returns and Payments. Each Credit Party has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith, and, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, would reasonably be expected to have a Material Adverse Effect.

Section 5.11 Title to Properties, etc. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has good and marketable title, in the case of Real Property,

and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The properties (and interests in properties) owned by the Credit Parties, taken as a whole, are sufficient, in the judgment of the Credit Parties, for conducting the businesses of the Credit Parties and their Subsidiaries. Schedule 5.11 sets forth a complete list of material Real Property owned and/or leased by the Credit Parties on the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

Section 5.12 Lawful Operations, etc. Each Credit Party and each of its Subsidiaries: (i) holds all necessary and material foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except where the failure to hold such licenses, registrations, certifications or authorizations would not have a Material Adverse Effect, (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) conducts its business in material compliance with the Fair Debt Collection Practices Act and all other applicable federal, state, or local laws governing the collection of debts, except where the failure to so conduct its business would not have a Material Adverse Effect ,and (iv) is in material compliance with all federal, state, and local privacy (including health care information) laws, except where the failure to so comply its business would not have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) Each Credit Party and each of their Subsidiaries is in material compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property and no Credit Party knows of any event that has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of any Credit Party, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an a material Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law , except in each such case, such Environmental Claims or restrictions that would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with or would give rise to liability under Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.14 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Credit Parties, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied, in all material respects, all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any material liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, no Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

Section 5.15 Intellectual Property, etc. Each Credit Party and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.15 sets forth a complete list of all United States trade names and service marks and all patents and copyrights, in each case registered and applied for by the Borrower or any Subsidiary in the United States and all exclusive licenses under which the Borrower or any Subsidiary is an exclusive licensee of any United States registered or applied for trade name, service mark, patent or copyright.

Section 5.16 Investment Company Act, etc. No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended or any applicable Federal or state public utility law.

Section 5.17 Insurance. The Credit Parties and their Subsidiaries maintain insurance coverage in the manner contemplated by Section 6.03. Schedule 5.17 sets forth a complete list of all insurance maintained by the Credit Parties on the Closing Date.

Section 5.18 Labor Relations. No Credit Party nor any of its Subsidiaries (a) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (b) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (c) is subject to any pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (d) is subject to any pending or, to the knowledge of any Credit Party, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (f) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.19 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject to perfection thereto, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid or arrangements for prompt payment of such taxes have been made, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.20 True and Complete Disclosure. (a) The written information (other than the Financial Projections and information of a general economic or industry specific nature) that has been or will be made available to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(b) The Financial Projections that have been made available to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions have been, or will be, prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Borrower at the time made available to the Administrative Agent to be reasonable, it being understood and acknowledged that the Financial Projections are as to future events and are not to be viewed as facts, and the Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that any particular Financial Projections will be realized and that actual results during the period or periods covered by any such Financial Projections may differ significantly from the actual results and such differences may be material.

Section 5.21 Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist as a result of the execution and delivery hereof or by the execution and delivery of any other Loan Document.

Section 5.22 Capitalization. As of the Closing Date, Schedule 5.22 sets forth a true, complete and accurate description of the equity capital structure of Holdings and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 5.22, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party, (b) there are no obligations of any Credit Party to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Credit Party is a party or of which any Credit Party has knowledge that could directly or indirectly affect the capital structure of any Credit Party. The Equity Interests of each Credit Party described on Schedule 5.22 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.22, free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.23 Status of Obligations as Senior Indebtedness, etc. All Obligations and fees and expenses in connection therewith constitute “Senior Indebtedness” or similar term relating to the Obligations, and all Obligations are entitled to the benefits of any subordination created by any Subordinated Debt Documents.

Section 5.24 Anti-Terrorism Law Compliance. No Credit Party nor any of its Subsidiaries is subject to the U.S. Office of Foreign Asset Control list or in violation of Executive Order No. 13224 or the Patriot Act.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter until such time as the Commitments have been terminated the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedging Agreement, cash management obligations constituting Obligations and contingent indemnification obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after the close of the year ended December 31, 2011, and, thereafter, within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of nationally recognized auditors selected by the Borrower, which opinion shall be unqualified as to “going concern” or scope of audit and shall state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles.

(b) Quarterly Financial Statements. As soon as available and in any event within 60 days for the quarterly accounting period ending March 31, 2012, and within 45 days after the close of each of the subsequently occurring first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by an Authorized Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by an Authorized Officer to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto, and (B) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the Target, the consolidated financial statements of the Credit Parties delivered pursuant to Sections 5.07(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent and (iii) a management discussion and analysis with respect to the financial information, including a comparison to and variances from the immediately preceding period and budget.

(d) Budgets. Within 60 days after the close of each fiscal year ending after December 31, 2012, a consolidated budget for the fiscal year immediately succeeding the fiscal year covered by such financial statements, in reasonable detail for each of the four fiscal quarters of such fiscal year, setting forth a forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which such budget is based (including a description of any material change in accounting policies from the previous fiscal year); provided that, for the avoidance of doubt, the first such budget delivered pursuant to this Section 6.01(e) shall be in respect of the fiscal year of the Borrower ending December 31, 2013.

(e) Notices. Promptly, and in any event within five Business Days, after any Authorized Officer of any Credit Party or any Subsidiary obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(ii) the occurrence of any Management Service Agreement Termination Event or the actual termination of any Management Services Agreement; or

(iii)(A) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary, in each case if the same would reasonably be expected to have a Material Adverse Effect; or (B) any other event that would reasonably be expected to have a Material Adverse Effect; provided that, for the avoidance of doubt, any notice provided pursuant to this subclause (iii) of Section 6.01(e) shall not be deemed to be a notification that an event that has had a Material Adverse Effect has occurred;

(f) ERISA. Promptly, and in any event within 10 Business Days, after any Authorized Officer of a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto, in each case, if any of the foregoing would reasonably be expected to have a Material Adverse Effect.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, any Authorized Officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following would reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened material Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (A) results in material noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental or other Global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto.

(h) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each final letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to such Credit Party or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of Holdings or any of its Subsidiaries.

(i) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any material changes to the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the most recently delivered or updated Perfection Certificate and (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties.

(j) Public Company Information. After any Public Offering:

(i) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K or 10-Q (or any successor forms); and

(ii) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Holdings or the Borrower furnishes to its public stockholders generally.

provided, that any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this paragraph (j) so long as the Administrative Agent has received notification of the same;

(k) PATRIOT Act Information. Promptly upon the request of the Administrative Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act; and

(l) Other Information. Promptly upon the reasonable request therefor, such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

Section 6.02 Books, Records and Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit, upon at least two Business Days’ notice to the Borrower, officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders (through the Administrative Agent) may reasonably request. All such visits and inspections shall be at the Borrower’s expense; provided that so long as no Event of Default has occurred and is continuing, then Borrower shall not be required to pay for more than one such visit in any fiscal year.

Section 6.03 Insurance. (a) Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage (A) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Credit Parties and their Subsidiaries as of the Closing Date or (B) as is customary, reasonable and prudent in light of the size and nature of the business as of any date after the Closing Date, and (ii) forthwith upon the Administrative

Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Borrower. Such insurance (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured) and (ii) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(b) If a Default or an Event of Default shall have occurred and be continuing, if any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall, after prior notice to the Borrower, have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.

Section 6.04 Payment of Taxes and Claims. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207), with respect to its employees subject thereto, and any comparable provisions of applicable law.

Section 6.05 Corporate Franchises. (a) The Borrower will, and, except as would not reasonably be expected to have a Material Adverse Effect, will cause each other Credit Party and each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and (b) except as would not reasonably be expected to have a Material Adverse Effect each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06 Good Repair. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Statutes, etc. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, other than those the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the outcome in such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Domestic Subsidiary that is not an Excluded Subsidiary and that is not already a party to the Guaranty, such Credit Party will promptly, but in any event within 30 days or such longer period as the Administrative Agent may agree, cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Guaranty Supplement (as defined in the Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (c) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10. In the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by the Borrower or by any Domestic Subsidiary thereof, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10, and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 6.10.

Section 6.10 Additional Security; Real Estate Matters; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any fee-owned Real Property with a fair market value in excess of $2.5 million for any Real Property not covered by a Mortgage (in each case, with fair market value as reasonably determined by the Borrower as of the later of the Closing Date of the date upon which such Real Property was acquired by such Credit Party and reasonably agreed to by the Administrative Agent), or any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section 6.10, and, upon the request of the Administrative Agent, the Credit Party will, or will cause such Subsidiary to, within 90 days or such longer period as the Administrative Agent may agree, following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document. Furthermore, the Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions, a Perfection Certificate and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Equity Interests designated as voting and 100% of the Equity Interests designated as non-voting in any first tier Foreign Subsidiary, (ii) pledge (or cause to be pledged) any Equity Interests in any Foreign Subsidiary that is not a first tier Foreign Subsidiary, or (iii) cause a Foreign Subsidiary to join in the Guaranty or to become a party to the Security Agreement or any other Security Document, if to do so would, in the good faith judgment of the Borrower, subject it or any of its Subsidiaries to liability for additional United States income taxes by virtue of Section 956 of the Code.

(c) Real Estate Matters. The Credit Parties shall have delivered to the Administrative Agent (x) with respect to each parcel of Real Property subject to a Mortgage as of the Closing Date, and (y) with respect to each parcel of Real Property acquired by a Credit Party after the Closing Date, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.10(a) above, within 90 days or such longer period as the Administrative Agent may agree after such parcel of Real Property becomes subject to a Mortgage, all of the following:

(i) an American Land Title Association ( ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount reasonably determined by the Borrower and reasonably agreed to by the Administrative Agent (taking into account the estimated value of the property involved by relying upon, among other things, the purchase price (if any), the net book value and/or tax assessed value of such Real Property), insuring fee simple title to such fee-owned Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, provided that in no event shall Borrower be obligated to obtain a creditor’s rights endorsement to such Title Policy, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, provided, further, that each of the foregoing subclauses (1) and (2) are available in the relevant jurisdiction at commercially reasonable rates;

(ii) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy, to the extent in the possession or under the control of Borrower;

(iii) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Closing Date Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(iv) an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Administrative Agent may reasonably request.

Notwithstanding anything herein to the contrary, in the event a Mortgaged Property is located in a jurisdiction which imposes mortgage recording tax, intangible tax, documentary stamp tax or similar charges or fees, the total amount secured by the applicable Mortgage shall not exceed the fair market value of such Mortgaged Property as determined in accordance with

6.10(c)(i) above.

(d) Taxes. The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in Section 6.10(c), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.

(e) Landlord/Mortgagee/Bailee Waivers. The Credit Parties will promptly upon request of the Administrative Agent use commercially reasonable efforts to obtain, and will thereafter use commercially reasonable efforts to maintain in effect, Landlord’s Agreements on with respect to the Real Property that is the location of the Borrower’s chief executive office in form and substance acceptable to the Administrative Agent; provided that it is understood that the Credit Parties shall not be required to take any actions pursuant to this Section 6.10(e) if such actions would require the payment of any increased fees or rent or other expenses (other than reasonable legal fees and expenses related to the preparation of such Landlord Agreement) in connection with the execution of such Landlord’s Agreements.

(f) Further Assurances. The Credit Parties will, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

Section 6.11 Control Agreements. No later than the 90th day after the Closing Date (or such later date as the Administrative Agent may agree) the Credit Parties shall enter into Control Agreements giving the Administrative Agent control (as such term is used in Article 9-104 of the UCC) over such accounts with such banks where Credit Parties’ deposit accounts are maintained; provided, that the foregoing shall not apply to (a) deposit accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes and (ii) amounts required to be paid over to an employee benefit plan; (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside for the purpose of managing) disbursements, tax accounts, payroll accounts and trust accounts and (c) deposit accounts with amounts equal to or less than, at any time, $3.0 million, in the aggregate. Each Control Agreement, shall require, during the continuance of a Cash Dominion Event, the ACH or wire transfer, on each Business Day, of all available cash receipts to a concentration account to be titled in the name of any Credit Party, but under the sole dominion and control and security for the Administrative Agent. The Credit Parties may open new deposit accounts, subject to the prompt execution and delivery of Control Agreements consistent with the foregoing.

Section 6.12 Hedging Arrangements. No later than 90 days after the Closing Date or such longer period as the Administrative Agent may agree, the Borrower shall have entered into a Hedge Agreement reasonably satisfactory to the Administrative Agent with a notional amount equal to no less than 50% of the aggregate amount of the outstanding Term Loan and with a term of not less than three years.

Section 6.13 Post Closing Obligations. The Credit Parties will cause each obligation specified on Schedule 6.13 hereto to be completed not later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

ARTICLE VII.

NEGATIVE COVENANTS

Each of the Borrower and Holdings (but only to the extent relating to the obligations of Holdings under Section 7.10) hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter until such time as the Commitments have been terminated the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedging Agreement, cash management obligations constituting Obligations and contingent indemnification obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01 Changes in Business. No Credit Party nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Subsidiaries on the Closing Date and any other business reasonably related or ancillary thereto, which businesses shall include, for the avoidance of doubt, any software licensing business reasonably related to the practice of dentistry or the provision of management services to dental practices.

Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, nor will the Borrower permit its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate a merger or consolidation, (iii) make or otherwise effect any Acquisition, or (iv) make or otherwise effect any Asset Sale, except that, each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor (except to the extent otherwise permitted under Section 7.06); and (iii) any Subsidiary of the Borrower that is not a Credit Party into any other Subsidiary the Borrower that is not a Credit Party;

(b) any Asset Sale or other disposition of property or assets (i) to the Borrower or any Subsidiary Guarantor, (ii) from any Subsidiary of the Borrower that is not a Credit Party to any other Subsidiary of the Borrower that is not a Credit Party; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c) any transaction permitted pursuant to Section 7.05 or Section 7.06;

(d) any Subsidiary of the Borrower may liquidate, amalgamate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with this Section 7.02 or Section 7.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution;

(e) the Transactions may be consummated;

(f) any Subsidiary of the Borrower may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition or Asset Sale otherwise permitted pursuant to this Section 7.02 or an Investment otherwise permitted under Section 7.05; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g) the Borrower and its Subsidiaries may sell or transfer accounts receivable so long as the Net Cash Proceeds of any Asset Sale pursuant to this clause (g) are offered to prepay the Term Loans pursuant to Section 2.13(c)(v) (without reinvestment);

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, a Subsidiary that is not a Material Subsidiary (and has been designated to the Administrative Agent as not a Material Subsidiary by the Borrower prior to such disposition) so long as the Net Cash Proceeds of any Asset Sale pursuant to this clause (h) are offered to prepay the Term Loans pursuant to

Section 2.13(c)(v);

(i) to the extent constituting transfers of property, Events of Loss;

(j) in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) with respect to Asset Sales the Net Cash Proceeds of which in any fiscal year are greater than $5.0 million, in the aggregate, the Consideration for each such Asset Sale represents fair value and at least 80% of such Consideration consists of cash, Cash Equivalents or Designated Non-cash Consideration, (ii) immediately prior to and after giving effect to such Asset Sale on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or would result from consummation of such Asset Sale and (iii) any Net Cash Proceeds of such Asset Sale are applied to prepay the Loans as and to the extent required under Section 2.13(c); and

(k) the Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied immediately after giving effect thereto.

Section 7.03 Liens. The Borrower will not, nor will the Borrower permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Borrower or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.03 hereto or, to the extent not listed in such Schedule, the principal amount of obligation secured by such property or assets does not exceed $250,000 in the aggregate;

(c) Liens (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries, provided that (A) such Liens only secure Capitalized Lease Obligations or other Indebtedness permitted by

Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any of its Subsidiaries; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d) Liens on assets acquired pursuant to a Permitted Acquisition or any similar Investment permitted by Section 7.05 and securing Indebtedness permitted by Section 7.04(g); provided, that such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or such Investment; provided further, that such Liens encumber only the assets subject to such Liens immediately prior to such assumption and such Liens encumber only the assets subject to such Permitted Acquisition or such Investment;

(e) Liens on assets of any Subsidiaries that are not Subsidiary Guarantors securing Indebtedness of such Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 7.04(h);

(f) any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement or in respect of any Cash Management Agreements which otherwise constitute Obligations;

(g) Liens not permitted pursuant to the foregoing subparts securing obligations; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the greater of (x) $10 million and (y) 2.0% of consolidated total assets of the Borrower (measured as of the date such Lien is incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date of incurrence);

(h) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder; and

(i) Licenses, sub-licenses or cross-licenses of Intellectual Property in the ordinary course of business.

Section 7.04 Indebtedness. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, create, incur or assume any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents (including pursuant to Section 2.16 and 2.17);

(b) the Indebtedness set forth on Schedule 7.04 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(c)(i) Indebtedness consisting of Capital Lease Obligations of the Borrower and its Subsidiaries and (ii) other Indebtedness secured by a Lien referred to in Section 7.03(c); provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Capital Lease Obligations and other Indebtedness permitted by this subpart (c) shall not exceed $12.5 million at any time;

(d) any intercompany loans made by the Borrower or any Subsidiary of the Borrower (i) to any Domestic Credit Party (other than Holdings or any Intermediate Holdco), provided that such indebtedness is Subordinated Debt, (ii) to any Subsidiary that is not a Credit Party to the extent otherwise permitted by Section 7.05 or (iii) to Holdings or to any Intermediate Holdco to the extent the amount of such loan or guarantee would have been permitted to be made as a Restricted Payment under Section 7.06;

(e) Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have not been entered into for speculative purposes;

(f) Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

(g) Indebtedness (i) assumed in connection with a Permitted Acquisition (provided that such Indebtedness is not incurred in connection with, or in contemplation of, such Permitted Acquisition and clauses (b) and (e) of the definition of the term “Permitted Acquisition” are satisfied immediately after giving effect thereto) in an aggregate amount pursuant to this paragraph not to exceed $20 million and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(h) Indebtedness of any Subsidiary which is not a Credit Party in an amount not to exceed the greater of (x) $10 million and (y) 2.0% of consolidated total assets of the Borrower (measured as of the date such Indebtedness incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date of incurrence);

(i)(i) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims) and (ii) Indebtedness represented by Letters of Credit, to the extent such Letters of Credit support Indebtedness otherwise permitted under this Section 7.04, in an amount not to exceed the stated amount of such Letters of Credit;

(j)(i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(k) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Equity Interests permitted hereunder;

(l) Indebtedness arising from agreements providing for indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted under Section 7.05(m); provided, that with respect to any Indebtedness with respect to “earnouts” or similar obligations incurred under this clause (l), such Indebtedness shall not require any payment with respect thereto if any Default or Event of Default shall have occurred and be continuing or if Borrower would not be in compliance on a Pro Forma Basis after giving effect to such payment, with the covenants set forth in Section 7.07;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(n) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(o)(i) unsecured Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Borrower and its Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Holdings (or any Parent Entity thereof) or its Subsidiaries under deferred compensation to employees, consultants or independent contractors of Holdings (or any Parent Entity thereof) or its Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted under Section 7.05;

(p) unsecured Indebtedness and consisting of promissory notes issued by the Borrower or any of its Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of Holdings (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Equity Interests, in each case to the extent permitted by Section 7.06 (including all applicable limitations);

(q) cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r) additional Indebtedness of the Borrower or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the greater of (x) $12.5 million and (y) 2.5% of consolidated total assets of the Borrower (measured as of the date such Indebtedness incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date of incurrence), which Indebtedness may be secured to the extent permitted under Section 7.03(g);

(s) Indebtedness not for borrowed money incurred by the Captive Insurance Subsidiary in the ordinary course of business;

(t) unsecured Indebtedness having a maturity no earlier than, and requiring no cash payments of principal or interest prior to, the 91st day after the Latest Maturity Date, the Net Cash Proceeds of which are used to prepay the Loans pursuant to Section 2.13(c)(vi);

(u) Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

(v) Indebtedness incurred in connection with a Sale-Leaseback Transaction permitted by Section 7.02;

(w) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Sections 7.04(a) through (v) above;

For purposes of determining compliance with this Section 7.04, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (t) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of such clauses. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.04.

Section 7.05 Investments and Guaranty Obligations. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(b)(i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business and (ii) asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease of any asset and the licensing of any Intellectual Property, in each case, in the ordinary course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans and advances to (i) employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and (ii) loans and advances made in the ordinary course of business by any Credit Party to any Affiliated Dental Practice, and reimbursable by such Affiliated Dental Practice, pursuant to the terms of the applicable Management Service Agreement, provided the aggregate outstanding amount of all such loans and advances referred to in clauses (i) and (ii) above shall not exceed $2.5 million at any time and (iii) to finance the purchase of Equity Interests of Holdings (or any Parent Entity thereof); provided that the amount of such loans and advances used to acquire such Equity Interest shall be contributed to the Holdings in cash as common equity and, in turn, promptly contributed to the Borrower;

(f) Investments existing as of the Closing Date and described on Schedule 7.05 hereto;

(g) any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Benefited Creditors under any Cash Management Agreement, Designated Hedge Agreements or in respect of any other Obligations, in each case, pursuant to the Loan Documents;

(h) Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) of the Borrower or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) by any Domestic Credit Party in the Borrower or any Subsidiary Guarantor made after the Closing Date, (iii) by the Borrower or any of its Subsidiaries in Holdings in lieu of Restricted Payments permitted under Section 7.06 (it being understood that such Investments shall be deemed Restricted Payments for the purposes of compliance with Section 7.06), (iv) by any Subsidiary that is not a Credit Party made after the Closing Date in any Credit Party or in any Subsidiary that is not a Credit Party, or (v) of the Borrower or any Credit Party that is a Subsidiary of the Borrower in any Subsidiary that is not a Credit Party is an amount (valued at the fair market value of such Investments at the time such Investment is made) in an aggregate amount not to exceed the greater of (x) $11.25 million and (y) 2.25% of consolidated total assets of the Borrower (measured as of the date such Investment is made based upon the Section 6.01 Financials most recently delivered on or prior to such date of incurrence;

(j) Investments consisting of Indebtedness permitted by Section 7.04;

(k) transactions permitted by Section 7.02 (other than clause (c) thereof), Section 7.06 (other than clause (b)(ii) thereof) and Section 7.08;

(l)(i) Guaranty Obligations incurred by (A) the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Borrower or any other or any Subsidiary Guarantor that is permitted to be incurred under this Agreement and (B) any Subsidiary that is not a Credit Party in respect of Indebtedness of the Borrower or any of its Subsidiaries that is permitted to be incurred under this Agreement and (ii) Guaranty Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(m) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments by the Borrower or any Subsidiary of the Borrower in any other Person, provided that the aggregate amount of all such Investments that are so made pursuant to this subpart and outstanding at any time (taking into account the repayment of any loans or advances comprising such

Investments) shall not exceed an amount equal to: (i) the greater of (x) $12.5 million and (y) 2.5% of consolidated total assets of the Borrower (measured as of the date such Investment is made based upon the Section 6.01 Financials most recently delivered on or prior to such date of incurrence plus (ii) the Available Amount;

(n) the Borrower may make an Investment or incur a Guaranty Obligation with respect to Holdings or any Parent Entity that could otherwise be made as a Restricted Payment under Section 7.06, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 7.06;

(o) Guaranty Obligations by the Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) to the extent constituting Investments, the Transactions;

(q) Investments held by any Person acquired by the Borrower or a Subsidiary after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Subsidiary, in each case, in accordance with Section 7.02 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) the forgiveness or conversion to equity of any Indebtedness owed by the Borrower or any Subsidiary and permitted by Section 7.04;

(s) Subsidiaries of the Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 7.02 or Section 7.05, as applicable) if the Borrower and such Subsidiary comply with the applicable requirements of Section 6.09 and Section 6.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition permitted by Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger Consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.09 and Section 6.10, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t) Investments in the Captive Insurance Subsidiary (i) made pursuant to regulatory and actuarial requirements or (ii) in an amount not to exceed $1.5 million per fiscal year;

(u) Investments in any Affiliated Dental Practice (the “Buyer Affiliate Dental Practice”) in connection with the acquisition by such Buyer Affiliate Dental Practice of any other Affiliated Dental Practice (the “Seller Affiliate Dental Practice”); provided that the aggregate amount of all such Investments that are so made pursuant to this subpart and outstanding at any time (taking into account the repayment of any loans or advances comprising such Investments) shall not exceed $7.5 million;

(v) intercompany Investments in connection with reorganizations and related activities related to tax planning and reorganizations; provided that, after giving effect to any such reorganization and related activities, the value of the Collateral, taken as a whole, is not materially impaired; and

(w) Investments in any Term Loans in accordance with Sections 11.07(g) or (h).

Section 7.06 Restricted Payments. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, declare or make, directly or indirectly, any (i) Restricted Payment, except:

(a) the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)(i) any Subsidiary of the Borrower may declare and pay or make Capital Distributions to the Borrower or any other Subsidiary, as applicable (provided, (A) in the case of a Restricted Payment by a non-wholly owned Subsidiary of the Borrower, to each owner of Equity Interests of such Subsidiary based on their relative ownership interests and (B) in the case of a Restricted Payment by any Subsidiary Guarantor, such Restricted Payment may be made only to the Borrower or any Subsidiary Guarantor) and (ii) to the extent constituting a Restricted Payment, the Borrower and its Subsidiaries may make Investments permitted by Section 7.05;

(c) the Borrower may, or may make Restricted Payments or other distributions to Holdings or any Intermediate Holdco in the amount required for such entity (or any Parent Entity) to (i) make any payment under the Indemnification Agreement or to pay customary fees and operating expenses (including those respect to accounting, legal, director, corporate reporting and similar administrative functions, but excluding the payment of interest and fees in respect of Indebtedness of Holdings, any Intermediate Holdco or any Parent Entity of Holdings) and to pay other customary fees, and expenses necessary to maintain its corporate existence and franchises plus any actual, reasonable and customary indemnification claims made by directors or officers of Holdings, any Intermediate Holdco or any Parent Entity of Holdings, (ii) to pay franchise taxes, (iii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition, Investment or other transaction permitted by this Agreement, (iv) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of Holdings, any Intermediate Holdco or any Parent Entity of Holdings to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Borrower and its Subsidiaries; and (v) that necessary to consummate the Transactions or the proceeds of which shall be distributed in connection with the Transactions;

(d) the Borrower may make Restricted Payments or other distributions in the amount required for Holdings, any Intermediate Holdco (or any Parent Entity) to (A) pay Taxes owing by it, the Borrower and any Subsidiary of the Borrower as part of a consolidated group, (B) unless a Default or Event of Default has occurred and is continuing or would result therefrom, effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Equity Interests in Holdings (or any Parent Entity) or its Subsidiaries or to effect the termination of options to purchase Equity Interests of Holdings (or any Parent Entity), in each instance, held by any employee or owner of an Affiliated Dental Practice, a former or current directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any Parent Entity) or its Subsidiaries and (C) pay Taxes of such directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) in connection with any such repurchase, redemption, acquisition, cancellation or other retirement for value referred to in clause (B) above; provided that, the aggregate amount of all cash paid pursuant to clauses (B) and (C) above in any calendar year does not exceed the sum of (i) $3.5 million, plus (ii) all Net Cash Proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this

Section 7.06(d)(ii) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 7.06(d) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments, or may make Restricted Payments to Holdings, any Intermediate Holdco or any Parent Entity to allow such entity to make payments, that the Borrower would be permitted to make directly under Section 7.09 (vii) or (ix).

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving Pro Forma Effect thereto, the Borrower shall be in compliance with Section 7.07 hereof, the Borrower may make Restricted Payments, provided that the aggregate amount of all such Restricted Payments shall not exceed an aggregate amount not to exceed the sum of (A) $7.5 million plus (B) if the Total Leverage Ratio, calculated on a Pro Forma Basis after giving Pro Forma Effect to such Restricted Payment, is less than or equal to 2.50 to 1.00, the Available Amount;

(g) the Borrower may (or may make Restricted Payments to allow Holdings, any Intermediate Holdco or any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) so long as no Event of Default is continuing or would result therefrom, after an initial public offering of the Equity Interests of Holdings or any Parent Entity thereof, Holdings may make Restricted Payments (or make Restricted Payments to allow any Parent Entity to make such payments) to its equity holders or the equity holders of such parent in an aggregate amount not exceeding 6.0% per annum of the cash contributed to the common Equity Interests of Holdings from the net cash proceeds of such initial public offering;

(i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Subsidiary may prepay, repurchase, redeem or defease prior to its stated maturity any Subordinated Indebtedness (i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Subordinated Indebtedness, (ii) by converting or exchanging any such Indebtedness to Equity Interests of the Borrower or any of its Parent Entities or other Indebtedness permitted under Section 7.04 or (iii) an aggregate amount not to exceed the Available Amount at the time of such prepayment, redemption, repurchase or defeasance;

(j) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, and the Borrower may make any Restricted Payment to Holdings or to a Parent Entity thereof as and when necessary to enable Holdings or such Parent Entity to effect such Restricted Payments; and

(k) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.06 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among Holdings, the Borrower and/or the Subsidiaries, in each case, to the extent otherwise permitted under Section 7.05 or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.04 after giving effect to such transfer.

Section 7.07 Financial Covenants.

(a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than the maximum ratio specified below as of the last day of the Testing Period ending on the last day of the fiscal quarter ending on the date opposite such maximum ratio:

Testing Period Ending	Maximum Ratio
March March 31, 2012 through December 31, 2012	4.85x
March 31, 2013 through December 31, 2013	4.75x
March 31, 2014 through June 30, 2014	4.50x
September 31, 2014 through December 31, 2014	4.25x
March 31, 2015 through September 30, 2015	4.00x
December 31, 2015 through September 30, 2016	3.75x
December 31, 2016 and thereafter	3.50x

(b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than the minimum ratio specified below as of the last day of the Testing Period ending on the last day of the fiscal quarter ending on the date opposite such maximum amount:

Testing Period Ending	Minimum Ratio
March 31, 2012 through September 30, 2012	1.10x
December 31, 2012 through December 31, 2014	1.15x
March 31, 2015 and thereafter	1.25x

(c) For the purpose of determining compliance with the covenants set forth in this Section 7.07, (i) all calculations shall be on a Pro Forma Basis and (ii) any cash equity contribution made to Holdings (or any Intermediate Holdco), directly or indirectly, by one or more of its stockholders (for further contribution to the Borrower) after the beginning of the relevant fiscal quarter and on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.07(a) or (b), as applicable, will, at the written direction of Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the covenants set forth in this Section 7.07 at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that

(A) in each trailing four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made; (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the covenants set forth in this Section 7.07; (C) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement; (D) the proceeds of any Specified Equity Contribution will be applied to Scheduled Repayments of the Term Loans in inverse order of maturity; and (E) no more than four Specified Equity Contributions shall be made during the term of the Credit Facility.

Section 7.08 Limitation on Capital Expenditures. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, permit the aggregate amount of Capital Expenditures for the Borrowers and its Subsidiaries made in any fiscal year set forth below to exceed (a) the Available Amount, plus (b) the amount set forth below:

Fiscal Year Ending	Capital Expenditure Amount
December 31, 2012	$30.0 million
December 31, 2013 and thereafter	$25.0 million

provided, however, that the aggregate amount of Capital Expenditures made in any fiscal year shall be increased by an amount equal to (i) 100% of the excess, if any, of the combined aggregate amount of Capital Expenditures permitted pursuant to this Section 7.08 for the immediately preceding fiscal year over the actual amount of Capital Expenditures for the immediately preceding previous fiscal year (the “Rollover Amount”) plus (ii) an amount not to exceed 25% of the amount of Capital Expenditures permitted pursuant to this Section 7.08 for the next succeeding fiscal year (each such amount, a “Carry-Back Amount”), which may be carried back to the immediately prior fiscal year and utilized to make such Capital Expenditures in such prior fiscal year (it being understood and agreed that (a) no Carry-Back Amount may be carried back beyond the fiscal year immediately prior to the fiscal year of such applicable amount of Capital Expenditures and (b) the portion of the Carry-Back Amount actually utilized in any fiscal year shall be deducted from the amount of Capital Expenditures permitted in the fiscal year from which it was carried back).

Section 7.09 Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, consummate any transaction or series of transactions with any Affiliate (including any payment in respect of Management Fees, consulting fees or similar fees) other than upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) transactions among the Borrower and the Subsidiary Guarantors, (ii) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Credit Parties comply with any applicable legal requirements of the Code, (iii) agreements and transactions with and payments to officers, directors and shareholders that are either entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, (iv) the consummation of the Transactions and the payment of fees and expenses relating thereto, (v) transactions permitted under Section 7.02; Investments permitted under Section 7.05 and Restricted Payments permitted under Sections 7.06, (vi) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business, (vii) the payment of customary fees and reasonable out of pocket costs to, and indemnities (including pursuant to the Indemnification Agreement) provided on behalf of, Sponsors, directors, managers, consultants, officers and employees of any Parent Entity of Holdings, Holdings, any Intermediate Holdco, the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Subsidiaries, (viii) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any respect, (ix) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay (A) not in excess of $1.0 million in the aggregate to the Sponsor to reimburse deferred fees, costs and expenses incurred by the Sponsor in connection with the Transactions, (B) reimbursements to the Sponsor for out of pocket expenses in accordance with the Management Agreement, and (C) Management Fees in accordance with the Management Agreement in an amount up to 3.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period; provided that such payments may be greater than 3.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period to the extent such additional payments represent amounts accrued but not paid in prior periods, and (x) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms.

Section 7.10 Holdings Covenant. Neither Holdings nor any Subsidiary of Holdings directly or indirectly holding Equity Interests of the Borrower (each such Subsidiary an “Intermediate Holdco”) shall actively engage in any trade or business, other than (i) the ownership of 100% of the Equity Interests in its Subsidiaries (provided that the only Subsidiary which shall be directly owned by Holdings or any Intermediate Holdco is the Borrower or any Intermediate Holdco that (A) is organized under the laws of the United States, any state thereof or the District of Columbia, (B) becomes a Guarantor (C) grants a first priority security interest in 100% of its direct or indirect interest in the Borrower to the Administrative Agent for the benefit of the Lenders and (D) agrees to be subject to the restrictions of this Section 7.10), (ii) activities relating thereto, (iii) the performance of its respective obligations under the Loan Documents to which it is a party and the maintenance of its corporate existence and corporate governance including the ability to incur fees, costs and expenses relating to such maintenance, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (v) the performance of its obligations under any documentation governing the Acquisition Documentation, (vi) any public offering of its Equity Interest or any other issuance or registration of its Equity Interests for sale or resale not constituting a Change in Control, including the costs, fees and expenses related thereto, (vii) the making of any dividend or the holding of any cash received in connection with dividends made by the Borrower in accordance with Article 7 pending application thereof, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and directors and as otherwise permitted hereunder, (x) activities incidental to the consummation of the Transactions, (xi) making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (xii) the Guaranty Obligations incurred in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (xiii) organizational activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower, including the formation of acquisition vehicle entities (so long as the Equity Interests held by Holdings or any Intermediate Holdco therein are promptly contributed to the Borrower or a Subsidiary Guarantor) the making of intercompany loans and/or investments incidental to such Permitted Acquisitions or similar Investments in each case consummated substantially contemporaneously with the consummation of the applicable Permitted Acquisitions or similar Investments; provided, further, that in no event shall any such activities include the incurrence of a Lien on any of the assets of Holdings, (xiv) the incurrence of unsecured Indebtedness, so long as no other Credit Party is an obligor with respect thereto, (xv) the making of any loans to any officers permitted by Section 7.05 and (xvi) the making of any Investment in the Borrower or any Subsidiary, and (xvi) activities incidental to the businesses or activities described in clauses (i) to (xvi) of this Section 7.10.

Section 7.11 Modification of Certain Agreements. Without the prior written consent of the Required Lenders, no Credit Party will amend, modify, supplement, waive or otherwise change:

(a) any Subordinated Debt Document (other than (i) any amendment, modification, supplement, waiver or other change that (a) extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Subordinated Indebtedness, (ii) reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Subordinated Indebtedness (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on any applicable Credit Party or (iv) is otherwise not materially adverse to the interests of the Lenders); or

(b) any Credit Party’s Organizational Documents in a manner that is materially adverse to the interest of the Lenders; provided that any change in the amount of the authorized common equity of any Credit Party shall not be deemed to be adverse to the interests of the Lenders.

Section 7.12 Fiscal Year. The Borrower shall not change its Fiscal Year end from December 31.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. The occurrence and continuation of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit within three Business Days of being required to do so hereunder; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made, deemed made, or confirmed or deemed confirmed); or

(c) Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01 (other than Sections 6.01(a), (b), (d), (e)(ii), (e)(iii) and (f) through (l)), 6.09, 6.10 (other than Sections 6.10(d), (e) and (f)), 6.11, and 6.13 or Article VII (excluding, for the avoidance of doubt, Section 7.10 thereof) of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days, or, in the case of Sections 6.01(a) and (b), 10 days, after the earlier of (i) an Authorized Officer of the Borrower obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements; Designated Hedge Agreements: (i) any Credit Party or any of its Subsidiaries shall (A) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (B) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by (i) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (ii) secured Material Indebtedness that becomes due solely as a result of the sale, transfer or other Asset Sale (including as a result of an Event of Loss) of the property or assets securing such Material Indebtedness the effect of which default or event of default or condition is to cause, or permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Material Indebtedness to become due prior to its stated maturity; provided that such default or failure remains unremedied or has not been waived by the holders of such Indebtedness)); or (C) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Invalidity of Security Documents: any provision of any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Administrative Agent fails to have; or

(g) Invalidity of Liens: any security interest and Lien in any Material Subsidiary purported to be created by any Security Document with respect to Collateral having a fair market value in excess of $7.5 million shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Administrative Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected security interest in or Lien on any Collateral covered thereby; provided that if the invalidity of or failure to perfect any such Lien is due to the failure of the Administrative Agent to perform its duties in accordance with this Agreement, such invalidity or failure to perfect shall not constitute an Event of Default pursuant to this clause (g) of Section 8.01 so long as the Credit Parties take such actions as are reasonably requested by the Administrative Agent to effect the creation and perfection of a replacement Lien;

(h) Judgments: (i) one or more judgments, orders or decrees shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $15.0 million or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against any Credit Party and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $15.0 million, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Insolvency Event: any Insolvency Event shall occur with respect to Holdings, any Intermediate Holdco, the Borrower or any Material Subsidiary; or

(j) ERISA: any ERISA Event shall have occurred and such event or events could reasonably be expected to have a Material Adverse Effect; or

(k) Change in Control: if there occurs a Change in Control; or

(l) Subordinated Indebtedness: any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, any Subordinated Debt Document

For the avoidance of doubt, any “going concern” qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or any projected Default or Event of Default pursuant to the requirements of Section 7.07 in connection with financial statements delivered pursuant to Section 6.01(a) shall not be a Default or Event of Default.

Section 8.02 Remedies. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrower and the other Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender after the Obligations have been accelerated (or have matured) or through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by applicable law, be applied as follows:

(a) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(d) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts;

(e) fifth, pro rata to the payment of (A) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice and (B) the amounts due to Cash Management Banks under Cash Management Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(f) sixth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(g) seventh, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(h) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment.

(a) Each Lender hereby irrevocably designates and appoints KeyBank National Association to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article IX. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (iii) enter into any amendment to correct any errors or omissions pursuant to Section 11.12(g), or (iv) enter into any Incremental Revolving Credit Assumption Agreements, Incremental Term Loan Assumption Agreements or Extension Amendments in accordance with the applicable terms hereof.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that, except as otherwise set forth in the Loan Documents with respect to rights of set off, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, in accordance with the terms hereof, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

(d) Notwithstanding the provisions of Section 9.11, if the Administrative Agent shall become a Defaulting Lender, the Borrower may appoint, subject to the consent of the Required Lenders, a successor Administrative Agent. Such successor Administrative Agent shall have all of the rights, duties and powers of the Administrative Agent.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the

Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from the Required Lenders or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Borrower, if applicable. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.09 shall survive the payment of all Obligations.

Section 9.10 The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower, to appoint a successor, with notice to all other Lenders of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed)

and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Collateral Matters. The Administrative Agent may, after providing reasonable notice to the Borrower, from time to time make such disbursements and advances (“Agent Advances”) that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrower or the Credit Parties pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.01; provided, that (i) the right of the Administrative Agent to make Agent Advances may be revoked or suspended by vote of the Required Lenders (ii) the aggregate amount of outstanding Agent Advances shall not exceed 10% of the aggregate Revolving Commitments and (iii) the aggregate amount of outstanding Agent Advances, Revolving Loans and LC Outstandings shall not exceed the aggregate Revolving Commitments. The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. The Administrative Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.09, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Applicable Percentage of each such Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

Section 9.14 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the

Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.15 Proof of Claim. The Lenders and the Borrower hereby agree that after the occurrence and continuation of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.16 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.17 Credit Bidding. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with the terms of the Loan Documents and applicable law.

ARTICLE X.

GUARANTY

Section 10.01 Guaranty by the Borrower. The Borrower hereby unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrower) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower under any Designated Hedge Agreement, Cash Management Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor or Cash Management Bank, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02 Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03 Guaranty Unconditional. The obligations of the Borrower under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

(c) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(e) the existence of any claim, set-off or other rights that the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article X, constitute a legal or equitable discharge of the Borrower’s obligations under this Section 10.03 other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

Section 10.04 Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized). If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article X with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05 Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06 Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article X forthwith on demand by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses etc. Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be, in each case upon demand therefor (together with reasonable back-up documentation supporting such reimbursement request)) all of the following: (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of not more than one firm of counsel to the Administrative Agent and the Lenders (taken as a whole) and, in the case of a conflict of interest, of one additional firm of counsel to the Administrative Agent and the Lenders (taken as a whole) (and, if reasonably necessary, of one local counsel and/or regulatory counsel in any material relevant jurisdiction); (iv) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; and (v) upon the exercise of remedies under Section 8.02, all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with such exercise of remedies.

Section 11.02 Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof, the Merger and the Transactions, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand therefore (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitee, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that, except in the case of any indemnity or reimbursement obligation to the Administrative Agent as a result of the application of the provisions of clause (i) of Section 11.12(g) of this Agreement, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Loan Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, or agents of any of the foregoing or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Borrower or any of Borrower’s affiliates and that is brought by such Indemnitee against and other Indemnitee (other than claims against the Administrative Agent arising out of or in connection with its performance of its duties under the Loan Documents) or (ii) any settlement entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization.

(a) Equalization. Except as otherwise permitted hereunder, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding any amount received in respect of an assignment pursuant to Section 11.06) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower or any other Credit Party, to it at:

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Attention: Chief Financial Officer

Telephone: 781-224-0880

Telecopier: 781-224-4216

With a copy to:

JLL Partners

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Garrett Hall

Telephone: 212-210-9308

Telecopier: 646-695-4108

And

Christopher J. Brown, Esq.

Simpson Thacher & Bartlett LLP

1155 F Street NW

Washington, D.C. 20004

Telephone: 202-636-5513

Telecopier: 202-636-5502;

(ii)	if to the Administrative Agent, to it at the Notice Office; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person (such Eligible Assignee or other Person, a “Participant”), provided that in the case of any such participation,

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement,

(v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and

(vi) such Lender shall receive written confirmation from the Administrative Agent that such Participant is not a Disqualified Institution;

and, provided further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such Participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and, provided still further that each Participant shall be entitled to the benefits (and subject to the limitations) of Section 3.03 with respect to its participation as if it was a Lender, except that a Participant shall (i) only deliver the forms described in Section 3.02(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Sections 3.01 or 3.02 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, after the Participant became a Participant hereunder.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1.0 million, in the case of Term Loans or $2.0 million, in the case of Revolving Loans and Revolving Commitments;

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D) unless waived by the Administrative Agent, except in the case of an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and

(E) Borrower will be deemed to have given consent to such Assignment if Borrower has not responded within five Business Days of a request for consent.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.02(g).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The Lender Register shall be available for the inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v) Nothing in this Section 11.06(c) shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06 may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.03, 11.01, 11.02 and 11.03, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.03, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.

(g) Offer to Purchase Term Loans. Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, Holdings or any of its Affiliates (the “Affiliated Lender”) may repurchase outstanding Term Loans on the following basis:

(i) no proceeds of Revolving Loans may be used to fund the purchase of Term Loans by Affiliated Lenders;

(ii) any Term Loans acquired by an Affiliated Lender (other than Holdings and its Subsidiaries) may be contributed to Holdings or its Subsidiaries or exchanged for Equity Interests of Holdings or the Borrower. Any Term Loans repurchased by, or contributed to, Holdings or its Subsidiaries shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 11.06 the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation;

(iii) repurchases by an Affiliated Lender shall not be deemed to be voluntary prepayments pursuant to Section 2.13(a) except that the amount of the Loans deemed cancelled pursuant to clause (ii) above shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan;

(iv) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender, and will not be permitted to attend and/or participate in meetings not attended by the Borrower;

(v) for purposes of any amendment, waiver or modification of any Loan Document or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as nonaffiliated Lenders voting on such matter;

(vi) the amount of Term Loans held by Affiliated Lenders (excluding Term Loans cancelled pursuant to clause (ii) above), may not be equal to or greater than 25% of the Total Credit Facility Amount;

(vii) subject to the foregoing limitations, Affiliated Lenders other than Holdings and its Subsidiaries may purchase Term Loans in the open market (in which case, they shall be deemed Eligible Assignees for the purposes of Section 11.06(c) and such purchases shall be subject to the provisions of Section 11.06(c)), or by Dutch auction pursuant to Section 11.06(h). Holdings and its Subsidiaries may only purchase Term Loans by Dutch auction pursuant to Section 11.06(h), and only so long as no Default or Event of Default has occurred and is continuing.

(h) Procedures for Dutch Auctions. Subject to Section 11.06(g), an Affiliated Lender may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders, provided that, (A) Borrower delivers a notice of the Term Loans that will be subject to such Auction to the Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans the relevant Affiliated Lender is willing to purchase in the Auction and (3) the range of discounts to par at which the relevant Affiliated Lender would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $250,000 in excess thereof; (C) the relevant Affiliated Lender shall hold the Auction open for a minimum period of two Business Days; (D) a

Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with each Lender’s Applicable Percentage; (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may reasonably establish which are consistent with this Section 11.06(h) and are reasonably acceptable to the Borrower, that a Lender must follow in order to have its Offer Loans repurchased; (G) with respect to all repurchases made pursuant to this Section 11.06(h), the relevant Affiliated Lender shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans.

(i) Failure by any Affiliated Lender to make any payment to a Lender in respect of a transaction contemplated by Section 11.06(g) or (h) shall not constitute an Event of Default hereunder.

Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR

OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders.

(a) Except as otherwise expressly set forth in Sections 2.16 and 2.17, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender in addition to the Required Lenders;

(B) extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender in addition to the Required Lenders;

(C) reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.13, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (w) the waiver of any mandatory prepayments owing pursuant to Section 2.13, (x) waiving the applicability of any post-default increase in interest rates, (y) any financial covenants or (z) waiver of any default), without the written consent of such Lender in addition to the Required Lenders;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon ((x) waiving the applicability of any post-default increase in interest rates, (y) any financial covenants or (z) waiver of any default), without the written consent of such Lender in addition to the Required Lenders; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees (other than default interest) to which any Lender is entitled hereunder, without the written consent of such Lender in addition to the Required Lenders;

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A) release the Borrower from all or substantially all of its obligations hereunder;

(B) release all or substantially all of the value of the Borrower’s guaranty obligations under Article X and all or substantially all of the value of the guaranty obligations of the Credit Parties under the Guaranty, except, in each case, in connection with transactions expressly permitted under this Agreement;

(C) release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12, Section 8.03, Section 11.04, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(F) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, except as not otherwise prohibited under this Agreement; or

(G) amend, modify or waive any provision of Section 2.07(b), Section 2.14(b) (other than in regards to any “amend and extend” transaction pursuant to Section 2.17) or Section 2.14(e); and

(iii) this Agreement may be amended with only the written consent of the Administrative Agent, the Borrower, the LC Issuer (if applicable), the Swing Line Lender (if Applicable) and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Credit Commitments (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”) or all outstanding Revolving Credit Commitments (“Refinanced Revolving Credit Commitments”) with a replacement revolving credit commitment tranche hereunder (“Replacement Revolving Credit Commitments”), but only if (A) the aggregate principal amount of the Replacement Term Loans or Replacement Revolving Credit Commitments (as applicable) does not exceed the aggregate principal amount of the Refinanced Term Loans or Refinanced Revolving Credit Commitments (as applicable), (B) the Replacement Term Loans and the Replacement Revolving Credit Commitments are subject to a “most favored nation” provision based on yield on terms to be mutually agreed by the Administrative Agent and the Borrower, (C) the weighted average life to maturity of such Refinanced Term Loans is no shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of the refinancing and (D) all other terms applicable to such Replacement Term Loans or Replacement Revolving Credit Commitments are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans or Replacement Revolving Credit Commitments than, those applicable to such Refinanced Term Loans or Refinanced Revolving Credit Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans or Revolving Credit Commitments in effect immediately prior to such refinancing. No existing Lender will have any obligation to commit to any such Replacement Term Loans or Replacement Revolving Credit Commitments;

(iv) this Agreement may be amended with only the written consent of the Borrower and the Administrative Agent to effect the provisions of Section 2.16(b) and 2.17 upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement;

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby (in addition to the Required Lenders).

(c) No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender (in addition to the Required Lenders).

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 11.12) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.04 and any amounts accrued and owing to such Lender under Section 3.01 or 3.02), and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent. Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (i) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of this Agreement or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Incremental Term Loan Assumption Agreement, any Incremental Revolving Credit Commitment Assumption Agreement or any Extension Amendment.

Section 11.13 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.03) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor on a confidential and need-to-know basis), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (3) to the extent requested by any regulatory authority having jurisdiction over the applicable disclosing party, (4) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable laws or regulations (in which case, each disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent not prohibited by law), (5) to any other party to this

Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any current or prospective funding source of a Lender and to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b) As used in this Section 11.15, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this

Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.21 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 11.25 Advertising and Publicity. Each Credit Party shall use its commercially reasonable efforts not to issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise) any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process.

Section 11.26 Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall take any action reasonably requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not otherwise prohibited by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments or releases of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

JLL CROWN MERGER SUB, INC., as the Initial Borrower

By:	/s/ Michel Lagarde
Name:	Michel Lagarde
Title:	Vice President and Secretary

ADPI HOLDINGS, INC., as a Credit Party

By:	/s/ Michel Lagarde
Name:	Michel Lagarde
Title:	Vice President and Secretary

AMERICAN DENTAL PARTNERS, INC., as the Borrower (from and after the Merger)

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President, Planning and Investment

KEYBANK NATIONAL ASSOCIATION as a Lender, LC Issuer, Swing Line Lender, and as the Administrative Agent

By:	/s/ Peter Richer
Name:	Peter Richer
Title:	Director

CIT Bank, as a Lender

By:	/s/ Kelly Hartnett
Name:	Kelly Hartnett
Title:	Authorized Signatory

CIT Healthcare LLC, as a Lender and Co-Syndication Agent

By:	/s/ John Tolley
Name:	John Tolley
Title:	Director

NXT Capital LLC, as a Lender, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

By:	/s/ Joseph Gambino
Name:	Joseph Gambino
Title:	Duly Authorized Signatory

Metropolitan National Bank, as a Lender

By:	/s/ James O’ Donohue
Name:	James O’Donohue
Title:	FVP

By:	/s/ Charles F. Azzara
Name:	Charles F. Azzara
Title:	Vice President

US Bank National Association, as a Lender

By:	/s/ John C. Lambert
Name:	John C. Lambert
Title:	Executive Vice President

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David A. Buck
Name:	David A. Buck
Title:	Executive Director

CIT Capital Securities LLC, as a Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael R. Young
Name:	Michael R. Young
Title:	Managing Director

EXHIBIT A-1

REVOLVING FACILITY NOTE

$	, 201
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned JLL Crown Merger Sub, Inc., a Delaware corporation (“Merger Sub”; Merger Sub will be merged (the “Merger”) with and into American Dental Partners, Inc., a Delaware corporation (“ADPI”); prior to the Merger, Merger Sub, and from and after the Merger, ADPI, are herein referred to as the “Borrower”), hereby promises to pay to the order of             (the “Lender”), in lawful money of the United States of America and in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of the Administrative Agent, the principal sum of             ($     ) or, if less, the then unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, on the Revolving Facility Termination Date.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times to be determined in accordance with Section 2.09 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of February 9, 2012, among: (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents (as the same may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Revolving Facility Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

JLL CROWN MERGER SUB, INC.

By:
Name:
Title:

AMERICAN DENTAL PARTNERS, INC. (from and after the Merger)

By:
Name:
Title:

EXHIBIT A-2

SWING LINE NOTE

$	, 201
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned JLL Crown Merger Sub, Inc., a Delaware corporation (“Merger Sub”; Merger Sub will be merged (the “Merger”) with and into American Dental Partners, Inc., a Delaware corporation (“ADPI”); prior to the Merger, Merger Sub, and from and after the Merger, ADPI, are herein referred to as the “Borrower”), hereby promises to pay to the order of KeyBank National Association, as Swing Line Lender, the principal sum of             ($        ) or, if less, the then unpaid principal amount of all Swing Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office, on the Swing Loan Maturity Date applicable to each such Swing Loan.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swing Loan made by the Swing Line Lender from the date of such Swing Loan until paid at the rates and at the times to be determined in accordance with Section 2.09 of the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement, dated as of February 9, 2012, among: (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) the Swing Line Lender, as the Administrative Agent and LC Issuer, (v) the Swing Line Lender, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents (as the same may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swing Line Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Swing Line Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

JLL CROWN MERGER SUB, INC.

By:
Name:
Title:

AMERICAN DENTAL PARTNERS, INC. (from and after the Merger)

By:
Name:
Title:

EXHIBIT A-3

TERM NOTE

$	, 201
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned JLL Crown Merger Sub, Inc., a Delaware corporation (“Merger Sub”; Merger Sub will be merged (the “Merger”) with and into American Dental Partners, Inc., a Delaware corporation (“ADPI”); prior to the Merger, Merger Sub, and from and after the Merger, ADPI, are herein referred to as the “Borrower”), hereby promise to pay to the order of             (the “Lender”) the principal sum of             ($        ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Term Loan Maturity Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times to be determined in accordance with Section 2.09 of the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, dated as of February 9, 2012, among: (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents (as the same may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Term Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

JLL CROWN MERGER SUB, INC.

By:
Name:
Title:

AMERICAN DENTAL PARTNERS, INC. (from and after the Merger)

By:
Name:
Title:

EXHIBIT B-1

NOTICE OF BORROWING

            , 201

KeyBank National Association,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

127 Public Square

Cleveland, Ohio 44114

Re:	Notice of Borrowing under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, [JLL CROWN MERGER SUB, INC., a Delaware corporation, AMERICAN DENTAL PARTNERS, INC., a Delaware corporation] (the “Borrower”), refers to the Credit Agreement, dated as of February 9, 2012 (as may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents, and hereby gives you notice, irrevocably, pursuant to Section 2.06(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth in Schedule 1 attached hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.06(b) of the Credit Agreement.

The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as indicated in Schedule 1 attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties were true and correct in all material respects as of the date when made or for the respective period; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

[JLL CROWN MERGER SUB, INC., as the Borrower

By:
Name:
Title: ]

[AMERICAN DENTAL PARTNERS, INC., as the Borrower

By:
Name:
Title: ]

Schedule 1

BORROWING SCHEDULE

Proposed Borrowing #1:

Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans	Swing Line Maturity Date if Loans are Swing Loans
	Base Rate Loans		One Month

	Eurodollar Loans		Two Months

	Swing Loans		Three Months

, 20	[Circle one of above]	$	Six Months	,20

[Circle one of above]

Proposed Borrowing #2:

Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans	Swing Line Maturity Date if Loans are Swing Loans
	Base Rate Loans		One Month

	Eurodollar Loans		Two Months

	Swing Loans		Three Months

, 20	[Circle one of above]	$	Six Months	,20

[Circle one of above]

EXHIBIT B-2

NOTICE OF CONTINUATION OR CONVERSION

            , 201

KeyBank National Association,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

127 Public Square

Cleveland, Ohio 44114

Re:	Notice of Continuation or Conversion under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, AMERICAN DENTAL PARTNERS, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of February 9, 2012 (as may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents, and hereby gives you notice, irrevocably, pursuant to Section 2.10(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.10(a) of the Credit Agreement, and in that connection therewith has set forth in Schedule 1 attached hereto the information required pursuant to such Section 2.10(b) of the Credit Agreement relating to each such Continuation or Conversion.

Very truly yours,

AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

Schedule 1

1.	The Type[s] of Loan[s] to be [Continued] [Converted] [is a] [are] [Eurodollar Loan[s]].

2.	The date on which the [respective] Loan to be [Continued] [Converted] was made is [$ .]

3.	The date on which the [respective] Loan is to be [Continued] [Converted] is [ .]

4.	The Aggregate amount of [the] [each] Loan is [$ .]

5.	[[The [new] Interest Period for the [respective] Loan is [ .]

[6.	The Type of Loan into which the [respective] Loan[s] [is] [are] to be Converted is Eurodollar Loan.]

EXHIBIT B-3

LETTER OF CREDIT REQUEST

No.

Dated             , 20

KeyBank National Association,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

127 Public Square

Cleveland, Ohio 44114

Attention: Letter of Credit Operations

Ladies and Gentlemen:

The undersigned, AMERICAN DENTAL PARTNERS, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of February 9, 2012 (as may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among (i) the Borrower, (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents.

Pursuant to Section 2.05 of the Credit Agreement, the undersigned hereby requests that             , as a LC Issuer, issue a Letter of Credit on             , 20    (the “Date of Issuance”) in the aggregate face amount of $        , for the account of                     (the “LC Obligor”).

The beneficiary of the requested Letter of Credit will be                     , and such Letter of Credit will be in support of                    and will have a stated termination date of                     .

Pursuant to Section 2.05(b) of the Credit Agreement, the undersigned hereby certifies that after giving effect to the requested issuance of the Letter of Credit:

(i)	$ principal amount of Loans will be outstanding; and

(ii)	the LC Outstandings will be $ .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B) no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

EXHIBIT C-1

FORM OF SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY, dated as of             , 2012 (as may be amended, restated, modified or supplemented from time to time, this “Guaranty”), made by (i) each of the undersigned (each, a “Guarantor” and collectively, the “Guarantors” and such terms shall include an Additional Guarantor that becomes a party to this Guaranty pursuant to Section 15 hereof), with (ii) KeyBank National Association, as Administrative Agent (herein, together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

(2) This Guaranty is made pursuant to the Credit Agreement, dated as of the date hereof (as may be amended or otherwise modified, restated, replaced or amended and restated from time to time, the “Credit Agreement”), among (i) prior to the Merger (as defined in such Credit Agreement ), JLL Crown Merger Sub, Inc., a Delaware corporation (“Newco” or the “Initial Borrower”), as the initial borrower, and after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower (the “Borrower”), ADPI Holdings, Inc., a Delaware corporation (“Holdings”), the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent and the other agents party thereto.

(3) Each Guarantor is a direct parent or direct or indirect Subsidiary of the Borrower. This Guaranty is one of the Loan Documents referred to in the Credit Agreement.

(4) It is a condition to the making of Loans and LC Issuances under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

(5) Each Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to extend the Loan Document Obligations and the Designated Hedge Document Obligations.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the other Creditors and hereby covenants and agrees with the Administrative Agent and each other Creditor as follows:

Section 1. Certain Definitions. As used in this Guaranty, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Additional Guarantor” shall have the meaning provided in Section 15.

“Cash Management Obligations” shall mean all obligations and liabilities owing by the Borrower or any Guarantor under all existing and future Cash Management Agreements, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Creditor” shall mean the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors, the Cash Management Banks and the respective successors and assigns of each of the foregoing (but in the case of a successor or assign of a Designated Hedge Creditor or a Cash Management Bank, as applicable, solely to the extent such successor or assign meets the definition of a Designated Hedge Creditor or a Cash Management Bank, as applicable).

“Designated Hedge Agreement Obligations” shall mean, collectively, all obligations and liabilities owing by the Borrower or any Guarantor under all existing and future Designated Hedge Agreements, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Guaranteed Documents” shall mean, collectively, (i) the Credit Agreement, the Notes and the other Loan Documents to which the Borrower or any of its Subsidiaries is now or may hereafter become a party, (ii) each Designated Hedge Agreement to which the Borrower or any Guarantor is now or may hereafter become a party and (iii) each Cash Management Agreement to which the Borrower or any Guarantor is now or may hereafter become a party.

“Guaranteed Obligations” shall mean, collectively, the Loan Document Obligations, the Designated Hedge Agreement Obligations and the Cash Management Obligations.

“Guaranty Supplement” has the meaning provided in Section 15.

“Loan Document Obligations” shall mean all Obligations, including without limitation, all of the following:

(a) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement,

(b) all Letter of Credit Outstandings and other amounts owing with respect to Letters of Credit issued under the Credit Agreement, and

(c) all other obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any LC Issuer or any of the Lenders under the Credit Agreement and the other Loan Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

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“Subordinated Obligations” shall have the meaning given to such term in Section 3 hereof.

Section 2. Guaranty by the Guarantors, etc.

(a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees: (i) to the Administrative Agent, for the benefit of the Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Guaranteed Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary Guarantor or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Credit Agreement or any payment default shall occur and be outstanding under any Designated Hedge Document, each Guarantor will, immediately upon (and in any event no later than two Business Days following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the Payment Office, such amount of the Guaranteed Obligations as the Administrative Agent shall specify in such notice. In addition to the foregoing, each Guarantor also, jointly and severally, irrevocably and unconditionally guarantees that each of the terms, conditions, covenants and agreements of the Borrower under the Credit Agreement, and of the Borrower and the other Credit Parties under the other Guaranteed Documents, will be duly and punctually performed and observed strictly in accordance with the terms thereof and that if for any reason whatsoever the Borrower or the other Credit Parties shall fail to do so, such Guarantor shall duly and punctually perform and observe, or cause the Borrower or such other Credit Party, as applicable, to duly and punctually perform and observe, the same. Such guaranty is an absolute, unconditional, present and continuing guaranty of performance and is in no way conditioned or contingent upon any attempt to enforce performance by the Borrower or any other Subsidiary Guarantor or Affiliate of the Borrower, or any other act, occurrence or circumstance whatsoever.

(b) In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each other Credit Party, whether or not due or payable by the obligor thereon, upon the occurrence in respect of the Borrower, any other Credit Party or other applicable obligor of any bankruptcy or insolvency proceeding or case under the Bankruptcy Code, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed Obligations.

(c) As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Guaranteed Documents.

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(d) Each Guarantor understands, agrees and confirms that the Administrative Agent and the other Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against any Guarantor without proceeding against any other Guarantor, the Borrower or any other person, or against any security or other collateral.

(e) All payments by each Guarantor under this Guaranty shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Guaranteed Documents to which such payments relate.

Section 3. Subordination.

(a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Guaranteed Obligations (but solely to the extent constituting a guaranty of any obligation of the Borrower to any Creditor); and such Subordinated Obligations of the Borrower to any Guarantor, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Guaranteed Documents to the Administrative Agent and to the other Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. No Guarantor shall transfer any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Guarantor unless, after giving effect to such transfer, such obligations are permitted under the Credit Agreement.

(b) If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other person pursuant to or in respect of this Guaranty, any reimbursement or similar claim that such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full (other than in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) of all Guaranteed Obligations.

Section 4. Guarantors’ Obligations Absolute, etc. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Guaranteed Obligations (other than in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized), including, without limitation:

(a) any increase in the amount of the Guaranteed Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to herein or in the Credit Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Guaranteed Obligations or otherwise payable under any Guaranteed Document;

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(b) any direction as to the application of any payment by the Borrower or by any other person;

(c) any incurrence of additional Guaranteed Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in the Credit Agreement or any of the other Guaranteed Documents;

(d) any renewal or extension of the time for payment or maturity of any of the Guaranteed Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

(e) any failure of the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Guaranteed Document;

(f) any failure on the part of the Borrower or any other person to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement;

(g) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other person;

(h) any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (i) any failure of the Administrative Agent or any other Creditor to give notice of any Default or Event of Default under any Guaranteed Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property that is collateral security for any of the Guaranteed Obligations, and (ii) any act or failure to act on the part of the Administrative Agent or any other Creditor, in any manner referred to in this Guaranty, or otherwise, that may deprive such Guarantor of its right to (A) subrogation against the Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from any other Guarantor for any such payments made by it, or that otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

(i) any application of any amounts by whomsoever paid or howsoever realized to the Guaranteed Obligations or any other liabilities owed to the Administrative Agent or any other Creditor, regardless of the order or priority of any such application, and regardless of what liabilities of the Borrower or any other person remain unpaid;

(j) any settlement or compromise of any of the Guaranteed Obligations, any security therefor or guaranty thereof;

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(k) any payment made to the Administrative Agent or any other Creditor on the Guaranteed Obligations that the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

(l) any subordination of any of the claims of the Administrative Agent or any other Creditor to any claims of any creditors of the Borrower or any other person, or any subordination of any liens or security interests in favor of the Administrative Agent or any other Creditor to any liens or security interests of any other person;

(m) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

(n) the existence of any right of setoff, offset or banker’s lien, or any failure to exercise rights in respect thereof, or any release thereof;

(o) any furnishing of any new or additional security or any new or additional guaranty to or for the benefit of any Creditor, or any acceptance thereof, including, without limitation, any addition of any Guarantor to this Guaranty;

(p) any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Guaranty;

(q) any limitation on any person’s liability or obligation under the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, or any termination, cancellation, avoidance, commercial or other frustration, impracticability, invalidity, unenforceability or ineffectiveness, in whole or in part, of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement or any such obligation or liability or any term or provision of any thereof;

(r) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to the Borrower or to any of its properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or any proceeding for the voluntary liquidation or dissolution or other winding up of the Borrower, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

(s) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to a Guarantor or to any of its properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or any proceeding for the voluntary liquidation or dissolution or other winding up of such Guarantor, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

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(t) any disallowance or limitation of any claim of the Administrative Agent, any other Creditor, or any other person, in any such proceeding;

(u) any change in the ownership of all or any part of the capital stock of, or other equity interests in, the Borrower, any of its Subsidiary Guarantors or Affiliates, or any other person, or any merger or consolidation involving the Borrower, any of its Subsidiary Guarantors or Affiliates, or any other person, or any purchase, acquisition, sale, lease or disposition by the Borrower, any of its Subsidiary Guarantors or Affiliates, or any other person, of any assets or properties;

(v) any breach by the Borrower or any of its other Subsidiary Guarantors or Affiliates of any of their representations or warranties contained in any of the Guaranteed Documents or any other certificate or document executed and delivered in connection therewith;

(w) any inability of the Borrower to create or incur any Subordinated Indebtedness or other Indebtedness, or the existence of any contractual or other restriction upon the ability of the Borrower to issue and sell shares of its capital stock, to purchase, sell, lease or otherwise dispose of assets, to incur Subordinated Indebtedness or other Indebtedness, or to otherwise conduct its business affairs;

(x) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other person of its interest in any of the property, rights or interests constituting security for all or any portion of the Guaranteed Obligations or any other Indebtedness, liabilities or obligations;

(y) any failure of any of the Loan Documents, or any other agreement or instrument securing all or any portion of the Guaranteed Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

(z) any condemnation or taking of, or any encumbrance on or interference with any use of, or any damage to, or any destruction of, any such property, or any part thereof or interest therein;

(aa) any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; and/or

(bb) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

Section 5. Waivers. Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (a) notice of any of the matters referred to in Section 4, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment and non-performance of any Guaranteed Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Guaranteed Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other person, to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document or any other agreement or instrument to which the Borrower or any other person is a party, or notice of the commencement of any proceeding against any other person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, the other Guaranteed Documents or any other agreement or

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instrument, (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other person for the enforcement of any term or provision of the Credit Agreement, the other Guaranteed Documents, this Guaranty or any other agreement or instrument and (e) all suretyship defenses available to such Guarantor.

Section 6. Subrogation Rights. Until such time as the Guaranteed Obligations have been paid in full in cash and otherwise fully performed and all of the Commitments under the Credit Agreement have been terminated, each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Guaranty.

Section 7. Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

Section 8. Guarantors Familiar with Borrower’s Affairs, etc. Each Guarantor confirms that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement, the other Loan Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under the Credit Agreement and the other Guaranteed Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Guaranty.

Section 9. Covenant Under Credit Agreement, etc. Each Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with Section 26 hereof, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default, is caused by the actions or inactions of such Guarantor or any of its Subsidiaries.

Section 10. Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that:

(a) it is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or full force and effect, as applicable, under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate,

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partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party; and

(c) each Guarantor represents and warrants that each representation and warranty made in the Credit Agreement by the Borrower with respect to such Guarantor is true and accurate in all material respects as of the date made (or deemed to be made), except to the extent such representations and warranties only apply to the Borrower or the Borrower and its Subsidiaries on a consolidated basis.

Section 11. Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated as provided in Section 26 hereof or as otherwise provided in the Loan Documentation. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiary Guarantors or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 12. Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Guaranty, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Guaranty, shall be applied as provided in Section 8.03 of the Credit Agreement.

Section 13. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Creditors and their successors and assigns, provided that no Guarantor may transfer or assign any or all of its rights or obligations hereunder except as permitted under the Credit Agreement.

Section 14. Entire Agreement. This Guaranty and the other Guaranteed Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

Section 15. Amendments; Additional Guarantors. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the

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direction of the requisite number of Lenders, if any, required pursuant to Section 11.12 of the Credit Agreement, and the applicable Guarantor or Guarantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 16. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

Section 17. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement or any payment default under any Designated Hedge Document after any applicable notice and grace period), each Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor or to any other person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor (including, without limitation, by branches, agencies and Affiliates of such Creditor wherever located) to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 19. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by telecopier or delivered, (a) if to any Guarantor, at the address specified for it in the Credit Agreement (or if no such address is specified, to it c/o the Borrower), with a courtesy copy to the Borrower at its address specified in or pursuant to the Credit Agreement, (b) if to the Administrative Agent, to it at its Notice Office, (c) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (d) if to any Designated Hedge Creditor, at such address as such Designated Hedge Creditor shall have specified in writing to each Guarantor and the Administrative Agent; or in any case at such other address as any of the persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, sent via telecopier, sent by overnight courier or delivered, and shall be effective when received.

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Section 20. Reinstatement. If claim is ever made upon the Administrative Agent or any other Creditor for rescission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

Section 21. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b) THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE CREDITORS OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05 OF THE CREDIT AGREEMENT. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

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(d) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR SUCH GUARANTOR IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 22. Sale of Capital Stock of a Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the Credit Agreement or if a Guarantor is otherwise released from any obligations hereunder in accordance with the terms of the Credit Agreement, including by becoming an Excluded Subsidiary, such Guarantor shall be automatically released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect; provided, that notwithstanding the foregoing, in no event shall any Guarantor be released from its obligations hereunder pursuant to this Section 22 so long as such Guarantor holds Equity Interests of the Borrower.

Section 23. Contribution Among Guarantors. Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations (and such Guarantor’s obligations in respect thereof).

Section 24. Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Guarantor, the Administrative Agent and the other Creditors that this Guaranty shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of the Guaranteed Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Guarantor’s obligations hereunder to be so invalidated.

Section 25. Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc. The Secured Parties and each Grantor agree that the provisions of Article III of the Credit Agreement shall apply to the parties hereto and are incorporated, mutatis mutandis, herein.

Section 26. Termination. After the termination of the Credit Agreement in accordance with its terms, this Guaranty will terminate and the Administrative Agent, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors an instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

Section 27. Enforcement Only by Administrative Agent. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by

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the Administrative Agent, for the benefit of the Creditors, upon the terms of this Guaranty. The Administrative Agent and the other Creditors further agree that this Guaranty may not be enforced against any director, officer or employee of any Guarantor, as such.

Section 28. General Limitation on Claims. NO CLAIM MAY BE MADE BY ANY GUARANTOR, ANY ADMINISTRATIVE AGENT, OR ANY CREDITOR AGAINST ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM, FOR ANY DAMAGES OTHER THAN ACTUAL COMPENSATORY DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OF THE OTHER GUARANTEED DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND ANY OTHER CREDITOR HEREBY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES, RELEASES AND AGREES NOT TO SUE OR COUNTERCLAIM UPON ANY SUCH CLAIM FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 29. Attorneys, Accountants, etc. of Creditors Have No Duty to Guarantors. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any other Creditor with respect to the transactions contemplated by the Guaranteed Documents shall have the right to act exclusively in the interest of the Administrative Agent or such other Creditor, as the case may be, shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Guarantor, to any of its Affiliates, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation and shall be subject to the provisions contained in Section 9.03 of the Credit Agreement. Each Guarantor agrees, on behalf of itself, its Subsidiaries and its other Affiliates, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 30. Creditors Not Fiduciary to Guarantors, etc. The relationship among any Guarantor and its Affiliates, on the one hand, and the Administrative Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the other Creditors have no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 31. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ADPI HOLDINGS, INC.

By:
Name:
Title:

[add Subsidiary Guarantors]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

Name:
By:
Title:

Exhibit A to

Guaranty

GUARANTY SUPPLEMENT

This Guaranty Supplement, dated as of                  , 20     (as amended, restated or otherwise modified from time to time, this “Supplement”), is made by [                    , a                     corporation] (the “Additional Guarantor”), in favor of ) KEYBANK NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) for the benefit of the Creditors (as defined in the Guaranty referred to below).

RECITALS:

(1) American Dental Partners, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

(2) In connection with the Credit Agreement, each of Holdings and the Borrower’s subsidiaries (collectively, the “Guarantors” and, individually, each a “Guarantor”) executed and delivered a Guaranty dated as of February 9, 2012 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Guaranty”) to the Administrative Agent for the benefit of the Creditors (as defined in the Guaranty) pursuant to which the Guarantors guaranteed the payment and performance in full of all of the Guaranteed Obligations (as defined in the Guaranty).

(3) The Additional Guarantor is a Subsidiary of the Borrower and, pursuant to Section 6.09 of the Credit Agreement, is required to become a “Guarantor” under the Guaranty and to guaranty, for the benefit of the Creditors, all of the Guaranteed Obligations.

(4) The Additional Guarantor deems it to be in its direct pecuniary and business interests to become a “Guarantor” under the Guaranty and, accordingly, desires to enter into this Supplement in accordance with Section 15 of the Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to make financial accommodations to or for the benefit of the Additional Guarantor.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor covenants and agrees with the Administrative Agent and the Creditors as follows:

Section 1. Definitions. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings given to such terms in the Guaranty.

Section 2. Supplement; Guaranty. The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Supplement, on and after the date hereof it shall become a party to the Guaranty and shall be fully bound by, and subject to, all of the covenants, terms, obligations and conditions of the Guaranty applicable to a “Guarantor” as though originally party thereto as a “Guarantor,” and the Additional Guarantor shall be deemed a “Guarantor” for all purposes of the Guaranty and the other Loan Documents (as defined in the Credit Agreement). The Additional Guarantor acknowledges and confirms that it has received a copy of the Guaranty, the other Loan Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof. The Additional Guarantor (i) agrees that it will comply with all the terms and conditions of the Guaranty as if it were an original signatory thereto, and (ii) irrevocably and unconditionally guarantees to the Administrative Agent, for the benefit of the Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Guaranteed Obligations.

Section 3. Effect of this Agreement. Except as expressly provided in this Supplement, the Guaranty shall remain in full force and effect, without modification or amendment.

Section 4. Representations and Warranties. The Additional Guarantor, as of the date hereof, hereby:

(a) makes to the Administrative Agent and the Creditors each of the representations and warranties contained in the Guaranty applicable to a Guarantor; and

(b) represents and warrants that upon the execution and delivery of this Supplement, all of the conditions set forth in Section 6.09 of the Credit Agreement have been satisfied.

Section 5. Successors and Assigns; Entire Agreement. This Supplement is binding upon and shall inure to the benefit of the Additional Guarantor, the Administrative Agent and each of the Creditors and their respective successors and assigns. This Supplement and the Guaranty set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Supplement shall be a Loan Document under the Credit Agreement. No Guarantor shall be permitted to assign any of its rights or obligations hereunder except as expressly permitted pursuant to or in accordance with the Credit Agreement.

Section 6. Headings. The descriptive headings of this Supplement are for convenience or reference only and do not constitute a part of this Supplement.

Section 7. Governing Law. This Supplement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York, without application of the rules regarding conflicts of laws.

Section 8. JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Additional Guarantor has executed this Supplement as of the date first written above.

By:
Name:
Title:

JLL CROWN HOLDINGS, LLC

and

THE SUBSIDIARIES OF AMERICAN DENTAL PARTNERS, INC.

NAMED HEREIN,

as Guarantors

With

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

GUARANTY

dated as of

February     , 2012

EXHIBIT C-2

FORM OF SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of             , 201    (as the same may be amended, restated modified, or supplemented from time to time, this “Agreement”), among:

(i) prior to the Merger (as defined in the Credit Agreement referred to below), JLL Crown Merger Sub, Inc., a Delaware corporation (“Newco” or the “Initial Borrower”), as the borrower, and after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower (the “Borrower”);

(ii) each of Holdings and each of the Subsidiaries (as defined in the Credit Agreement) of the Borrower that is a signatory hereto (Holdings and each such Subsidiary, together with each Additional Grantor (defined below) that becomes a party hereto pursuant to Section 9.14 hereof and together with the Borrower, collectively, the “Grantors” and individually, each a “Grantor”); and

(ii) KEYBANK NATIONAL ASSOCIATION, as administrative agent (in such capacity as administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1.1 hereof.

(2) This Agreement is made pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

(3) It is a condition precedent to the making of Loans and the LC Issuances (each as defined in the Credit Agreement), under the Credit Agreement that each Grantor shall have executed and delivered to the Administrative Agent this Agreement.

(4) Each Subsidiary Grantor is a direct or indirect Subsidiary of the Borrower.

(5) Each Grantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Agreement in order to satisfy the condition described above and to induce the Secured Creditors to extend credit pursuant to the Credit Agreement and other Loan Documents, the Designated Hedge Agreements and the Cash Management Agreements.

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Administrative Agent and to the other Secured Creditors and hereby covenants and agrees with the Administrative Agent and to the other Secured Creditors as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Credit Agreement. Unless otherwise defined herein, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term shall have the meaning specified in Article 9 of the UCC.

Section 1.2. Additional Defined Terms. The following terms shall have the meanings herein specified unless the context otherwise requires:

“Accounts Receivable” shall mean (i) all Accounts, now existing or hereafter arising; and (ii) without limitation of the foregoing, in any event shall include, but shall not be limited to, (1) all right to a payment, whether or not earned by performance, for Goods or other property (other than Money) that has been or is to be sold, consigned, leased, licensed, assigned or otherwise disposed of, for services rendered or to be rendered, for a policy of insurance issued or to be issued, for a suretyship obligation incurred or to be incurred, for energy provided or to be provided, or for the use or hire of a vessel under a charter or other contract whether due or to become due, whether or not it has been earned by performance, and whether now existing or hereafter acquired or arising in the future, including Accounts Receivable from employees and Affiliates of any Grantor, (2) all rights evidenced by an Account, invoice, purchase order, requisition, bill of exchange, note, contract, security agreement, lease, chattel paper, or any evidence of indebtedness or security related to the foregoing, (3) all security pledged, assigned, hypothecated or granted to or held by a Grantor to secure the foregoing, including all supporting obligations, (4) all guarantees, letters of credit, banker’s acceptances, drafts, endorsements, credit insurance and indemnifications on, for or of, any of the foregoing, including all rights to make drawings, claims or demands for payment thereunder, and (5) all powers of attorney for the execution of any evidence of indebtedness, guaranty, letter of credit or security or other writing in connection therewith.

“Additional Grantor” shall have the meaning specified in Section 9.14.

“Administrative Agent” shall have the meaning specified in the first paragraph of this Agreement.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Borrower” shall have the meaning specified in the first paragraph of this Agreement.

“Cash Management Obligations” shall mean all obligations and liabilities owing by the Borrower or any other Grantor under all existing and future Cash Management Agreements, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code, but only to the extent, and only for so long as, the Loan Document Obligations are secured pursuant hereto.

“Collateral” shall have the meaning provided in Section 2.1.

“Collateral Account” shall mean any Controlled Deposit Account or Controlled Securities Account.

“Collateral Assignment of Management Services Agreement” shall mean a Collateral Assignment of Management Services Agreement in the form of Exhibit I hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Collateral Concentration Account” shall mean a cash collateral Deposit Account established in the name of the Administrative Agent, and under the sole dominion and control of the Administrative Agent, for the benefit of the Secured Creditors, at an office of the Administrative Agent.

“Contract Rights” shall mean all rights of a Grantor under or in respect of a Contract, including, without limitation, all rights to payment, damages, liquidated damages, and enforcement.

“Contract” shall mean any contract, agreement or other writing between a Grantor and one or more additional parties.

“Control” or “control” shall mean (i) when used with respect to any Security or Security Entitlement, the meaning specified in Section 8-106 of the UCC; and (ii) when used with respect to any Deposit Account, the meaning specified in Section 9-104 of the UCC.

“Control Agreement” shall mean any Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in Section 4-104 of the UCC).

“Controlled Securities Account” shall mean a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States of America and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement.

“Copyrights” shall mean any U.S. copyright to which a Grantor now or hereafter has title, as well as any application for a U.S. copyright hereafter made by such Grantor.

“Copyright Security Agreement” shall mean a Copyright Security Agreement in the form of Exhibit G hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Credit Agreement” shall have the meaning provided in the Preliminary Statements of this Agreement.

“Deposit Account Control Agreement” shall mean, with respect to a Deposit Account of a Grantor, a Deposit Account Control Agreement substantially in the form of Exhibit B hereto (or in such other form as may have been agreed to by the Administrative Agent) among such Grantor, the Administrative Agent and the relevant Depositary Bank.

“Depositary Bank” shall mean a bank at which a Deposit Account is maintained.

“Designated Hedge Agreement Obligations” shall mean all obligations and liabilities owing by the Borrower or any other Grantor under all existing and future Designated Hedge Agreements, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code, but only to the extent, and only for so long as, the Loan Document Obligations are secured pursuant hereto.

“Excluded Property” shall mean (i) any fee owned Real Property with a fair market value as of the later of (x) the Closing Date and (y) the date such property is acquired of less than $2.5 million, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) leasehold interests, (iv) letters of credit and letters of credit rights not constituting supporting obligations, and commercial tort claims in an amount less than $2.5 million, (v) assets, rights and properties over which the granting or perfecting of security interests in such assets, rights or properties would be prohibited by contract, applicable law (or if applicable law creates a material risk of tax or other liability as reasonably determined by Borrower) or regulation, but only so long as such restriction remains in effect, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement, cause the acceleration of the termination thereof or create a right of termination in favor of any other party thereto (other than a Credit Party) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (vii) any “intent-to-use” Trademark applications, (viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby (as reasonably determined in the Administrative Agent’s discretion), (ix) in excess of 65% of the voting capital stock of any Foreign Subsidiaries or Foreign Holdcos (to the extent relating to equity interests set forth above) or any capital stock of indirect Foreign Subsidiaries and Domestic Subsidiaries deemed to be “controlled foreign corporations” in accordance with the provisions of the Internal Revenue Code and (x) the Equity Interests and assets of any Excluded Subsidiary.

“Excluded Deposit Account” shall mean (i) Deposit Accounts the balances of which consist exclusively of (i) withheld income taxes and federal, state or local employment taxes and (ii) amounts required to be paid over to an employee benefit plan; (b) all segregated Deposit Accounts used (and the balance of which consists solely of funds set aside in connection with) for the purpose of managing disbursements, tax accounts, payroll accounts and trust accounts and (c) Deposit Accounts which, together with any Securities Accounts that are Excluded Securities Accounts pursuant to clause (c) of the definition thereof, have balances equal to or less than, at any time, $3.0 million, in the aggregate.

“Excluded Securities Account” shall mean (i) Securities Accounts the balances of which consist exclusively of (i) withheld income taxes and federal, state or local employment taxes and (ii) amounts required to be paid over to an employee benefit plan; (b) all segregated Securities Accounts used (and the balance of which consists solely of funds set aside in connection with) for the purpose of managing disbursements, tax accounts, payroll accounts and trust accounts and (c) Securities Accounts which, together with any Deposit Accounts that are Excluded Deposit Accounts pursuant to clause (c) of the definition thereof, have balances equal to or less than, at any time, $3.0 million, in the aggregate.

“Foreign Holdco” shall mean Domestic Subsidiaries substantially all of the assets of which consist of equity or debt of foreign entities.

“Grantor” shall have the meaning specified in the first paragraph of this Agreement.

“Intercompany and Third Party Notes” shall mean all Promissory Notes, Instruments, debentures, bonds, evidences of indebtedness and similar securities from time to time issued to, or held by, any Grantor.

“Issuer” shall mean the issuer of any Pledged Collateral.

“Intellectual Property” shall mean (i) all Trademarks, together with the registrations and right to all renewals thereof, and the goodwill of the business of any Grantor symbolized by the Trademarks; (ii) all Patents; (iii) all Copyrights; (iv) all intellectual property rights in computer programs and software applications and source code of such Grantor and all other Proprietary Information of such Grantor, including, but not limited to, Trade Secrets; and (v) all intellectual property rights in Permits.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.

“Inventory” shall mean (i) any “inventory,” as such term is now or hereafter defined in the UCC; and (ii) without limitation of the foregoing, and in all cases shall include, but shall not be limited to, all merchandise and other Goods held for sale or lease, or furnished or to be furnished under contracts for service, including, without limitation, (1) raw materials, (2) works in process, (3) finished goods, (4) products made or processed, (5) intermediates, (6) packing materials, (7) shipping materials, (8) labels, (9) semi-finished inventory, (10) scrap inventory, (11) spare parts inventory, (12) manufacturing supplies, (13) consumable supplies, (14) other substances commingled therewith or added thereto, and (15) all such Goods that have been returned, reclaimed, repossessed or exchanged.

“IP Security Agreement” shall mean a Patent Security Agreement, a Trademark Security Agreement or a Copyright Security Agreement.

“Lender” shall have the meaning provided in the Preliminary Statements of this Agreement.

“Loan Document Obligations” shall mean all Obligations, including without limitation, (i) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, (ii) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement, (iii) all indebtedness and other obligations of each Guarantor under the Guaranty and (iv) all of other indebtedness, obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any LC Issuer, the Swing Line Lender or any of the Lenders under the Credit Agreement and the other Loan Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, Fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Notice of Exclusive Control” shall mean a “Notice of Exclusive Control” as defined in each of the Deposit Account Control Agreements and Securities Account Control Agreements.

“Patents” shall mean any U.S. patent to which a Grantor now or hereafter has title, as well as any application for a U.S. patent now or hereafter made by a Grantor.

“Patent Security Agreement” shall mean a Patent Security Agreement in the form of Exhibit D hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Perfection Certificate” shall mean a certificate in the form of Exhibit A hereto, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Administrative Agent, and signed by an Authorized Officer of the applicable Grantor delivering the same.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” shall mean the Pledged Equity Interests and the Pledged Debt.

“Pledged Debt” shall mean all of the Intercompany and Third Party Notes presently owned or hereafter acquired from time to time by any Grantor, and all interest, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing

“Pledged Entity” shall mean the Issuer of any Pledged Equity Interests.

“Pledged Equity Interests” shall mean all of the Equity Interests now owned or hereafter acquired by each Grantor, and all of such Grantor’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, including, without limitation: (i) all additional Equity Interests hereafter from time to time acquired by such Grantor in any manner, together with all dividends, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and in all profits, losses and other distributions to which such Grantor shall at any time be entitled in respect of any such Equity Interest; (ii) all other payments due or to become due to such Grantor in respect of any such Equity Interest, whether under any partnership agreement, limited liability company agreement, other agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise; (iii) all of such Grantor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, under any partnership agreement, limited liability company agreement, other agreement or at law or otherwise in respect of any such Equity Interest; (iv) all present and future claims, if any, of such Grantor against any such Pledged Entity for moneys loaned or advanced, for services rendered or otherwise; (v) all of such Grantor’s rights under any partnership agreement, limited liability company agreement, other agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to any such Equity Interest; (vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing; (vii) all certificates and instruments representing or evidencing any of the foregoing and (viii) all cash, securities, interest, distributions, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

“Proceeds” shall mean (i) any “proceeds,” as such term is now or hereafter defined in the UCC; and (ii) without limitation of the foregoing and in all cases, shall include, but not be limited to, (1) whatever is acquired upon the sale, lease, license, exchange, or other disposition of any Collateral, (2) whatever is collected on, or distributed on account of, any Collateral, (3) rights arising out of any Collateral, (4) claims arising out of the loss or nonconformity of, defects in, or damage to any Collateral, (5) claims and rights to any proceeds of any insurance, indemnity, warranty or guaranty payable to a Grantor (or the Administrative Agent, as assignee, loss payee or an additional insured) with respect to any of the Collateral, (6) claims and rights to payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority), (7) all cash, Money, checks and negotiable instruments received or held on behalf of the Administrative Agent pursuant to any lockbox or similar arrangement relating to the payment of Accounts Receivable or other Collateral, and (8) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Proprietary Information” means all proprietary information and know-how worldwide, including, without limitation, technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs; manufacturing, engineering and other drawings; specifications; performance criteria; operating instructions; maintenance manuals; technology; technical information; software; computer programs; engineering and computer data and databases; design and engineering specifications; catalogs; promotional literature; financial, business and marketing plans; and inventions and invention disclosures.

“Secured Creditors” shall mean, collectively, the Administrative Agent, the Lenders, the Swing Line Lender, each LC Issuer, each Designated Hedge Creditor, each Cash Management Bank and the respective successors and assigns of each of the foregoing (but in the case of a successor or assign of a Designated Hedge Creditor or a Cash Management Bank, as applicable, solely to the extent such successor or assign meets the definition of a Designated Hedge Creditor or a Cash Management Bank, as applicable).

“Secured Obligations” shall mean and include

(i) in the case of the Borrower as one of the Grantors, (A) its primary obligations in respect of all Loan Document Obligations as to which it is a primary obligor; (B) its surety obligations as a guarantor in respect of all Loan Document Obligations as to which any of its Subsidiaries or Affiliates is a primary obligor; (C) its primary obligations in respect of all Designated Hedge Agreement Obligations as to which it is a primary obligor; (D) its surety obligations as a guarantor in respect of all Designated Hedge Agreement Obligations as to which any other Grantor is a primary obligor; (E) its primary obligations in respect of all Cash Management Obligations as to which it is a primary obligor; and (F) its surety obligations as a guarantor in respect of all Cash Management Obligations as to which any other Grantor is a primary obligor;

(ii) in the case of any Guarantor as one of the Grantors, (A) its primary obligations in respect of all Loan Document Obligations as to which it is a primary obligor; (B) its surety obligations as a Guarantor under the Guaranty; (C) its primary obligations in respect of all Designated Hedge Agreement Obligations as to which it is a primary obligor; and (D) its primary obligations in respect of all Cash Management Obligations as to which it is a primary obligor;

(iii) in the case of any Grantor, any and all sums advanced by the Administrative Agent in compliance with the provisions of this Agreement or any of the other Loan Documents in order to preserve the Collateral of such Grantor or to preserve or protect its Security Interest in such Collateral, including, without limitation, sums advanced to pay or discharge insurance premiums, taxes, Liens and claims; and

(iv) in the case of any Grantor, in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral of such Grantor, or of any exercise by the Administrative Agent of its rights hereunder in respect of such Grantor or its Collateral, together with reasonable attorneys’ fees and court costs.

“Securities Account Control Agreement” shall mean, with respect to a Securities Account of a Grantor, a Securities Account Control Agreement substantially in the form of Exhibit C hereto (or in such other form as may have been agreed to by the Administrative Agent) among the relevant Securities Intermediary, such Grantor and the Administrative Agent.

“Securities Intermediary” shall mean a clearing corporation or a person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement Joinder” shall mean a Security Agreement Joinder, substantially in the form of Exhibit F hereto, or otherwise in form and substance reasonably acceptable to the Administrative.

“Security Interest” shall mean the security interest granted by a Grantor and/or by all Grantors, as applicable, pursuant to Section 2.1 hereof.

“Significant Intellectual Property” shall have the meaning provided in Section 7.4 of this Agreement.

“Subsidiary Grantor” means each Grantor other than Holdings or the Borrower.

“Trademarks” shall mean any trademarks and service marks now held or hereafter acquired by a Grantor, which are registered in the United States Patent and Trademark Office, as well as any unregistered trademarks and trade dress used by a Grantor in the United States, including logos and/or designs in connection with which any of the above registered or unregistered marks are used.

“Trademark Security Agreement” shall mean a Trademark Security Agreement in the form of Exhibit E hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Trade Secrets” shall mean any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of a Grantor worldwide whether written or not written.

“UCC” shall mean, unless the context indicates otherwise, the Uniform Commercial Code, as at any time adopted and in effect in the State of New York, specifically including and taking into account all amendments, supplements, revisions and other modifications thereto.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) unless otherwise specified, all references herein to Sections, Schedules, Annexes and Exhibits shall be construed to refer to Sections of, and Schedules, Annexes and Exhibits to, this Agreement.

ARTICLE II.

SECURITY INTERESTS

Section 2.1. Grant of Security Interests. As security for the prompt and complete payment and performance when due of all of the Secured Obligations, each Grantor does hereby pledge to the Administrative Agent, and does hereby grant to the Administrative Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following of each Grantor, whether now existing or hereafter from time to time arising or acquired and wherever located (collectively, the “Collateral”):

(i) all Accounts, including, without limitation, each and every Account Receivable;

(ii) all Goods;

(iii) all Inventory;

(iv) all Equipment;

(v) all Documents;

(vi) all Instruments;

(vii) all Chattel Paper;

(viii) all Money;

(ix) all Deposit Accounts, including, but not limited to, the Collateral Concentration Account and all Controlled Deposit Accounts, together with all monies, securities and instruments at any time deposited in any such Deposit Account or otherwise held for the credit thereof;

(x) all Securities Accounts, together with all Financial Assets credited therein from time to time, and all Financial Assets, monies, securities, cash and other property held therein or credited thereto;

(xi) all Investment Property;

(xii) all Fixtures;

(xiii) all As-Extracted Collateral, including, without limitation, all Minerals;

(xiv) all General Intangibles, including, but not limited to, all Contract Rights;

(xv) all Commercial Tort Claims;

(xvi) all Intellectual Property;

(xvii) all letters of credit and Letter-of-Credit Rights;

(xviii) all Payment Intangibles;

(xix) all Promissory Notes;

(xx) all Supporting Obligations;

(xxi) all insurance claims;

(xxii) all other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by any other applicable treaty, convention, statute, law or regulation of any applicable jurisdiction;

(xxiii) all additions, modifications, alterations, improvements, upgrades, accessions, components, parts, appurtenances, substitutions and/or replacements of, to or for any of the foregoing; and

(xxiv) all Proceeds and Products of any and all of the foregoing.

Section 2.2. Excluded Property. Notwithstanding anything in Section 2.1 hereof to the contrary, there is specifically excluded from the Security Interest, and the term Collateral shall not include any asset which is Excluded Property but only for so long as such asset remains Excluded Property.

Section 2.3. No Assumption of Liability. The Security Interest of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Collateral.

Section 2.4. Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent its true and lawful agent and attorney-in-fact, and in such capacity the Administrative Agent shall have, without any further action required by or on behalf of any Grantor, the right, with full power of substitution, in the name of such Grantor or otherwise, for the use and benefit of the Administrative Agent and the other Secured Creditors, solely after the occurrence of and during the continuance of an Event of Default: (i) to receive, endorse, present, assign, deliver and/or otherwise deal with any and all notes, acceptances, letters of credit, checks, drafts, money orders, or other evidences of payment relating to the Collateral of such Grantor or any part thereof; (ii) to demand, collect, receive payment of, and give receipt for and give credits, allowances, discounts, discharges, releases and acquittances of and for any or all of the Collateral of such Grantor; (iii) to sign the name of such Grantor on any invoice or bill of lading relating to any of the Collateral of such Grantor; (iv) to send verifications of any or all of the Accounts Receivable of such Grantor to its Account Debtors; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in or before any court or other tribunal (including any arbitration proceedings) to collect or otherwise realize on all or any of the Collateral of such Grantor, or to enforce any rights of such Grantor in respect of any of its Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to any or all of the Collateral of such Grantor; (vii) to notify, or require such Grantor to notify or cause to be notified, its Account Debtors to make payment directly to the Administrative Agent or to a Controlled Deposit Account; or (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral of such Grantor, and to do all other acts and things necessary or appropriate to carry out the intent and purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral of such Grantor for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent or any other Secured Creditor to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Creditor, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Administrative Agent or any other Secured Creditor with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Administrative Agent or any other Secured Creditor. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of each of the Grantors for the purposes set forth above is a presently effective appointment, is coupled with an interest sufficient at law and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations under this Agreement or any of the other Loan Documents with respect to the Collateral or any part thereof or impose any obligation on the Administrative Agent or any other Secured Creditor to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent or any other Secured Creditor of any other or further right it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the other Secured Creditors, which representations and warranties shall survive the execution and delivery of this Agreement until the termination of this Agreement in accordance with Section 9.9, as follows:

Section 3.1. Title. Except for (i) security interests granted to the Administrative Agent for the ratable benefit of the Secured Creditors (ii) other Permitted Liens, and (iii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, such Grantor has good, valid and unassailable title to all tangible items owned by it and constituting any portion of the Collateral with respect to which it has purported to grant the Security Interest, and good, valid and unassailable rights in all other Collateral with respect to which it has purported to grant the Security Interest, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2. Lien Priority. Such Grantor is, and as to any Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all of its Collateral free and clear of any Lien (except for Permitted Liens), and the Security Interest of such Grantor in its Collateral is and will be superior and prior to any other security interest or other Lien (except for Permitted Liens).

Section 3.3. Validity of Security Interest. The Security Interest of such Grantor constitutes a legal, valid and enforceable security interest (subject only to Permitted Liens) in all of the Collateral of such Grantor, securing the payment and performance of the Secured Obligations, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 3.4. Perfection of Security Interest under UCC.

(a) Subject to the limitations set forth in clause (b) of this Section 3.4, the Security Interests granted pursuant to this Agreement (i) will constitute valid perfected security interests in the Collateral (with respect to perfection, as to which perfection may be obtained by the filing or other actions described in this Section 3.4(a)) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing of financing statements naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Instruments, Chattel Paper and certificated Securities, upon the earlier of the delivery thereof to the Administrative Agent and the filing of the financing statements referred to in clause (A), and/or (C) in the case of United States Registered Intellectual Property, the completion of the filing, registration and recording of fully executed agreements in the form of the applicable Intellectual Property Security Agreements (x) in the United States Patent and Trademark Office within the three-month period (commencing as of the date hereof) or, in the case of Collateral constituting United States Registered Intellectual Property acquired after the date hereof, thereafter pursuant to 35 USC §261 and 15 USC § 1060 and the regulations thereunder with respect to United States Patents and United States registered Trademarks and (y) in the United States Copyright Office within the one-month period (commencing as of the date hereof) or, in the case of Collateral constituting United States Registered Intellectual Property acquired after the date hereof, thereafter with respect to United States registered Copyrights pursuant to 17 USC §205 and the regulations thereunder and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than the Liens granted to the Administrative Agent under the Loan Documents and Permitted Liens.

(b) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC of any applicable jurisdiction, (ii) filings approved by United States’ governmental offices with respect to Intellectual Property and (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents, possession by the Administrative Agent in the United States. No Grantor shall be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States.

Section 3.5. Pledged Collateral. Schedule 1 hereto sets forth a true and complete list of all of the Pledged Collateral owned by each Grantor as of the Closing Date.

Section 3.6. Status of Pledged Collateral. All of the Pledged Equity Interests of each Grantor hereunder have been duly and validly issued and are fully paid and nonassessable. All of the Pledged Debt of each Grantor, and with respect to Pledged Debt issued by the a Person that is not a Grantor, to the knowledge of such Grantor, is the legal, valid and binding obligation of the Issuer thereof, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law). No Grantor has any obligation to make any further or additional loans or advances to, or purchases of securities from, any Issuer with respect to any of the Pledged Debt. No Grantor is in default in the payment of any portion of any mandatory capital contribution, cash call, or other funding, if any, required to be made under any Governing Document relating to any of the Pledged Equity Interests of such Grantor. Each Grantor’s execution, delivery and performance of this Agreement will not result in a violation or default of any material provisions of any such Governing Document. No Pledged Collateral of any Grantor is subject to any defense, offset or counterclaim (other than Permitted Liens), nor have any of the foregoing been asserted or alleged against such Grantor by any person.

ARTICLE IV.

GENERAL COVENANTS

Section 4.1. No Other Liens; Defense of Title, etc. No Grantor will make or grant, or suffer or permit to exist, any Lien on any of its Collateral, other than (i) Liens pursuant to security interests granted to the Administrative Agent for the ratable benefit of the Secured Creditors and (ii) other Permitted Liens. Each Grantor, at its sole cost and expense, will take any and all actions reasonably necessary and appropriate to defend title to its Collateral against any and all persons and to defend the validity, enforceability, perfection, effectiveness and priority of the Security Interest of the Administrative Agent therein against any Lien other than Permitted Liens.

Section 4.2. Further Assurances; Filings and Recordings, etc.

(a) Each Grantor will duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such actions (including, without limitation, (i) physically pledging Instruments, Documents, Promissory Notes, Chattel Paper and certificates evidencing any Investment Property or any of the Pledged Collateral with the Administrative Agent, (ii) obtaining Securities Account Control Agreements and Deposit Account Control Agreements in accordance with this Agreement and (iii) making filings, recordings and registrations), as the Administrative Agent may from time to time reasonably instruct to better assure, preserve, protect and perfect the Security Interest of the Administrative Agent in the Collateral of such Grantor, and the rights and remedies of the Administrative Agent hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof; provided that (a) no Grantor shall be required to execute, acknowledge or deliver any such agreements, instruments and other documents or take any such actions with respect to any Excluded Property, (b) no Grantor shall be required to enter into any agreements, instruments and other documents governed by foreign law or to obtain any landlord, bailee or warehouseman waivers, consents or other letters, (c) no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no such agreements, instruments or documents governed under the laws of any non-U.S. jurisdiction, (d) no Grantor shall be required to take any action with respect to an Excluded Deposit Account or Excluded Securities Account, (e) no Grantor shall be required to take any action with respect to any Chattel Paper, Document, Promissory Note or Instrument having a value not exceeding the amount set forth in clause (a) of Section 4.4 and (f) no Grantor shall be required to take any action with respect to any electronic chattel paper or any transferrable record with value not exceeding the amount set forth in Section 4.11.

(b) Each Grantor will, except as would not result in an Event of Default under Section 8.01(g) of the Credit Agreement, (i) at all times cause this Agreement (and/or proper notices, financing statements or other registrations or filings in respect hereof, and supplemental collateral assignments or collateral security agreements in respect of any portion of the Collateral) to be duly filed, recorded, registered and published, and re-filed, re-recorded, re-registered and re-published in such manner and in such places as may be required under the UCC or other applicable law in order to establish, perfect, preserve and protect the rights, remedies and Security Interest of the Administrative Agent in or with respect to the Collateral of such Grantor, and (ii) pay all taxes, fees and charges and comply with all statutes and regulations applicable to such filing, recording, registration and publishing and such re-filing, re-recording, re-registration and re-publishing.

Section 4.3. Use and Disposition of the Collateral. Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors thereof in writing that the rights of any or all of the Grantors under this Section 4.3(a) are suspended during the continuance of such Event of Default, each Grantor may use and dispose of its Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

Section 4.4. Delivery or Marking of Chattel Paper; Assignment of Security From Account Debtors and Consignments; etc. Without limitation of any of the provisions of Section 4.2(a) or Section 4.11 hereof:

(a) If any amount payable to a Grantor under or in connection with any of the Collateral shall be or become evidenced by any Chattel Paper, Document, Promissory Note or Instrument having a value in excess of $2.5 million, such Grantor will, unless otherwise agreed to in writing by the Administrative Agent, cause such Chattel Paper, Document, Promissory Note or Instrument to be delivered to the Administrative Agent and pledged as part of the Collateral hereunder, accompanied by any appropriate instruments or endorsements or transfer. In the case of any Chattel Paper, the Administrative Agent may require, in lieu of the delivery thereof to the Administrative Agent, that the writings evidencing the Chattel Paper be legended to reflect the Security Interest of the Administrative Agent therein, all in a manner acceptable to the Administrative Agent.

(b) If at any time any Grantor shall take and perfect a security interest in any property of an Account Debtor, as security for the Accounts Receivable owed by such Account Debtor and/or any of its Affiliates, or take and perfect a security interest arising out of the consignment to any person of any Inventory or other Collateral, such Grantor shall, if requested by the Administrative Agent (which request may be made by the Administrative Agent only upon the written instructions of the Required Lenders, issued by the Required Lenders, in their sole respective discretion), promptly execute and deliver to the Administrative Agent a separate assignment of all financing statements and other filings made to perfect the same. Such separate assignment need not be filed of public record unless necessary to continue the perfected status of the security interest of such Grantor against creditors of any transferees from the Account Debtor or consignee.

Section 4.5. Authorization to File Financing Statements. Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction any initial financing statements and all amendments thereto that (a) indicate the Collateral (i) as “all assets” or “all personal property” of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required pursuant to the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, but not limited to, (i) whether such Grantor is an organization, the type of organization and any organization identification number, and (ii) in the case of a financing statement that is filed as a fixture filing or indicating Collateral as As-Extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.

Section 4.6. Legal Status. Each Grantor agrees that it will promptly (and in any event, not later than 10 Business Days after such event or such longer period as the Administrative Agent may agree) provide notice to the Administrative Agent upon (a) a change of its name, place of business or if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if such Grantor does not have an organizational identification number and later obtains one, and (c) change its type of organization, jurisdiction of organization or other legal structure.

Section 4.7. Collateral Reporting. Each Grantor shall, promptly upon the request of the Administrative Agent, deliver to the Administrative Agent the information with respect to such Grantor referenced in Section 6.01(l) of the Credit Agreement.

Section 4.8. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to equal or exceed $2.5 million, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, which sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Secured Parties) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.9. Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction in an amount equal to or greater than $2.5 million, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Section 4.10. Collateral Assignments of Management Services Agreements. Each Grantor will (a) execute on the Closing Date a Collateral Assignment of Management Services Agreement with respect to each Management Services Agreement in effect as of the Closing Date and (b)execute, within 90 days or such longer period as the Administrative Agent may agree after at such time as any Management Services Agreement is entered into after the date hereof, a Collateral Assignment of Management Services Agreement.

ARTICLE V.

SPECIAL PROVISIONS CONCERNING

ACCOUNTS AND COLLECTION OF ACCOUNTS, ETC.

Section 5.1. Deposit Accounts.

(a) From and after the 90th day after the Closing Date or such longer period as the Administrative Agent may agree, Grantors shall cause all Deposit Accounts other than Excluded Deposit Accounts to be subject at all times to a fully effective Deposit Account Control Agreement.

(b) No later than 10 Business Days, or such longer period as the Administrative Agent may agree, after the creation or acquisition of any new Deposit Accounts, other than Excluded Deposit Accounts, or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the deposit of any funds therein, a Deposit Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Depositary Bank.

Section 5.2. Securities Accounts.

(a) From and after the 90th day after the Closing Date or such longer period as the Administrative Agent may agree, Grantors shall cause all Securities Accounts other than Excluded Securities Accounts to be subject at all times to a fully effective Securities Account Control Agreement.

(b) No later than 10 Business Days, or such longer period as the Administrative Agent may agree, after the creation or acquisition of any new Securities Account, other than Excluded Securities Accounts, or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the crediting of any Financial Asset with respect to which any Grantor is an Entitlement Holder, a Securities Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Securities Intermediary.

Section 5.3. Operation of Collateral Accounts. Except during the continuation of a Cash Dominion Event, the Grantors may withdraw, or direct the disposition of, funds and other investments or Financial Assets held in the Collateral Accounts. During the continuation of a Cash Dominion Event, the Administrative Agent shall be permitted to (i) retain, or instruct the relevant Securities Intermediary or Depositary Bank to retain, all cash and investments held in any Collateral Account, (ii) liquidate or issue Entitlement Orders with respect to, or instruct the relevant Securities Intermediary or Depositary Bank to liquidate, any or all investments or Financial Assets held in any Collateral Account, (iii) issue a Notice of Exclusive Control or other similar instructions with respect to any Collateral Account and instruct the Depositary Bank or Securities Intermediary to follow the instructions of the Administrative Agent, and (iv) withdraw any amounts held in any Collateral Account and apply such amounts in accordance with the terms of this Agreement.

Section 5.4. Collateral Concentration Account.

(a) During the continuation of a Cash Dominion Event, the Administrative Agent shall have the right, upon written notice to the Borrower, to establish the Collateral Concentration Account pursuant to which, among other things, the Administrative Agent shall have sole dominion and control over all funds held to the credit of, and all disbursements from, the Collateral Concentration Account.

(b) Upon the establishment of the Collateral Concentration Account and at all times thereafter during the continuation of an Event of Default, (i) all of the funds on deposit in or credited to any Controlled Deposit Account (other than, in the discretion of the Administrative Agent, balances of $1,000 or less) shall, upon the instruction of the Administrative Agent to the appropriate Depositary Banks after the issuance of a Notice of Exclusive Control, be transferred to the Collateral Concentration Account on a daily or other basis specified by the Administrative Agent, (ii) no Grantor will have the right of withdrawal from the Collateral Concentration Account or any of the Collateral Accounts, (iii) the Administrative Agent shall have the right to liquidate any investments held in any Controlled Securities Account and have the proceeds thereof deposited in the Collateral Concentration Account, and (iv) all amounts held in the Collateral Concentration Account or any of the Collateral Accounts may be applied, in the Administrative Agent’s discretion, towards payment of the Secured Obligations in accordance with the terms of this Agreement.

(c) Upon the establishment of the Collateral Concentration Account and at all times thereafter, each Grantor agrees (i) to cause all payments by its Account Debtors to be immediately deposited in Controlled Deposit Accounts, if such Account Debtors have not already been instructed to do so, and (ii) to deposit promptly all payments received by it from any other sale of any of its Collateral, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in a Controlled Deposit Account precisely in the form received (but with any endorsements of such Grantor necessary for deposit or collection). Until any such payments are so deposited, such payments shall be held in trust by such Grantor for and as the property of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Creditors hereunder.

ARTICLE VI.

SPECIAL PROVISIONS CONCERNING PLEDGED COLLATERAL

Section 6.1. Delivery of Certificates and Instruments for Pledged Collateral.

(a) On or prior to the Closing Date, each Grantor shall pledge and deposit with the Administrative Agent all certificates or instruments, if any, representing any of the Pledged Collateral at the time owned by such Grantor and subject to the Security Interest hereof, duly endorsed in blank in the case of any instrument, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Pledged Equity Interests.

(b) If a Grantor shall acquire (by purchase, conversion, exchange, stock dividend or otherwise) any additional Pledged Collateral (other than Intercompany and Third Party Notes in a principal amount of less than $2.5 million), at any time or from time to time after the date hereof which is or are intended to be subjected to the Security Interest hereof and which is or are represented by certificates or instruments, such Grantor shall (i) forthwith pledge and deposit with the Administrative Agent all such certificates or instruments, duly endorsed in blank in the case of Intercompany and Third Party Notes, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Equity Interests, and (ii) promptly thereafter deliver to the Administrative Agent a certificate executed by an authorized officer of such Grantor describing such additional Pledged Collateral and certifying that the same have been duly pledged with the Administrative Agent hereunder.

(c) Without limitation of any other provision of this Agreement, if any of the Pledged Collateral of a Grantor (whether now owned or hereafter acquired) which is intended to be subjected to the Security Interest hereof is (i) an uncertificated security, at the request of the Administrative Agent, each such Grantor shall cause each such uncertificated security to be certificated in all respects in accordance with applicable laws, accompanied by undated stock powers duly executed in blank by each such Grantor or by such other instruments of transfer as are acceptable to the Administrative Agent, and promptly thereafter deposited with the Administrative Agent or otherwise provide the Administrative Agent Control with respect to such uncertificated security, or (ii) held in a Securities Account that is not already subject to a Securities Account Control Agreement, such Grantor shall promptly take all actions required to make such Securities Account subject to a Securities Account Control Agreement. Each Grantor further agrees to take such actions as the Administrative Agent deems reasonably necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies hereunder in respect thereof, and agrees to provide an opinion of counsel reasonably satisfactory to the Administrative Agent with respect to any such pledge of any of the securities described in clauses (i) and (ii) above, promptly upon the request of the Administrative Agent.

Section 6.2. No Assumption of Liability, etc.

(a) The Security Interest of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Pledged Collateral.

(b) Nothing herein shall be construed to make the Administrative Agent liable as a general partner or limited partner of any Pledged Entity or a shareholder of any corporation, and the Administrative Agent by virtue of this Agreement or any actions taken as contemplated hereby (except as referred to in the following sentence) shall not have any of the duties, obligations or liabilities of a general partner or limited partner of any Pledged Entity or a stockholder of any corporation. The parties hereto expressly agree that, unless the Administrative Agent shall become the absolute owner of an Equity Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent and/or a Grantor or any other person.

(c) Except as provided in the last sentence of Section 6.2(b), the Administrative Agent, by accepting this Agreement, did not intend to become a general partner, limited partner or member of any Pledged Entity or a shareholder of any person be deemed to be a co-venturer with respect to any Grantor or any Pledged Entity or a shareholder of any corporation either before or after an Event of Default shall have occurred. The Administrative Agent shall have only those powers set forth herein and shall assume none of the duties, obligations or liabilities of a general partner, or limited partner or member of any Pledged Entity or of a Grantor.

Section 6.3. Registration of Collateral in the Name of the Administrative Agent, etc. Upon the occurrence and continuance of an Event of Default and upon notice to any Grantor, the Administrative Agent shall have the right, at any time in its discretion, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable voting and similar rights specified in this Article VI. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 6.4. Appointment of Sub-agents; Endorsements, etc. The Administrative Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the instruments and certificates evidencing any of the Pledged Collateral, which may be held (in the sole discretion of the Administrative Agent) in the name of the relevant Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or any nominee or nominees of the Administrative Agent or a sub-agent appointed by the Administrative Agent.

Section 6.5. Voting Rights. Unless and until an Event of Default shall have occurred and be continuing and only after delivery of notice to the relevant Grantor or Grantors by the Administrative Agent of its intention to exercise the rights available to the Administrative Agent pursuant to this Section 6.5, each Grantor shall be entitled to exercise all voting rights attaching to any and all Pledged Collateral owned by it, and to give consents, waivers or ratifications in respect thereof. All such rights of such Grantor to vote and to give consents waivers and ratifications shall cease in case an Event of Default shall occur and be continuing.

Section 6.6. Entitlement of Grantors to Cash Dividends and Distributions. A Grantor shall be entitled to receive all cash dividends or distributions payable in respect of its Pledged Collateral, except as otherwise provided in this Article VI.

Section 6.7. Entitlement of Administrative Agent to Dividends and Distributions. After notice by the Administrative Agent to the relevant Grantor or Grantors of its intention to exercise the rights available to the Administrative Agent pursuant to this Section 6.7, the Administrative Agent shall be entitled to receive and to retain as part of the Pledged Collateral:

(a) all cash dividends and distributions payable in respect of the Pledged Collateral at any time when an Event of Default shall have occurred and be continuing; and

(b) if an Event of Default shall have occurred and be continuing at the time of payment or distribution thereof, and except to the extent any of the following is otherwise permitted by the Credit Agreement:

(i) all cash dividends and distributions in respect of the Pledged Collateral which are reasonably determined by the Administrative Agent to represent in whole or in part an extraordinary, liquidating or other distribution in return of capital;

(ii) all other or additional stock, other securities, partnership interests, membership interests or property (other than cash to which a Grantor is entitled under Section 6.6) paid or distributed by way of dividend (including, without limitation, any payment in kind dividend) or otherwise in respect of the Pledged Collateral;

(iii) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) paid or distributed in respect of the Pledged Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iv) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) which may be paid in respect of the Pledged Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate, partnership or limited liability company reorganization.

Section 6.8. Application of Dividends and Distributions. If an Event of Default shall have occurred and be continuing, all dividends and distributions received by the Administrative Agent and then held by it pursuant to this Article VI as part of the Pledged Collateral will be applied as provided in Section 8.5 hereof.

Section 6.9. Turnover by Grantors. All dividends, distributions or other payments which are received by any Grantor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

Section 6.10. Waiver. Each Grantor, to the extent permitted by applicable law, hereby irrevocably waives any and all provisions of each Organizational Document of each Subsidiary of such Grantor that (a) prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Collateral (or any enforcement action which may be taken in respect of any such Lien, including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor) or (b) otherwise conflict with the terms of this Agreement. In furtherance of the foregoing, each Grantor hereby agrees that, by its signature below, this Agreement shall constitute the consent of such Grantor under each Organizational Document of a Subsidiary of such Grantor (as applicable) to each of the transactions contemplated hereby (including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor), to the extent any such consent is required thereunder.

Section 6.11. Sale of Pledged Equity Interests in Connection with Enforcement. If at any time when the Administrative Agent shall determine to exercise its right to sell all or any part of the Pledged Equity Interests pursuant to Section 8.1, such Pledged Equity Interests or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as then in effect, the Administrative Agent may, in its sole and absolute discretion and to the fullest extent permitted by applicable law now or hereafter in effect, sell such Pledged Equity Interests or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable in order that such sale may legally be effected without such registration, provided that at least ten days’ notice of the time and place of any such sale shall be given to the relevant Grantor. Without limiting the generality of the foregoing, in any such event the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Equity Interests or part thereof shall have been filed under such Securities Act, (b) may approach and negotiate with a single possible purchaser to effect such sale and (c) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Equity Interests or part thereof. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability to any Grantor for selling all or any part of the Pledged Equity Interests at a price which the Administrative Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

Section 6.12. Waiver. Each Grantor, to the extent permitted by applicable law, hereby irrevocably waives any and all provisions of each Organizational Document of each Subsidiary of such Grantor that (a) prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Collateral (or any enforcement action which may be taken in respect of any such Lien, including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor) or (b) otherwise conflict with the terms of this Agreement. In furtherance of the foregoing, each Grantor hereby agrees that, by its signature below, this Agreement shall constitute the consent of such Grantor under each Organizational Document of a Subsidiary of such Grantor (as applicable) to each of the transactions contemplated hereby (including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor), to the extent any such consent is required thereunder.

ARTICLE VII.

SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY

Section 7.1. Intellectual Property. Each Grantor represents and warrants that as of the date of the most recent Perfection Certificate and except as would not reasonably be expected to have a Material Adverse Effect,: (i) it is the true and lawful owner of the Trademark registrations listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said listed Trademark registrations constitute all the Trademarks registered in the United States Patent and Trademark Office that such Grantor now owns; (ii) it is the true and lawful owner of all the Patents listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said listed Patents constitute all the United States Patents and applications for United States Patents that such Grantor now owns; and (iii) it is the true and lawful owner of the Copyright registrations listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said listed Copyright registrations constitute all the registered United States Copyrights that such Grantor now owns. Each Grantor further warrants that, to its knowledge, it is aware of no third-party claim that any aspect of such Grantor’s present business operations infringes any trademark, service mark, patent or copyright in a manner which could have a Material Adverse Effect on the financial condition, business or property of such Grantor.

Section 7.2. IP Security Agreements; Further Assurances. Upon the reasonable request of the Administrative Agent, any Grantor shall promptly execute and deliver to the Administrative Agent such IP Security Agreements as the Administrative Agent shall request in connection with such Grantor’s

United States registered and applied for Intellectual Property. Each Grantor agrees that it will take such action, and deliver such documents or instruments, as the Administrative Agent shall reasonably request in connection with the preparation, filing or registration and enforcement of any IP Security Agreement.

Section 7.3. Licenses and Assignments. Each Grantor hereby agrees not to divest itself of any material right under or with respect to any Intellectual Property material to its business other than in the ordinary course of business or as expressly permitted pursuant to the Credit Agreement.

Section 7.4. Infringements. Each Grantor agrees, promptly upon learning thereof, to notify the Administrative Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Grantor’s rights in and to any Intellectual Property in such a manner that could reasonably be expected to have a Material Adverse Effect taken as a whole (any such Intellectual Property, “Significant Intellectual Property”), or with respect to any claim by any third-party that such Grantor’s use of any Significant Intellectual Property violates any intellectual property right of that party, to the extent that such infringement or violation could reasonably be expected to have a Material Adverse Effect.

Section 7.5. Trademarks.

(a) Preservation of Trademarks. Except as would not reasonably be expected to have a Material Adverse Effect, each Grantor agrees to use or license the use of its Trademarks in interstate commerce during the time in which this Agreement is in effect sufficiently to preserve such Trademarks as trademarks or service marks registered under the laws of the United States.

(b) Maintenance of Registration. Except as would not reasonably be expected to have a Material Adverse Effect, each Grantor shall, at its own expense, (i) diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. §§ 1051, et seq. to maintain its Trademark registrations, including but not limited to filing affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its Trademark registrations pursuant to 15 U.S.C. §§ 1058(a), 1059 and 1065, and shall (ii) pay all fees and disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(c) Future Registered Trademarks. If any Trademark registration issues hereafter to a Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, then, in accordance with Section 4.8(a) hereof, on each date required pursuant to Section 6.01(i) of the Credit Agreement, such Grantor shall deliver to the Administrative Agent an updated Perfection Certificate, and a grant of security in such mark to the Administrative Agent, confirming the grant thereof hereunder, in a form substantially similar to Exhibit E hereto.

Section 7.6. Patents.

(a) Maintenance of Patents. Except as would not reasonably be expected to have a Material Adverse Effect, at its own expense, each Grantor shall make timely payment of all post-issuance fees required pursuant to 35 U.S.C. § 41 to maintain in force rights under each of its Patents.

(b) Prosecution of Patent Applications. Except as would not reasonably be expected to have a Material Adverse Effect, at its own expense, each Grantor shall diligently prosecute all applications for United States patents, and shall not abandon any such application, except in favor of a continuation application based on such application, prior to exhaustion of all administrative and judicial remedies, absent written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 7.7. Other Patents and Copyrights. In accordance with Section 4.8(a) hereof, on each date required pursuant to Section 6.01(i) of the Credit Agreement, the relevant Grantor shall deliver to the Administrative Agent an updated Perfection Certificate listing any United States Patent or Copyright registration or application acquired by the Grantor that has not been listed on a previous Perfection Certificate, with a grant of security as to such United States Patent or Copyright registration or application, as the case may be, confirming the grant thereof hereunder, in a form substantially similar to Exhibit D or Exhibit G hereto.

Section 7.8. Permitted Actions. Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement or if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 7.9. Remedies Relating to Intellectual Property. If an Event of Default shall occur and be continuing, the Administrative Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to each of the Copyrights, Patents and Trademarks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Administrative Agent for the benefit of the Secured Creditors, in which case such Grantor agrees to execute an assignment in form and substance reasonably satisfactory to the Administrative Agent, of all its rights, title and interest in and to the Copyrights, Patents and Trademarks to the Administrative Agent for the benefit of the Secured Creditors; (ii) take and practice or sell the Copyrights or Patents and take and use or sell the Trademarks and the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of the Grantor in connection with which the Trademarks have been used; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Copyrights, Patents and Trademarks in any manner whatsoever, directly or indirectly, and, if requested by the Administrative Agent, change such Grantor’s corporate name to eliminate therefrom any use of any mark and execute such other and further documents that the Administrative Agent may request in connection with such Grantor’s obligations under this Agreement and to transfer ownership of the Copyrights, Patents and Trademarks, and registrations and any pending Trademark application, to the Administrative Agent for the benefit of the Secured Parties.

ARTICLE VIII.

REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

Section 8.1. Remedies Generally; Obtaining of the Collateral. Each Grantor agrees that, if any Event of Default shall have occurred and be continuing and after giving notice to the relevant Grantor or Grantors of its intention to exercise its rights pursuant to this Section 8.1, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may exercise any or all of the following rights (all of which each Grantor hereby agrees is commercially reasonable to the fullest extent permitted under applicable law now or hereafter in effect):

(a) personally, or by agents’ attorneys or other authorized representatives, immediately retake possession of the Collateral or any part thereof from such Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s or such other person’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(b) instruct the obligor or obligors on any Account, agreement, instrument or other obligation (including, without limitation, Account Debtors) constituting the Collateral to make any payment required by the terms of such Account, agreement, instrument or other obligation directly to the Administrative Agent and/or directly to a lockbox under the sole dominion and control of the Administrative Agent or to the Collateral Concentration Account;

(c) sell, assign or otherwise liquidate, or direct such Grantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

(d) issue a Notice of Exclusive Control with respect to any or all of the Collateral Accounts and issue Entitlement Orders or instructions with respect thereto;

(e) withdraw any or all monies, securities and/or instruments in the Collateral Concentration Account or any Collateral Account for application to the Secured Obligations in accordance with Section 8.5 hereof;

(f) pay and discharge taxes, Liens or claims on or against any of the Collateral;

(g) pay, perform or satisfy, or cause to be paid, performed or satisfied, for the benefit of any Grantor, any of the obligations, terms, covenants, provisions or conditions to be paid, observed, performed or satisfied by such Grantor under any contract, agreement or instrument relating to its Collateral, all in accordance with the terms, covenants, provisions and conditions thereof, as and to the extent that such Grantor fails or refuses to perform or satisfy the same;

(h) enter into any extension of, or any other agreement in any way relating to, any of the Collateral;

(i) make any compromise or settlement the Administrative Agent deems desirable or necessary with respect to any of the Collateral; and/or

(j) take possession of the Collateral or any part thereof, by directing such Grantor or any other person in possession thereof in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and delivered to the Administrative Agent,

(ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 8.2, and

(iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in substantially the same condition prior to such action;

it being understood that such Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

Section 8.2. Disposition of the Collateral. Upon the occurrence and continuance of an Event of Default, any Collateral repossessed by the Administrative Agent under or pursuant to Section 8.1 and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale of the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Except in the case of any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, (i) in the case of any such disposition which shall be a private sale or other private proceedings permitted by such requirements, such sale shall be made upon not less than ten days’ written notice to such Grantor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the ten days after the giving of such notice, to the right of the relevant Grantor or any nominee of the relevant Grantor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified, and (ii) in the case of any such disposition which shall be a public sale permitted by such requirements, such sale shall be made upon not less than ten days’ written notice to the relevant Grantor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Administrative Agent’s sole option, be subject to reserve), after publication of notice of such auction not less than ten days prior thereto in two newspapers in general circulation in the city where such Collateral is located. To the extent permitted by any such requirement of law, the Administrative Agent on behalf of the Secured Creditors (or certain of them) may bid for and become the purchaser (by bidding in Secured Obligations or otherwise) of the Collateral or any item thereof offered for sale in accordance with this Section without accountability to the relevant Grantor (except to the extent of surplus money received as provided in Section 8.5). Unless so obligated under mandatory requirements of applicable law, the Administrative Agent shall not be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified. The Administrative Agent need give the relevant Grantor only such notice of disposition as the Administrative Agent shall deem to be reasonably practicable in view of such mandatory requirements of applicable law.

Section 8.3. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article VIII at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign or, solely to the extent necessary to exercise such rights and remedies, sublicense any of the Intellectual Property of such Grantor, now owned or hereafter acquired by such Grantor, and wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, that nothing in this Section 8.3 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

Section 8.4. Waiver of Claims. EXCEPT WITH RESPECT TO NOTICES EXPRESSLY REQUIRED UNDER THE CREDIT DOCUMENTS, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Grantor hereby further waives, to the extent permitted by law: (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws to the fullest extent permitted by applicable law now or hereafter in effect. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the relevant Grantor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the relevant Grantor.

Section 8.5. Application of Proceeds. All Collateral and proceeds of Collateral obtained and realized by the Administrative Agent in connection with the enforcement of this Agreement pursuant to this Article VIII shall be applied as follows:

(i) first, to the payment to the Administrative Agent, for application to the Secured Obligations as provided in Section 8.03 of the Credit Agreement; and

(ii) second, to the extent remaining after the application pursuant to the preceding clause (i) and following the termination of this Agreement pursuant to Section 9.9 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such payment.

Section 8.6. Remedies Cumulative, etc. Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, any Designated Hedge Agreement, or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy, or partial or single exercise thereof, and no renewal or extension of any of the Secured Obligations, shall impair or constitute a waiver of any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable, actual expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

Section 8.7. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the relevant Grantor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

Section 8.8. Purchasers of Collateral. Upon any sale of any of the Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing, sent by telecopier, mailed or delivered, (i) if to the Borrower, at its address specified in or pursuant to the Credit Agreement, (ii) if to any Subsidiary Grantor, to it c/o the Borrower at its address specified in or pursuant to the Credit Agreement, (iii) if to the Administrative Agent, to it at the Notice Office of the Administrative Agent, (iv) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (v) if to any Designated Hedge Creditor or Cash Management Bank, at such address as such Designated Hedge Creditor or Cash Management Bank shall have specified in writing to each Grantor and the Administrative Agent; or in any case at such other address as any of the persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, telecopied, sent by overnight courier or delivered, and shall be effective when received.

Section 9.2. Entire Agreement. This Agreement, the other Loan Documents and any Designated Hedge Agreements represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

Section 9.3. Obligations Absolute. The obligations of each Grantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Secured Obligations, including, without limitation:

(a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from other Loan Documents or any Designated Hedge Agreement, or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement except as expressly provided in such renewal, extension, amendment, modification, addition, supplement, assignment or transfer;

(c) any furnishing of any additional security to the Administrative Agent or its assignee or any acceptance thereof or any release of any security by the Administrative Agent or its assignee;

(d) any limitation on any person’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to a Grantor or any Subsidiary of a Grantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not a Grantor shall have notice or knowledge of any of the foregoing; or

(f) to the fullest extent permitted by applicable law now or hereafter in effect, any other event or circumstance which, but for this provision, might release or discharge a guarantor or other surety from its obligations as such.

Section 9.4. Successors and Assigns. This Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Creditor and their respective successors and assigns, provided that no Grantor may transfer or assign any or all of its rights or obligations hereunder without the written consent of the Administrative Agent except pursuant to a transaction permitted by the Credit Agreement. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement, the other Loan Documents and any Designated Hedge Agreement regardless of any investigation made by the Secured Creditors on their behalf.

Section 9.5. Headings Descriptive. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.7. Enforcement Expenses, etc. The Grantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 9.09 of the Credit Agreement, all reasonable, actual out-of-pocket costs and expenses of the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Agreement, the preservation of the Collateral, the perfection of the Security Interest, and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Administrative Agent or any of the other Secured Creditors).

Section 9.8. Release of Portions of Collateral.

(a) The Administrative Agent shall, at the request of a Grantor, release any or all of the Collateral of such Grantor and, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor (without recourse and without any representation or warranty) all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, provided that such release is permitted by the terms of the Credit Agreement or otherwise has been approved in writing by the Required Lenders (or, to the extent required by Section 11.12 of the Credit Agreement, all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable) and provided further, that in the event of any disposition by Holdings of Equity Interests of the Borrower, Holdings shall cause the Person to whom such deposit is made to execute and deliver all documents reasonably required by the Administrative Agent to grant and perfect the Administrative Agent’s security interest in such Equity Interests (and failure to do so shall constitute an Event of Default under Section 8.01(g) of the Credit Agreement. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement;

(b) Upon the request of the Administrative Agent, at any time that a Grantor desires that the Administrative Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 9.8(a), such Grantor shall deliver to the Administrative Agent a certificate signed by a principal executive officer stating that the release of the respective Collateral is permitted pursuant to the Credit Agreement. In the event that any part of the Collateral is released as provided in Section 9.8(a), the Administrative Agent shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it as permitted by this Section 9.8.

Section 9.9. Termination. After the termination of all of the Commitments, when no Note or Letter of Credit is outstanding and when all Loans and other Secured Obligations (other than in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) have been paid in full, this Agreement shall terminate, and the Administrative Agent, at the request and expense of the Grantors, will execute and deliver to the relevant Grantor a proper instrument or instruments (including UCC termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

Section 9.10. Administrative Agent. The Administrative Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. The acceptance by the Administrative Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Administrative Agent to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral. By accepting the benefits of this Agreement, each Secured Creditor acknowledges and agrees that the rights and obligations of the Administrative Agent shall be as set forth in Article IX of the Credit Agreement. Notwithstanding anything to the contrary contained in Section 9.3 of this Agreement or Section 11.12 of the Credit Agreement, this Section 9.10, and the duties and obligations of the Administrative Agent set forth in this Section 9.10, may not be amended or modified without the consent of the Administrative Agent.

Section 9.11. Only Administrative Agent to Enforce on Behalf of Secured Creditors. The Secured Creditors agree by their acceptance of the benefits hereof that this Agreement may be enforced on their behalf only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Secured Creditors, upon the terms of this Agreement.

Section 9.12. Other Creditors, etc. Not Third Party Beneficiaries. No creditor of any Grantor or any of its Affiliates, or other person claiming by, through or under any Grantor or any of its Affiliates, other than the Administrative Agent and the other Secured Creditors, and their respective successors and assigns, shall be a beneficiary or third-party beneficiary of this Agreement or otherwise shall derive any right or benefit herefrom.

Section 9.13. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.14. Amendments; Additional Grantors. No amendment or waiver of any provision of this Agreement and no consent to any departure by any Grantor shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders, if any, required pursuant to Section 11.12 of the Credit Agreement, and the applicable Grantor or Grantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a Security Agreement Joinder, (a) such Person shall be referred to as an “Additional Grantor” and shall become and be a Grantor hereunder, and each reference in this Agreement to a “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in any other Loan Document to a “Grantor” shall also mean and be a reference to such Additional Grantor, and (b) each reference herein to “this Agreement,” “hereunder,” “hereof” or words of like import referring to this Agreement, and each reference in any other Loan Document to the “Security Agreement,” “thereunder,” “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Security Agreement Joinder.

Section 9.15. Effectiveness. This Agreement shall be effective as to any Grantor upon its execution and delivery to the Administrative Agent of a counterpart of this Agreement manually executed on behalf of such Grantor, regardless of the date of this Agreement or the date this Agreement is executed and delivered by any other party hereto.

Section 9.16. Full Recourse Obligations; Effect of Fraudulent Transfer Laws. It is the desire and intent of each Grantor, the Administrative Agent and the other Secured Creditors that this Agreement shall be enforced as a full recourse obligation of each Grantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Grantor under this Agreement would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Grantor liability hereunder in respect of the Secured Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Grantor’s obligations hereunder to be so invalidated.

Section 9.17. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER SECURED CREDITORS AND OF EACH GRANTOR SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE SECURED CREDITORS OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05 OF THE CREDIT AGREEMENT. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(d) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR SUCH GRANTOR IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

THE BORROWER:

AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

HOLDINGS:

ADPI HOLDINGS, INC.

By:
Name:
Title:

THE SUBSIDIARY GRANTORS:

[ADD LIST OF SUBSIDIARY GRANTORS]

Accepted by:

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

Pledged Collateral

I.	Equity Interests

Grantor	Issuer and Type of Organization	Certificate Number	Percent of Equity Interest Owned	Percent of Equity Interest Pledged

II.	Instruments

Grantor	Obligor	Amount of Instrument	Date of Instrument

AMERICAN DENTAL PARTNERS, INC.

AND

ITS SUBSIDIARIES WHICH ARE OR BECOME A PARTY HERETO,

AS GRANTORS

WITH

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

PLEDGE AND SECURITY AGREEMENT

DATED AS OF

FEBRUARY     , 2012

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

February [    ], 2012

This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(n) of the credit agreement, dated as of February [    ], 2012 among JLL Crown Merger Sub, Inc. (the borrower prior to the Merger), a Delaware corporation, American Dental Partners, Inc. (the borrower at and after the Merger), a Delaware corporation (the “Borrower”), ADPI Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and KeyBank National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender and LC Issuer (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I,             , the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans and the consummation of the Transactions:

(a) The fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis.

(b) The present fair saleable value of the assets of Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries on their debts as they become absolute and matured.

(c) Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d) Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Borrower and its Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

(e) For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

(f) In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Borrower and its Subsidiaries after consummation of the Transactions.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as the Chief Financial Officer of the Borrower, on behalf of Borrower, and not individually, as of the date first written above.

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

            , 201

KeyBank National Association, as Administrative Agent for the Lenders party to the Credit Agreement referred to below 127 Public Square Cleveland, Ohio 44114 Attention:

Each Lender party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 9, 2012, among (i) American Dental Partners, Inc., a Delaware corporation (the “Borrower”), (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined). Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned, in [his/her] capacity as an Authorized Officer, hereby certifies to the Administrative Agent and the Lenders as follows:

(a) I am a duly elected Authorized Officer of the Borrower.

(b) In reaching the conclusions set forth in this Certificate, I have made such investigations and inquiries as I have deemed appropriate with respect to the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

(c) no Default or Event of Default exists as of the date hereof.

(d) The representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects, except to the extent that any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

(e) Set forth on Attachment I hereto are the calculations required to establish compliance with the provisions of Section 7.07 of Credit Agreement.

Very truly yours,

AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

EXHIBIT F

FORM OF CLOSING CERTIFICATE

            , 201

Pursuant to Sections 4.01(p), 4.01(s) and 4.01(t) of the Credit Agreement, dated as of February 9, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined) among (i) JLL Crown Merger Sub, Inc., a Delaware corporation (“Merger Sub”; Merger Sub will be merged (the “Merger”) with and into American Dental Partners, Inc., a Delaware corporation (“ADPI”); prior to the Merger, Merger Sub, and from and after the Merger, ADPI, as the “Borrower”), (ii) ADPI Holdings Inc, a Delaware corporation, as a Credit Party, (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) KeyBank National Association, as the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents, the undersigned,             , as an Authorized Officer of ADPI, and not in his individual capacity, hereby certifies on behalf of the Borrower:

1. As of the date hereof, the undersigned certifies that the Merger shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Credit Facilities substantially in accordance with the Merger Agreement, and no provision thereof shall have been amended or waived in any respect that would be adverse to Lenders without the consent of the Lead Arrangers, which consent may not be unreasonably withheld or delayed, provided that Section 8.5 has not been amended or waived in any respect without written consent of the Lead Arrangers.

2. As of the date hereof, before and after giving effect to any initial Borrowings to be made under the Credit Agreement, the Merger Documentation is in full force and effect in the form attached hereto as Exhibit A, and neither the Merger Agreement nor any of the exhibits or schedules thereto have been amended, supplemented or otherwise modified.

3. The Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the Transactions) does not exceed 3.85 to 1.00.

4. As of the date hereof, before and after giving effect to (i) any initial Borrowings to be made under the Credit Agreement and (ii) the Merger, the Specified Representations and the Specified Merger Agreement Representations are true and correct and with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties shall have been true and correct as of the date when made or for the respective period, as the case may be.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as the             of the Borrower, on behalf of Borrower, and not individually, as of the date first written above.

AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT

Date:         , 20

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swing Loans and any participations in any of the foregoing included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:	__________________

2.	Assignee:	__________________
[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower:	American Dental Partners, Inc.

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement, dated as of February 9, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among (i) the Borrower, (ii) ADPI Holdings, Inc., a Delaware corporation, as a Credit Party, (iii) the lenders from time to

[1]	Select as applicable.

.	time party thereto (together with their successors and assigns, the “Lenders”), (iv) the Administrative Agent, as the Swing Line Lender and LC Issuer, (v) the Administrative Agent, CIT Capital Securities LLC (“CITCS”) and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and (vi) CIT Healthcare and NXT, as co-syndication agents.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ][4]

Effective Date:         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

AMERICAN DENTAL PARTNERS, INC.,
as the Borrower

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a United States Person (as defined in Section 7701(a)(30) of the Code), attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws.

EXHIBIT H

FORM OF MORTGAGE

MORTGAGE,

ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

MADE BY

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC,

as Mortgagor

to

KEYBANK NATIONAL ASSOCIATION,

as Mortgagee

Dated as of:         , 201

PREPARED BY AND UPON RECORDATION RETURN TO:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: William A. Herzberger, Esq.

MORTGAGE

ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of         , 2012, by AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC, a Delaware corporation (“Mortgagor”) whose address is             , in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as administrative agent for the Lenders (as defined below) (herein in such capacity, together with its successors and assigns, the “Mortgagee”) whose address is 4900 Tiedeman Road, Brooklyn, Ohio 44114.

1.	Grant and Secured Obligations.

1.1 Grant. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Mortgagor, subject to the Permitted Liens, hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages and warrants to Mortgagee, with power of sale and with right of entry and possession, all estate, right, title and interest which Mortgagor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a) The real property located in the County of             , State of             , as described in Exhibit A, together with all existing and future easements and rights affording access to it (the “Premises”); together with

(b) All buildings, structures and improvements now located or later to be constructed on the Premises (the “Improvements”); together with

(c) All existing and future appurtenances, privileges, easements, franchises and tenements of the Premises, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Premises, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any Premises lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Premises and Improvements; together with

(d) All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“leases”) relating to the use and enjoyment of all or any part of the Premises and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such leases; together with

(e) All real property and improvements on the Premises, and all appurtenances and other property and interests of any kind or character relating to the Premises, whether described in Exhibit A or not, which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Premises and Improvements; together with

(f) All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Mortgagor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes and drafts (other than letters of credit in favor of Mortgagee), which arise from or relate to construction on the Premises or to any business now or later to be conducted on it, or to the Premises and Improvements generally and any builder’s or manufacturer’s warranties with respect thereto; together with

(g) All books and records pertaining to any and all of the property described above, including computer-readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(h) All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

Notwithstanding the foregoing provisions of this Section 1.1, Property subject to the lien of this Mortgage shall not include a grant of any of the Mortgagor’s right, title or interest in any lease, contract, permit or agreement (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any applicable law prohibits the creation of a security interest therein; provided, however, that at such time as any lease, contract, permit or agreement described in clauses (x) and (y) of this Section 1.1 is no longer subject to such prohibition, such lease, contract, permit or agreement shall (without any act or delivery by any person) constitute Property hereunder.

Capitalized terms used above and elsewhere in this Mortgage without definition have the meanings given them in that certain Credit Agreement, dated as of February 9, 2012 (the “Credit Agreement”), among JLL Crown Merger Sub, Inc., a Delaware corporation, as the borrower prior to the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower from and after the Merger, ADPI Holdings, Inc., a Delaware corporation, as a Credit Party, the lenders party thereto from time to time and KeyBank, as Administrative Agent, Swing Line Lender and LC Issuer, the KeyBank, CIT Capital Securities LLC and NXT Capital, LLC (“NXT”), as joint lead arrangers and joint bookrunners, and CIT Healthcare and NXT, as co-syndication agents.

1.2 Secured Obligations.

(a) Mortgagor makes the grant, conveyance, and mortgage set forth in Section 1.1 above, and grants the security interest set forth in Section 4 below for the purpose of securing the Secured Obligations, as defined in that certain Pledge and Security Agreement, dated as of February 9, 2012, between the Mortgagor and the Mortgagee (the “Security Agreement”).

(b) All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured

Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. Such terms include any provisions in the Notes or the Credit Agreement which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

2.	Assignment of Rents.

2.1 Assignment. Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits (some or all collectively, as the context may require, “Rents”). This is an absolute assignment, not an assignment for security only.

2.2 Grant of License. Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default shall exist and be continuing. If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

2.3 Collection and Application of Rents. Subject to the License granted to Mortgagor under Section 2.2 above, Mortgagee has the right, power and authority to collect any and all Rents. Mortgagor hereby appoints Mortgagee its attorney-in-fact, solely upon the occurrence and during the continuance of an Event of Default and after notice to the Mortgagor, to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose:

(a) Demand, receive and enforce payment of any and all Rents; or

(b) Give receipts, releases and satisfactions for any and all Rents; or

(c) Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagee and Mortgagor agree that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence and during the continuance of an Event of Default and after notice to the Mortgagor, without first taking any acts of enforcement under applicable law, such as, but not limited to, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver. Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Subsection 7.3(c). In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property. Mortgagee shall apply all Rents collected by it in the manner provided under Section 7.6. If an Event of Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Mortgage, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity.

2.4 Mortgagee Not Responsible. Under no circumstances shall Mortgagee have any duty to produce Rents from the Property. Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Premises and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

(a) A “mortgagee in possession” for any purpose; or

(b) Responsible for performing any of the obligations of the lessor under any lease; or

(c) Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property, except to the extent resulting from Mortgagee’s gross negligence or willful misconduct; or

(d) Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it, except to the extent resulting from Mortgagee’s gross negligence or willful misconduct.

2.5 Leasing. Mortgagor shall not accept any deposit or prepayment of rents under the leases for any rental period exceeding one (1) month without Mortgagee’s prior written consent. Mortgagor shall not lease the Property or any part of it except strictly in accordance with the Credit Agreement.

3.	Intentionally Omitted.

4.	Grant of Security Interest.

4.1 Security Agreement. The parties intend for this Mortgage to create a lien on the Property, and an absolute assignment of the Rents, all in favor of Mortgagee. The parties acknowledge that some of the Property and some or all of the Rents may be determined under applicable law to be personal property or fixtures. To the extent that any Property or Rents may be or be determined to be personal property, Mortgagor as debtor hereby grants Mortgagee as secured party a security interest in all such Property and Rents, to secure payment and performance of the Secured Obligations. This Mortgage constitutes a security agreement under the Uniform Commercial Code of the State in which the Property is located (the “UCC”), covering all such Property and Rents.

4.2 Financing Statements. Mortgagor hereby authorizes Mortgagee to file one or more financing statements. In addition, upon the written request of Mortgagee, Mortgagor shall execute such other documents as Mortgagee may reasonably from time to time require to perfect or continue the perfection of Mortgagee’s security interest in any Property or Rents. In case Mortgagor fails to execute any financing statements or other documents for the perfection or continuation of any security interest created hereunder, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact solely to execute any such documents on its behalf. If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.

5.	Fixture Filing.

This Mortgage constitutes a financing statement filed as a fixture filing under Article 9 of the UCC, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Premises or Improvements. For this purpose, the respective addresses of Mortgagor, as debtor, and Mortgagee, as secured party, are as set forth in the preambles of this Mortgage.

6.	Rights and Duties of the Parties.

6.1 Representations and Warranties. Mortgagor represents and warrants that:

(a) Mortgagor lawfully possesses and holds fee simple title to all of the Premises and Improvements;

(b) Mortgagor has or will have good title to all Property other than the Premises and Improvements, subject to Permitted Liens;

(c) Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Rents to Mortgagee pursuant to this Mortgage;

6.2 Taxes and Assessments. Mortgagor shall pay taxes, levies, charges and assessments, in accordance with 6.04 of the Credit Agreement.

6.3 Liens, Charges and Encumbrances. Mortgagor shall promptly discharge any lien or other encumbrance on the Property which Mortgagee has not consented to in writing or is not a Permitted Lien in accordance with the terms of Section 7.03 of the Credit Agreement.

6.4 Maintenance and Preservation of Property. Mortgagor shall insure and maintain the Property as required by the Credit Agreement.

6.5 Releases, Extensions, Modifications and Additional Security. From time to time, Mortgagee may perform any of the following acts without incurring any liability or giving notice to any person:

(a) Release any person liable for payment of any Secured Obligation;

(b) Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(c) Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;

(d) Alter, substitute or release any property securing the Secured Obligations;

(e) Consent to the making of any plat or map of the Property or any part of it;

(f) Join in granting any easement or creating any restriction affecting the Property; or

(g) Join in any subordination or other agreement affecting this Mortgage or the lien of it; or

(h) Release the Property or any part of it.

6.6 Release. When all of the Secured Obligations (other than in respect of Cash Management Agreements, Designated Hedge Agreements and contingent indemnity obligations for which no claim has been asserted and obligations in respect of Letters of Credit that have been Cash Collateralized) have been paid in full, Mortgagee shall promptly release this Mortgage and the lien created thereby. Mortgagor shall pay any reasonable costs of preparation and recordation of such release.

6.7 Compensation, Exculpation, Indemnification.

(a) Mortgagor agrees to pay or reimburse Mortgagee for its costs, expenses and other advances to which Mortgagee is entitled to reimbursement under Section 11.01 of the Credit Agreement.

(b) Mortgagee shall not be directly or indirectly liable to Mortgagor or any other person as a consequence of any of the following:

(i) Mortgagee’s exercise of or failure to exercise any rights, remedies or powers granted to Mortgagee in this Mortgage;

(ii) Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(iii) Any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property, or from any other act or omission of Mortgagee in managing the Property, after an Event of Default, unless the loss is caused by the gross negligence, willful misconduct or bad faith of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

(c) Mortgagor affirms the indemnification rights and obligations that are applicable to Mortgagee as set forth in Section 11.02 of the Credit Agreement, which provision shall be applicable herein mutatis mutandis.

6.8 Defense and Notice of Claims and Actions. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could affect any such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

6.9 Subrogation. Mortgagee shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

6.10 Site Visits, Observation and Testing. Mortgagee and its agents and representatives shall have the right to visit the Property in accordance with Section 6.02 of the Credit Agreement.

6.11 Notice of Change. If Mortgagor changes its name, identity or corporate structure in any manner which might make this Mortgage, any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-507(c) of the UCC (or any other then applicable provision of the UCC), Mortgagor shall have give the Mortgagee prompt (and in any case not later than 10 Business Days following such event) written notice thereof and shall take all action necessary requested by the Mortgagee to amend this Mortgage, such financing statement or continuation statement so that it is not seriously misleading.

6.12 Transfers. Mortgagor shall not, without the prior consent of Mortgagee or as permitted under the Credit Agreement, (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in all or any part of the Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Mortgagor, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien or other encumbrance of all or any part of the Property or (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interest in Mortgagor (each a “Transfer”).

7.	Default and Remedies.

7.1 Accelerating Transfers.

(a) “Accelerating Transfer” means any Transfer not permitted under the Credit Agreement.

(b) Mortgagor acknowledges that Mortgagee is making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Mortgagor; thus, the Secured Obligations include material elements similar in nature to a personal service contract. In consideration of Mortgagee’s reliance, Mortgagor agrees that Mortgagor shall not make any Accelerating Transfer, unless the transfer is preceded by Mortgagee’s express written consent to the particular transaction and transferee. Mortgagee may withhold such consent in its sole discretion.

7.2 Intentionally Omitted.

7.3 Remedies. At any time upon and during the continuance of an Event of Default and after notice to Mortgagor, Mortgagee shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to Mortgagee at law or in equity. All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

(a) Acceleration. To the extent permitted under Section 8.02 of the Credit Agreement, Mortgagee may declare any or all of the Secured Obligations to be due and payable immediately whereupon the same shall become immediately due and payable.

(b) Receiver. Mortgagee shall, as a matter of right, without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment. Such receiver shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under subsection (c) below.

(c) Entry. Mortgagee, in person, by agent or by court-appointed receiver, to the extent permitted by applicable law, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Mortgagee may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include: taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying or canceling leases on such terms and conditions as Mortgagee may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Mortgagee; completing any unfinished construction; and/or contracting for and making repairs and alterations. If Mortgagee so requests, Mortgagor shall assemble all of the Property that has been removed from the Premises and make all of it available to Mortgagee at the site of the Premises. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact, solely upon and during the continuance of an Event of Default, to perform such acts and execute such documents as Mortgagee in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.

(d) Cure; Protection of Security. Mortgagee may cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure, Mortgagee may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage, including, without limitation, completing construction of the improvements at the Property contemplated by the Credit Agreement. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Mortgagee’s sole judgment is or may be senior in priority to this Mortgage, such judgment of Mortgagee or to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Credit Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Mortgagee. Any amounts expended by Mortgagee under this Subsection 7.3(d) shall be secured by this Mortgage.

(e) Uniform Commercial Code Remedies. Mortgagee may exercise any or all of the remedies granted to a secured party under the UCC.

(f) Foreclosure; Lawsuits. Mortgagee shall have the right, in one or several concurrent or consecutive proceedings, to foreclose the lien hereof upon the Property or any part thereof, for the Secured Obligations, or any part thereof, by any proceedings appropriate under applicable law. Mortgagee or its nominee may bid and become the purchaser of all or any part of the Property at any foreclosure or other sale hereunder, and the amount of Mortgagee’s successful bid shall be credited on the Secured Obligations. Without limiting the foregoing, Mortgagee may proceed by a suit or suits in law or equity, whether for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure under the judgment or decree of any court of competent jurisdiction. In addition to the right provided in Subsection 7.3(a), upon, or at any time after the filing of a complaint to foreclose this Mortgage, Mortgagee shall be entitled to the appointment of a receiver of the property by the court in which such complaint is filed, and Mortgagor hereby consents to such appointment.

(g) Other Remedies. Mortgagee may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Mortgagor or any other person or entity in favor of Mortgagee in connection with the Secured Obligations or any part thereof, without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor. Mortgagee shall have the right to pursue all remedies afforded to a mortgagee under applicable law, and shall have the benefit of all of the provisions of such applicable law, including all amendments thereto which may become effective from time to time after the date hereof.

(h) Sale of Personal Property. Mortgagee shall have the discretionary right to cause some or all of the Property, which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(i) For purposes of this power of sale, Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Premises or Improvements without causing structural damage. If it chooses to do so, Mortgagee may dispose of any personal property, in any manner permitted by Article 9 of the UCC, including any public or private sale, or in any manner permitted by any other applicable law.

(ii) In connection with any sale or other disposition of such Property, Mortgagor agrees that the following procedures constitute a commercially reasonable sale: Mortgagee shall mail written notice of the sale to Mortgagor not later than thirty (30) days prior to such sale. Mortgagee will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Mortgagee will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

(i) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Mortgagee may:

(i) Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(ii) Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” and any two or more, “Foreclosure Sales”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Mortgage on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

7.4 Credit Bids. At any Foreclosure Sale, any person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law. Instead of paying cash for such property, Mortgagee may settle for the purchase price by crediting the sales price of the property against the following obligations:

(a) First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee under Section 6.7 of this Mortgage; and

(b) Second, all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose.

7.5 Application of Foreclosure Sale Proceeds. Mortgagee shall apply the proceeds of any Foreclosure Sale in accordance with Section 8.03 of the Credit Agreement.

7.6 Application of Rents and Other Sums. Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 7.3 above, in accordance with Section 8.03 of the Credit Agreement.

8.	Miscellaneous Provisions.

8.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage. The Loan Documents also grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property.

8.2 No Waiver or Cure.

(a) Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor. Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in any future or other instance.

(b) If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations (other than in respect of Cash Management Agreements, Designated Hedge Agreements and contingent indemnity obligations for which no claim has been asserted and obligations in respect of Letters of Credit that have been Cash Collateralized) then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien of this Mortgage.

(i) Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 7.3(c).

(ii) Mortgagee collects and applies Rents as permitted under Sections 2.3 and 7.6 above, either with or without taking possession of all or any part of the Property.

(iii) Mortgagee receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee.

(iv) Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 6.10 above.

(v) Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi) Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

8.3 Powers of Mortgagee.

(a) If Mortgagee performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 6.5 or Subsection 7.3(d) of this Mortgage, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Mortgagor shall not be released or changed if Mortgagee grants any successor in interest to Mortgagor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Mortgagee shall not be required to comply with any demand by the original Mortgagor that Mortgagee refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

(b) Upon and during the continuance of an Event of Default, Mortgagee may take any of the actions permitted under Subsections 7.3(b) and/or 7.3(c) regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable.

(c) From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in executing and enforcing the rights and remedies created under this Mortgage. Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in executing and enforcing these rights and remedies.

8.4 Merger. No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on the Property unless Mortgagee consents to a merger in writing.

8.5 Joint and Several Liability. If Mortgagor consists of more than one person, each shall be jointly and severally liable for the faithful performance of all of Mortgagor’s obligations under this Mortgage.

8.6 Applicable Law. The creation, perfection and enforcement of the lien of this Mortgage shall be governed by the law of the State in which the property is located. Subject to the foregoing, in all other respects, this Mortgage shall be governed by the substantive laws of the State of New York.

8.7 Successors in Interest. The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 8.7 does not waive the provisions of Section 7.1 above.

8.8 Interpretation.

(a) Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

(b) The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

(c) No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage. The Exhibits to this Mortgage are hereby incorporated in this Mortgage.

8.9 Waiver of Statutory Rights. To the extent permitted by law, Mortgagor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws. Mortgagor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Property of any nature whatsoever, subsequent to the date of this Mortgage. The foregoing waiver of right of redemption is made pursuant to the provisions of applicable law. To the extent permitted by applicable law, Mortgagor hereby further waives and releases, (a) unless specifically required herein, the Credit Agreement or in the other Loan Documents, all notices of Mortgagor’s default or of Mortgagee’s election to exercise, or Mortgagee’s actual exercise, of any option or remedy under the Loan Documents, and (b) the right to plead or assert any statute of limitations as a defense or bar to the enforcement of the Loan Documents.

8.10 Severability. If any provision of this Mortgage should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then Mortgagee may, at its option, declare all Secured Obligations immediately due and payable.

8.11 Notices. All notices and other communications provided for hereunder shall be delivered as set forth in Section 11.05 of the Credit Agreement.

8.12 Future Advances. The total amount of indebtedness secured hereby may increase or decrease from time to time, but the total unpaid principal balance of indebtedness secured hereby (including disbursements that the Bank may, but shall not be obligated to, make under this Mortgage, the Loan Documents or any other document with respect thereto) at any one time outstanding may be substantially less but shall not exceed $[321,700,000], plus interest thereon, and any disbursements made for the enforcement of this Mortgage and any remedies hereunder, payment of taxes, special assessments, utilities or insurance on the Property and interest on such disbursements and all disbursements by Mortgagee pursuant to applicable law (all such indebtedness being hereinafter referred to as the maximum amount secured hereby). This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Property given priority by law.

8.13 Mortgagee’s Lien for Service Charge and Expenses. At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures (in addition to any Loan proceeds disbursed from time to time) the payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee not to exceed the maximum amount secured hereby. For purposes hereof, all obligations of Mortgagor to Mortgagee under all Hedge Agreements and any indebtedness or obligation contained therein or evidenced thereby shall be considered an obligation of Mortgagor secured hereby.

8.14 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, THE LOAN OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGOR OR MORTGAGEE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. EACH PARTY HERETO FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO MAKE THE LOAN, ENTER INTO THIS MORTGAGE AND EACH OF THE OTHER LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

8.15 Inconsistencies.

In the event of any inconsistency between this Mortgage and the Credit Agreement, the terms hereof shall be controlling as necessary to create, preserve and/or maintain a valid security interest upon the Property, otherwise the provisions of the Credit Agreement shall be controlling.

8.16 UCC Financing Statements.

Mortgagor hereby authorizes Mortgagee to file UCC financing statements to perfect Mortgagee’s security interest in any part of the Property. In addition, Mortgagor agrees to sign any and all other documents that Mortgagee reasonably deems necessary in its sole discretion to perfect, protect, and continue Mortgagee’s lien and security interest on the Property.

8.17 Recording and Filing. Mortgagor, at its expense, shall cause this Mortgage and any other Loan Documents reasonably designated from time to time by Mortgagee, all supplements thereto and any financing statements at all times to be recorded and filed in such manner and in such places as Mortgagee shall reasonably request, and shall pay all such recording, filing, re-recording and re-filing taxes, fees and other charges in connection with such recording and filing.

8.18 Mortgagee’s Right to Perform the Obligations. If Mortgagor shall fail to make any payment or perform any act required by the Loan Documents, then Mortgagee may, after notice to Mortgagor, make such payment or perform such act for the account of and at the expense of Mortgagor, and shall have the right to enter the Property for such purpose and to take all such action thereon and with respect to the Property as may be necessary or appropriate for such purpose.

8.19 Covenants Running with the Land. All covenants, conditions, warranties, representations and other obligations contained in this Mortgage and the other Loan Documents are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Property until the lien of this Mortgage has been fully released by Mortgagee.

8.20 Modification. The Loan Documents and the terms of each of them may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted.

8.21 Tax on Obligations or Mortgage. In the event of the passage, after the date of this Mortgage, of any law deducting from the value of land for the purposes of taxation, any lien thereon, or imposing upon Mortgagee the obligation to pay the whole, or in part, of the taxes or assessments or charges or liens herein required to be paid by Mortgagor, or changing in any way the laws relating to the taxation of mortgages as to affect this Mortgage or the Secured Obligations, Mortgagor shall pay Mortgagee any such additional amounts necessary to compensate Mortgagee, on an after-tax basis, for such additional costs.

8.22 Survival of Representations and Warranties. The warranties, representations, covenants and agreements set forth herein shall continue in full force and effect until the Secured Obligations (other than in respect of Cash Management Agreements, Designated Hedge Agreements and contingent indemnity obligations for which no claim has been asserted and obligations in respect of Letters of Credit that have been Cash Collateralized) shall have been paid in full.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

Mortgagor:

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC, a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF	)
) SS
COUNTY OF	)

Before me, a Notary Public in and for said county and state, personally appeared                                 , the                     of AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC, a Delaware corporation, and acknowledged the execution of the above and foregoing Instrument for an on behalf of said corporation.

WITNESS my hand and Notarial Seal this             day of             , 201    .

Notary Public
Printed:

My Commission expires: County of Residence:

I affirm under penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. William A. Herzberger, Esq.

This instrument was prepared by and after recording should be returned to: William A. Herzberger, Esq., Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114

EXHIBIT A

Description of Premises

EXHIBIT I-1

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

U.S. Tax Certificate

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) prior to the Merger, JLL Crown Merger Sub, Inc., a Delaware corporation, as the initial borrower, (ii) after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower, (iii) ADPI Holdings, Inc., (iv) each lender from time to time party thereto and (v) the Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT I-2

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) prior to the Merger, JLL Crown Merger Sub, Inc., a Delaware corporation, as the initial borrower, (ii) after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower, (iii) ADPI Holdings, Inc., (iv) each lender from time to time party thereto and (v) the Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT I-3

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR

U.S. FEDERAL INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) prior to the Merger, JLL Crown Merger Sub, Inc., a Delaware corporation, as the initial borrower, (ii) after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower, (iii) ADPI Holdings, Inc., (iv) each lender from time to time party thereto and (v) the Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT I-4

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) prior to the Merger, JLL Crown Merger Sub, Inc., a Delaware corporation, as the initial borrower, (ii) after the consummation of the Merger, American Dental Partners, Inc., a Delaware corporation, as the borrower, (iii) ADPI Holdings, Inc., (iv) each lender from time to time party thereto and (v) the Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

Deal CUSIP Number: 02535FAD8

Revolver CUSIP Number: 02535FAE6

Term Loan CUSIP Number: 02535FAF3

CREDIT AGREEMENT

dated as of

February 9, 2012

Among

AMERICAN DENTAL PARTNERS, INC.

as Borrower, and successor by merger to

JLL CROWN MERGER SUB, INC.,

as Initial Borrower,

ADPI HOLDINGS, INC.,

as a Credit Party,

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and an LC Issuer

and

CIT HEALTHCARE AND NXT CAPITAL, LLC

as Co-Syndication Agents

and

KEYBANK NATIONAL ASSOCIATION, CIT CAPITAL SECURITIES LLC AND NXT CAPITAL, LLC

as Joint Lead Arrangers and Joint Bookrunners

$241,000,000 Senior Secured Credit Facility

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EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H	Form of Mortgage
Exhibit I-1	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

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